UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

AVI BIOPHARMA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3450 Monte Villa Parkway

Suite 101

Bothell, Washington 98021

www.avibio.com

June 13, 2012

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of AVI BioPharma, Inc., which will be held on Tuesday, July 10, 2012, at 2:00 p.m., local time, at the Country Inn, 19333 North Creek Parkway, Bothell, Washington 98011 for the following purposes:

1. elect as Group I directors the four nominees named in this proxy statement;

2. approve a proposal to change our state of incorporation from Oregon to Delaware;

3. approve a proposal to change our name from “AVI BioPharma, Inc.” to “Sarepta Therapeutics, Inc.”;

4. approve a proposal to amend our Articles of Incorporation to effect a reverse stock split at any whole number ratio not less than 1-for-4 and not greater than 1-for-6, with the exact ratio to be set within such range in the discretion of the board of directors, and the related proportional decrease in the number of authorized shares of our common stock and preferred stock, to be effected in the sole discretion of the board of directors at any time prior to our next annual meeting of shareholders without further approval or authorization of our shareholders;

5. approve an advisory vote on named executive officer compensation;

6. ratify the selection of KPMG LLP as our independent registered public accounting firm for the current year ending December 31, 2012; and

7. transact such other business as may properly come before the annual meeting or any continuation, postponement or adjournment thereof.

The accompanying Notice of Meeting and Proxy Statement describe these matters. We urge you to read this information carefully.

The board of directors unanimously believes that election of its nominees for directors, approval of the proposal to change our state of incorporation from Oregon to Delaware; approval of the proposal to change our name from “AVI BioPharma, Inc.” to “Sarepta Therapeutics, Inc.”, approval of the proposal to effect a reverse stock split in the sole discretion of the board of directors at any time prior to our next annual meeting of shareholders, approval of the compensation of our named executive officers, and ratification of its selection of KPMG LLP as the independent registered public accounting firm are in our best interests and that of our shareholders, and, accordingly, recommends a vote FOR election of the four nominees for directors, FOR the approval of the proposal to change our state of incorporation from Oregon to Delaware, FOR the approval of the proposal to change our name from “AVI BioPharma, Inc.” to “Sarepta Therapeutics, Inc.”, FOR the approval of the proposal to effect a reverse stock split in the sole discretion of the board of directors at any time prior to our next annual meeting of shareholders, FOR the approval of the compensation of our named executive officers, and FOR the ratification of the selection of KPMG LLP as our independent registered public accountants.

In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to comments and questions of general interest to shareholders.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote on the Internet, by telephone or by completing and mailing the enclosed proxy card or the form forwarded by your bank, broker or other holder of record. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the annual meeting. Voting on the Internet or by telephone may not be available to all shareholders. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these voting options.

On behalf of the Board of Directors, I would like to express our appreciation for your support of the Company.

Sincerely,

Christopher Garabedian,
President, Chief Executive Officer and Director

3450 Monte Villa Parkway

Suite 101

Bothell, Washington 98021

www.avibio.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Tuesday, July 10, 2012

To the Shareholders of AVI BioPharma, Inc.:

NOTICE IS HEREBY GIVEN that the 2012 annual meeting of shareholders of AVI BioPharma, Inc., an Oregon corporation, will be held on Tuesday, July 10, 2012 at 2:00 p.m., local time, at the Country Inn, 19333 North Creek Parkway, Bothell, Washington 98011 for the following purposes:

1. elect as Group I directors the four nominees named in this proxy statement;

2. approve a proposal to change our state of incorporation from Oregon to Delaware;

3. approve a proposal to change our name from “AVI BioPharma, Inc.” to “Sarepta Therapeutics, Inc.”;

4. approve a proposal to effect a reverse stock split at any whole number ratio not less than 1-for-4 and not greater than 1-for-6, with the exact ratio to be set within such range in the discretion of the board of directors, and the related proportional decrease in the number of authorized shares of our common stock and preferred stock, to be effected in the sole discretion of the board of directors at any time prior to our next annual meeting of shareholders without further approval or authorization of our shareholders;

5. approve an advisory vote on named executive officer compensation;

6. ratify the selection of KPMG LLP as our independent registered public accounting firm for the current year ending December 31, 2012; and

7. transact such other business as may properly come before the annual meeting or any continuation, postponement or adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. We are not aware of any other business to come before the meeting.

The board of directors has fixed the close of business on May 14, 2012 as the record date for the determination of shareholders entitled to notice of, and to vote at, this annual meeting and at any continuation, postponement or adjournment thereof. A list of shareholders will be available for inspection by our shareholders at our principal executive offices at 3450 Monte Villa Parkway, Suite 101, Bothell, Washington 98021 beginning two business days after notice of the annual meeting is given and continuing through the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on Tuesday, July 10, 2012: the Proxy Statement for the Annual Meeting and the Annual Report to Shareholders for the year ended December 31, 2011 are available at http://shareowner.mobular.net/shareowner/avii.

By Order of the Board of Directors,

Michael A. Jacobsen
Vice President of Finance and Secretary

Bothell, Washington

June 13, 2012

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU PLAN TO ATTEND, PLEASE NOTIFY US BY CONTACTING INVESTOR RELATIONS AT (425) 354-5140 OR INVESTORRELATIONS@AVIBIO.COM.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. YOU ALSO MAY VOTE YOUR SHARES ON THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD.

EVEN IF YOU HAVE PROVIDED US WITH YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

General	1
Who Can Vote	1
Shares Outstanding and Quorum	1
Proxy Card and Revocation of Proxy	1
Voting of Shares	2
Required Vote	2
Counting of Votes	3
Effect of Not Casting Your Vote	3
Solicitation of Proxies	4
Shareholder Proposals for the 2013 Annual Meeting	4
Attending the Annual Meeting	4
Householding of Proxy Materials	4
AVI BIOPHARMA, INC. DIRECTORS AND EXECUTIVE OFFICERS	5
Directors, Director Nominees and Executive Officers	5
ELECTION OF AVI BIOPHARMA, INC. DIRECTORS (Proposal 1)	10
General	10
Nominees for Group I Directors Election at the 2012 Annual Meeting of Shareholders	10
Vote Required and Board of Directors Recommendation	11
REINCORPORATION OF THE COMPANY FROM OREGON TO DELAWARE (Proposal 2)	12
General	12
Purpose and Rationale for the Reincorporation	12
Effect of the Reincorporation	14
Comparison of Shareholder Rights Before and After the Reincorporation	15
Interests of the Directors and Executive Officers in the Reincorporation	24
Material U.S. Federal Income Tax Consequences	24
Vote Required and Board of Directors Recommendation	24
AMENDMENT TO ARTICLES OF INCORPORATION TO CHANGE OUR NAME (Proposal 3)	25
General	25
Purpose and Rationale for the Name Change	25
The Amendment	25
Change in Stock Symbol	25
Relationship to Proposal No. 2	25
Vote Required and Board of Directors Recommendation	26
AMENDMENT TO ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT ANY WHOLE NUMBER RATIO NOT LESS THAN 1-FOR-4 AND NOT GREATER THAN 1-FOR-6, WITH THE EXACT RATIO TO BE SET WITHIN SUCH RANGE IN THE DISCRETION OF THE BOARD OF DIRECTORS, AND THE RELATED PROPORTIONAL DECREASE IN THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK AND PREFERRED STOCK, SUCH AMENDMENT TO BE EFFECTED IN THE SOLE DISCRETION OF THE BOARD OF DIRECTORS AT ANY TIME PRIOR TO OUR NEXT ANNUAL MEETING OF SHAREHOLDERS WITHOUT FURTHER APPROVAL OR AUTHORIZATION OF OUR SHAREHOLDERS (Proposal 4)	27
General	27
Purpose and Rationale for the Reverse Stock Split	27
Risk Factors Associated with the Reverse Stock Split	28
Principal Effects of the Reverse Stock Split	30
Relationship to Proposal No. 2 and Proposal No. 3	31
Treatment of Fractional Shares	31
Effect on Non-Registered Shareholders	32
Book-Entry Shares and Payment for Fractional Shares	32
Exchange of Stock Certificates and Payment for Fractional Shares	33
Accounting Consequences	33

TABLE OF CONTENTS (CONTINUED)

3450 Monte Villa Parkway

Suite 101

Bothell, Washington 98021

www.avibio.com

PROXY STATEMENT

FOR

THE AVI BIOPHARMA 2012 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The enclosed proxy is solicited on behalf of the board of directors of AVI BioPharma, Inc., an Oregon corporation (the “Company”), for use at the 2012 annual meeting of shareholders to be held on Tuesday, July 10, 2012, at 2:00 p.m., local time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the annual meeting. Proxies are solicited to give all shareholders of record an opportunity to vote on matters properly presented at the annual meeting. We mailed this proxy statement and the enclosed proxy card to all shareholders entitled to vote at the annual meeting for the first time on or about June 13, 2012. In the mailing, we included copies of our Annual Report to shareholders for the year ended December 31, 2011. The annual meeting will be held at the Country Inn, 19333 North Creek Parkway, Bothell, Washington 98011.

Who Can Vote

You are entitled to vote if you were a shareholder of record of our common stock, $0.0001 par value per share, as of the close of business on May 14, 2012. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

Shares Outstanding and Quorum

At the close of business on May 14, 2012, 135,743,787 shares of our common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter presented. There is no cumulative voting. A majority of the outstanding shares of our common stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the annual meeting. If less than a majority of the outstanding shares entitled to vote are represented at the annual meeting, a majority of the shares present at the annual meeting may adjourn the annual meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the annual meeting before an adjournment is taken.

Proxy Card and Revocation of Proxy

You may vote by completing and mailing the enclosed proxy card. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the enclosed proxy (i) in favor of the election of the four director nominees named in this proxy statement, (ii) in favor of the proposal to change our state of incorporation from Oregon to Delaware, (iii) in favor of the proposal to change our name from “AVI BioPharma, Inc.” to “Sarepta Therapeutics, Inc.”, (iv) in favor of the proposal to effect a reverse stock split in the sole discretion of the board of directors at any time prior to our next annual meeting of shareholders, (v) in favor of the approval of the compensation of our named executive officers, and

(vi) in favor of ratification of the selection of KPMG LLP as our independent registered public accountants for the year ending December 31, 2012. In their discretion, the proxy holders named in the enclosed proxy are authorized to vote on any other matters that may properly come before the annual meeting and at any continuation, postponement or adjournment thereof. The board of directors knows of no other items of business that will be presented for consideration at the annual meeting other than those described in this proxy statement. In addition, no other shareholder proposal or nomination was received on a timely basis, so no such matters may be brought to a vote at the annual meeting.

If you vote by proxy, you may revoke that proxy at any time before it is voted at the annual meeting. Shareholders of record may revoke a proxy by sending to our corporate secretary at our principal executive office at 3450 Monte Villa Parkway, Suite 101, Bothell, Washington 98021, a written notice of revocation or a duly executed proxy bearing a later date or by attending the annual meeting in person and voting in person. Attendance at the annual meeting will not, by itself, revoke a proxy. In order to be effective, all revocations or later-filed proxies must be delivered to us at our Bothell, Washington address not later than 5:00 p.m. local time on the business day prior to the day of the annual meeting. If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the annual meeting, your vote in person at the annual meeting will not be effective unless you present a legal proxy, issued in your name from the record holder, your broker, bank or other nominee.

Voting of Shares

Shareholders of record as of the close of business on May 14, 2012 are entitled to one vote for each share of our common stock held on all matters to be voted upon at the annual meeting. You may vote by attending the annual meeting and voting in person. You also may vote on the Internet, by telephone or by completing and mailing the enclosed proxy card or the form forwarded by your bank, broker or other holder of record. Voting on the Internet or by telephone may not be available to all shareholders. The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on July 9, 2012. Shareholders who vote through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by the shareholder. Shareholders who vote by Internet or telephone need not return a proxy card or the form forwarded by your bank, broker or other holder of record by mail. If your shares are held by a bank, broker or other nominee, please refer to the instructions they provide for voting your shares. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the annual meeting, and not revoked or superseded, will be voted at the annual meeting in accordance with the instructions indicated on those proxies. Under Oregon law, shareholders are not entitled to dissenter’s rights with respect to any of the proposals set forth in this proxy statement. YOUR VOTE IS IMPORTANT.

Required Vote

Proposal No. One: The affirmative vote of a plurality, or the largest number, of the shares of common stock present in person or by proxy at the meeting and entitled to vote is required for the election of each director. This means that the four director nominees who receive the highest number of affirmative “FOR” votes will be elected to the board.

Proposal Nos. Two, Three and Four: The affirmative vote of the holders of a majority of the outstanding shares of our common stock will be required to approve this proposal. As a result, abstentions or the failure to submit a proxy or vote in person at the annual meeting of shareholders will have the same effect as a vote against the proposal.

Proposal No. Five: Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our shareholders in this advisory vote, and our compensation committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.

Proposal No. Six: The votes cast in favor must exceed the votes cast against for these proposals to be approved. Abstentions and broker non-votes, if any, will not have any effect on the results of these votes.

Counting of Votes

Proposal No. One: You may either vote “FOR” or “WITHHOLD” for each nominee for the board.

Proposal Nos. Two, Three, Four, Five and Six: You may vote “FOR,” “AGAINST” or “ABSTAIN” on these proposals.

If you do not provide voting instructions to your broker or other nominee on non-routine items (our Proposal Nos. One, Two, Three, Four and Five), such shares cannot be voted and will be considered “broker non-votes.”

A representative of Computershare Shareowner Services LLC, our transfer agent, will tabulate votes and act as the independent inspector of election. All votes will be tabulated by the inspector of election, who will separately tabulate affirmative and negative votes, abstentions and broker “non-votes.” Shares held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. With the exception of Proposal Six, abstentions and broker non-votes are not counted as voting either for or against a proposal and therefore will have no effect on the results of the vote. For Proposal Nos. Two, Three and Four, because a majority of our outstanding shares must approve the proposals to change our state of incorporation from Oregon to Delaware, to change our name from “AVI BioPharma, Inc.” to “Sarepta Therapeutics, Inc.”, and to effect a reverse stock split as set forth in the proposal, abstentions, broker non-votes and the failure to submit a proxy or vote in person have the same effect as a vote “against” the proposal. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares.

Effect of Not Casting Your Vote

If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate.

Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Similarly, your bank or broker will not be able to vote your uninstructed shares with respect to the approval of the proposal to change our state of incorporation from Oregon to Delaware; approval of the proposal to change our name from “AVI BioPharma, Inc.” to “Sarepta Therapeutics, Inc.”, approval of the proposal to effect a reverse stock split as set forth therein, and approval of the compensation of our named executive officers. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm. If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Solicitation of Proxies

We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for such services. We also intend to retain Computershare Shareowner Services LLC to assist us in the solicitation of proxies. We anticipate that the costs associated with retaining Computershare Shareowner Services LLC will not exceed $15,000. A list of shareholders will be available for inspection by our shareholders at our principal executive offices at 3450 Monte Villa Parkway, Suite 101, Bothell, Washington 98021 beginning two business days after notice of the annual meeting is given and continuing through the meeting.

Shareholder Proposals for the 2013 Annual Meeting

Shareholder proposals submitted for inclusion in our proxy materials for our 2013 annual meeting of shareholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be received at our principal executive offices no later than the close of business on February 13, 2013. Shareholders who do not wish to use the mechanism provided by the rules of the Securities and Exchange Commission (the “SEC”) in proposing a matter for action at the next annual meeting must notify us in writing of the proposal and the information required by the provisions of our bylaws dealing with advance notice of shareholder proposals and director nominations. To be timely, a shareholder’s written notice must be delivered to or mailed and received at our principal executive offices no later than the close of business on March 15, 2013 and no earlier than February 13, 2013.

Attending the Annual Meeting

Our annual meeting will begin promptly at 2:00 p.m., local time, on Tuesday, July 10, 2012, at the Country Inn, 19333 North Creek Parkway, Bothell, Washington 98011.

Directions to the Country Inn from the Seattle-Tacoma International Airport are as follows:

1.	Take Washington State Route 518 east and continue onto Interstate 405 heading north;

2.	Remain on Interstate 405 north for approximately 23 miles;

3.	Take exit 24 for NE 195th Street toward Beardslee Blvd.;

4.	Turn right at NE 195th Street;

5.	Turn right at North Creek Parkway (destination is on the right).

All shareholders should be prepared to present photo identification for admission to the annual meeting. Admission will be on a first-come, first-served basis. If you are a beneficial shareholder and hold your shares in “street name,” you will be asked to present proof of ownership of your shares as of the record date. Examples of acceptable evidence of ownership include your most recent brokerage statement showing ownership of shares prior to the record date or a photocopy of your voting instruction form. Persons acting as proxies must bring a valid proxy from a shareholder of record as of the record date. Your late arrival or failure to comply with these procedures could affect your ability to participate in the annual meeting.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one set of our proxy materials unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. We believe this will provide greater convenience for our shareholders, as well as cost savings for us, by reducing the number of duplicate documents that are sent to your home.

Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect your rights as a shareholder.

If you are eligible for householding and currently receive multiple copies of our proxy materials with other shareholders of record with whom you share an address or if you hold stock in more than one account, and in either case you wish to receive only a single copy of these documents for your household, please contact our corporate secretary at 3450 Monte Villa Parkway, Suite 101, Bothell, Washington 98021 at (425) 354-5038.

If you participate in householding and wish to receive a separate copy of our Annual Report on Form 10-K or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our corporate secretary at the address or telephone number indicated above and we will promptly deliver to you separate copies of these documents.

Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

AVI BIOPHARMA, INC. DIRECTORS AND EXECUTIVE OFFICERS

Directors, Director Nominees and Executive Officers

The following table sets forth certain information with respect to the current directors, director nominees and executive officers of our Company:

Name	Age	Position (4)
Executive Officers
Christopher Garabedian	45	President, Chief Executive Officer and Group I Director
Peter Linsley, Ph.D (5)	60	Senior Vice President and Chief Scientific Officer
Edward M. Kaye, M.D.	63	Senior Vice President and Chief Medical Officer
Michael A. Jacobsen	54	Vice President of Finance, Principal Accounting Officer and Secretary
Non-Employee Directors
William Goolsbee (1)(2)	58	Chairman of the Board of Directors and Group I Director
Gil Price, M.D. (1)(3)	56	Group I Director
Hans Wigzell, M.D., Ph.D.	73	Group I Director
M. Kathleen Behrens, Ph.D. (1)(3)	59	Group II Director
Anthony Chase (2)(3)	57	Group II Director
John Hodgman (1)(2)	57	Group II Director

(1)	Member of the compensation committee.
(2)	Member of the audit committee.
(3)	Member of the nominating and corporate governance committee.
(4)	The terms of Group I Directors expire as of the date of the 2012 annual meeting, and the terms of Group II Directors expire as of the date of the 2013 annual meeting.
(5)	On April 8, 2012, Dr. Linsley notified the Company of his intention to resign from his position with the Company effective June 1, 2012.

Christopher Garabedian, has been a member of our board of directors since June 2010 and our President and Chief Executive Officer since January 2011. Mr. Garabedian served as Vice President of Corporate Strategy for Celgene Corporation, a publicly-traded integrated global biopharmaceutical company, from July 2007 to December 2010, where he was responsible for assessing all potential business development transactions. From November 2005 to June 2007, Mr. Garabedian served as an independent consultant to early-stage biopharmaceutical companies. From 1997 to 1998 and from 1999 to November 2005, Mr. Garabedian worked at Gilead Sciences, Inc., a publicly-traded biopharmaceutical company, where he served in a number of global leadership roles, including as Vice President of Corporate Development, Vice President of Marketing, and Vice President of Medical Affairs. While at Gilead Sciences, Mr. Garabedian’s responsibilities included managing corporate development initiatives, including portfolio review and planning, mergers and acquisitions and in-licensing activities, and leading four global product launches. Mr. Garabedian also held various commercial roles at COR Therapeutics, Inc. from 1998 to 1999 and at Abbott Laboratories from 1994 to 1997. He started his biopharmaceutical career as a consultant with Migliara/Kaplan Associates from 1991 to 1994. Our corporate governance and nominating committee believes that Mr. Garabedian’s qualifications for membership on the board of directors include his previous experience serving in leadership positions within the biopharmaceutical industry and his position as our President and Chief Executive Officer. Mr. Garabedian’s corporate vision and operational knowledge provide strategic guidance to our management team and our board of directors. Mr. Garabedian received his B.S. in marketing from the University of Maryland.

Peter Linsley, Ph.D., has served as our Senior Vice President and Chief Scientific Officer since May 2011. On April 8, 2012, Dr. Linsley notified the Company of his intention to resign from his position with the Company effective June 1, 2012. Dr. Linsley was Chief Scientific Officer of Regulus Therapeutics Inc. from February 2008 to October 2010. Regulus is a biopharmaceutical company created as a joint venture of Alnylam Pharmaceuticals, Inc., and Isis Pharmaceuticals, Inc., to focus on the discovery and development of drug candidates that target microRNAs. While at Regulus, Dr. Linsley led the company’s research and development efforts and built a scientific base for some of the first strategic transactions in the microRNA therapeutic arena. From July 2001 to January 2008, he was Executive Director of Cancer Biology at Merck Research Laboratories, where he led efforts to implement RNA interference technologies that culminated in Merck’s 2007 acquisition of Sirna Therapeutics, Inc. Dr. Linsley originally joined Merck in 2001 when the company acquired Rosetta Inpharmatics, LLC. Dr. Linsley joined Rosetta in September 1997 and held a variety of positions, including Vice President of Research and Development. Prior to Rosetta, Dr. Linsley was at Bristol-Myers Squibb from September 1983 to April 1997. While at Bristol-Myers Squibb, he held several positions, including Director of Immunology, and co-discovered the co-stimulatory pathway, a discovery that yielded the immunomodulatory drugs abatacept (Orencia) and belatacept and, most recently, the anticancer drug ipilimumab (Yervoy). Dr. Linsley earned his bachelor’s degree in Biology from Auburn University, where he graduated magna cum laude, and earned his Ph.D. at the Molecular Biology Institute of the University of California, Los Angeles. Dr. Linsley conducted postdoctoral research in the department of Genetics at the Hospital for Sick Children in Toronto. Dr. Linsley has participated on the editorial boards of several scientific journals, including the Journal of Immunology, and has published more than 200 scientific articles and has led discoveries that are protected by more than 35 issued U.S. patents.

Edward M. Kaye, Ph.D., has served as our Senior Vice President and Chief Medical Officer since June 2011. Dr. Kaye was Group Vice President of Clinical Development at Genzyme Corporation from April 2007 to June 2011, where he supervised the clinical research in the lysosomal storage disease programs and in the genetic neurological disorders. Prior to this, Dr. Kaye held various roles at Genzyme Corporation since 2001, including Vice President of Medical Affairs for Lysosomal Storage Diseases, Vice President of Clinical Research and Interim Head of PGH Global Medical Affairs. Dr. Kaye earned his B.S. in Biology from Loyola University and earned his M.D. at Loyola University Stritch School of Medicine. He received his Pediatric training at Loyola University Hospital, Child Neurology training at the Boston City Hospital, Boston University, and completed his training as a Neurochemical Research Fellow (Geriatric Fellow) at the Bedford VA Hospital, Boston University. Dr. Kaye was head of the section of Neurometabolism, Pediatric Neurology at The Floating Hospital for Children (Tufts University) and research fellow in gene therapy at the Massachusetts General Hospital until 1996 when he moved to Philadelphia to become Chief of Pediatric Neurology and Director of the Barnett Mitochondrial Laboratory at St. Christopher’s Hospital for Children. In 1998, Dr. Kaye accepted the appointment as Chief of

Biochemical Genetics at the Children’s Hospital of Philadelphia and Associate Professor of Neurology and Pediatrics at the University of Pennsylvania School of Medicine until moving to Genzyme Corporation at the end of 2001. Dr. Kaye continues as a Neurological Consultant at the Children’s Hospital of Boston and is on the editorial boards of a number of journals including Journal of Child Neurology and Pediatric Neurology. He also previously served on the board of Annals of Neurology. Dr. Kaye is also on the Medical/Scientific Advisory Boards of the United Leukodystrophy Foundation, Spinal Muscular Atrophy Foundation, CureCMD, CureDuchenne, and the Prize4Life.

Michael A. Jacobsen, has served as our Vice President of Finance and Principal Accounting Officer since September 2011 and as our Secretary since February 2012. Mr. Jacobsen was Vice President and Chief Accounting Officer at ZymoGenetics, Inc., a publicly-traded biotechnology company acquired by Bristol-Myers Squibb, BMS, in October 2010, from April 2007 to August 2011, where his responsibilities included managing all aspects of accounting and financial information, tax planning and compliance, SEC reporting, annual audit and quarterly reviews, and purchasing. Subsequent to the merger, Mr. Jacobsen was responsible for migrating the ZymoGenetics financial operations and systems to BMS. Prior to this, Mr. Jacobsen held various roles at ICOS Corporation, a publicly-traded biotechnology company acquired by Eli Lilly in January 2007, from October 2001 to April 2007, including Senior Director of Finance and Corporate Controller. From April 1995 to October 2001, Mr. Jacobsen held Vice President of Finance or Chief Financial Officer roles at three companies in the software, computer hardware and internet retailing industries, two of which were publicly traded. Mr. Jacobsen is a certified public accountant and received his bachelor’s degree in accounting from Idaho State University.

William Goolsbee, has served as a member of our board of directors since October 2007 and as chairman of the board of directors since June 2010. He also serves as a member of the audit committee and the compensation committee. Mr. Goolsbee was founder, chairman and Chief Executive Officer of Horizon Medical Inc. from 1987 until its acquisition by a unit of UBS Private Equity in 2002. Mr. Goolsbee was a founding director of ImmunoTherapy Corporation in 1993, becoming chairman of the board in 1995, a position he held until overseeing the successful acquisition of ImmunoTherapy by AVI BioPharma, Inc. in 1998. His experience prior to 1987 includes a series of increasingly responsible executive positions with CooperVision Inc. and Cooper Laboratories Inc. Our nominating and corporate governance committee believes that Mr. Goolsbee’s 30-year career in the medical device and biopharmaceutical industries qualifies him for service as a member of the board of directors. Mr. Goolsbee holds a B.A. degree from the University of California at Santa Barbara. Mr. Goolsbee served as Chairman of privately held BMG Pharma LLC from 2006 through 2011 and presently serves as Chairman and Chief Executive Officer of BMG Hematology LLC, a product development and licensing company.

Gil Price, M.D., has served as a member of our board of directors since October 2007. He also serves as the chairman of the compensation committee and as a member of the nominating and corporate governance committee. Dr. Price is a clinical physician trained in internal medicine with a long-standing interest in drug development, adverse drug reactions, drug utilization and regulation. Since 2002, he has been the Chief Executive Officer and Chief Medical Officer of Drug Safety Solutions, a provider of solutions for clinical and drug safety operations. From 1997 to 2002, Dr. Price was the director of clinical development for oncology at MedImmune, Inc., the biologics subsidiary of AstraZeneca. Prior to joining MedImmune, Dr. Price worked in the contract research organization sector. Dr. Price began his pharmaceutical career at GlaxoSmithKline Inc., where he worked for nearly nine years on both the commercial and research sides of that company. Dr. Price is a member of the American Medical Association, the Academy of Pharmaceutical Physicians and a past member of the American Society for Microbiology. Our nominating and corporate governance committee believes that Dr. Price’s experience in the clinical, research and commercial sectors in the fields of medicine and pharmaceuticals qualifies him for service as a member of the board of directors. Dr. Price received a B.A. from the University of Rio Grande and a M.D. from the University of Santiago.

Hans Wigzell, M.D., Ph.D., has served as a member of our board of directors since June 2010. In the past five years, Dr. Wigzell has served as a director of Probi AB and Diamyd Medical AB and currently serves as a director of RaySearch Laboratories AB, Sobi AB, and Intercell AG. Since 2006, Dr. Wigzell has served as chairman of Karolinska Development AB, a company listed on the NASDAQ OMX Stockholm market, that selects, develops and seeks ways to commercialize promising new Nordic lifescience innovations. Previously he was the president of the Karolinska Institute, a medical university, from 1995 to 2003, and was general director of the National Bacteriological Laboratory in Stockholm from 1987 to 1993. Dr. Wigzell is chairman of the board of the Stockholm School of Entrepreneurship. He is an elected member of several national academies, including the Swedish Royal Engineering Academy, Sweden; the Royal Academy of Science, Sweden; the Danish Academy of Arts and Letters; the American Academy of Arts and Sciences; the Finnish Science Society; and the European Molecular Biology Organization. In addition to serving as president of the Karolinska Institute, his academic career includes being Chairman, Nobel Prize Committee, Karolinska Institute and Distinguished External Advisory Professor, Ehime University, Japan. Additionally, Dr. Wigzell was appointed Chairman of the Nobel Assembly in 2000. Our nominating and corporate governance committee believes that Dr. Wigzell’s experience serving in leadership roles in various scientific and biotechnology institutions and companies in countries around the world qualifies him to serve as a member of the board of directors. He holds an M.D. and Ph.D. degree from the Karolinska Institute in Stockholm and he has received honorary doctors degrees at University “Tor Vergata” in Rome, Italy and Turku University in Finland.

M. Kathleen Behrens, Ph.D., has served as a member of our board of directors since March 2009. She also serves as chairwoman of the nominating and corporate governance committee and as a member of the compensation committee. Dr. Behrens served as a member of the President’s Council of Advisors on Science and Technology (“PCAST”) from 2001 to early 2009 and as chairwoman of PCAST’s Subcommittee on Personalized Medicine. She has served as a public-market biotechnology securities analyst as well as a venture capitalist focusing on healthcare, technology and related investments. She was instrumental in the founding of several biotechnology companies including Protein Design Labs, Inc. and COR Therapeutics, Inc. She worked for Robertson Stephens & Co. from 1983 through 1996, serving as a general partner and managing director. Dr. Behrens continued in her capacity as a general partner for selected venture funds for RS Investments from 1996 through 2009, after management led a buyout of that firm from Bank of America. From 1997 to 2005, she was a director of the Board on Science, Technology and Economic Policy for the National Research Council, and from 1993 to 2000 she was a director, president, and chairwoman of the National Venture Capital Association. Since 2009, Dr. Behrens has worked as an independent life sciences consultant and investor. Dr. Behrens is also a director of Amylin Pharmaceuticals, Inc. Our nominating and corporate governance committee believes that Dr. Behrens’ significant experience in the financial services and biotechnology sectors, as well as in healthcare policy, qualifies her for service as a member of the board of directors. Dr. Behrens holds a B.S. in Biology and a Ph.D. in Microbiology from the University of California, Davis.

Anthony Chase, has served as a member of our board of director since April 2010. He also serves as a member of the audit committee and the nominating and corporate governance committee. Mr. Chase serves as chairman of ChaseSource, L.P., a position he has held since October 2006, and ChaseSource Real Estate Services, L.P., a position he has held since January 2008. Previously, he was Chairman and Chief Executive Officer of ChaseCom, L.P. from January 1997 to December 2007, when ChaseCom, L.P. was acquired by AT&T. Mr. Chase is a tenured Professor at the University of Houston Law Center where he began teaching in 1990. Mr. Chase is a member of the American Bar Association and State Bar of Texas. Mr. Chase is a director of Western Gas Partners (NYSE) and, in the past five years, has served as a director of the Cornell Companies, Inc. He is a member of the Council on Foreign Relations. Our nominating and corporate governance committee believes that Mr. Chase’s experience in leadership positions in public companies qualifies him for service as a member of the board of directors. Mr. Chase received an A.B., with honors, from Harvard College, received a J.D. from Harvard Law School, and received an M.B.A. from Harvard Business School.

John Hodgman, has served as a member of our board of directors since March 2004. He also serves as the chairman and financial expert of the audit committee and as a member of the compensation committee. In the past five years, Mr. Hodgman has also served as a director of Cygnus, Inc. He has served as the Senior Vice President of Finance and Chief Financial Officer of InterMune, Inc., a biotechnology company, since August

2006. He served as the Chairman of Cygnus, Inc., a biopharmaceutical company, from 1999 to 2008, and as President and Chief Executive Officer of that company between 1998 and 2006. Mr. Hodgman joined Cygnus in 1994 as Vice President of Finance and Chief Financial Officer, and between 1995 and 1998, he also served as president of Cygnus Diagnostics. He was President and Chief Executive Officer of Aerogen, Inc., a biopharmaceutical company, from June 2005 to October 2005 when that company was sold to Nektar, Inc. Mr. Hodgman holds a B.S. degree from Brigham Young University and an M.B.A. from the University of Utah. Mr. Hodgman is a director of Immersion Corporation. Our nominating and corporate governance committee believes that Mr. Hodgman’s significant executive-level experience as a finance executive with biotechnology and biopharmaceutical companies qualifies him for service as a member of the board of directors.

ELECTION OF AVI BIOPHARMA, INC. DIRECTORS

(Proposal  1)

General

As of the date of this proxy statement, our board of directors is composed of seven directors. Our bylaws currently permit a maximum of seven directors. The shareholders or the board of directors may change from time to time the number of directors by amendment of the bylaws, but no decrease in the number of authorized director will have the effect of shortening the term of any incumbent director.

Pursuant to our articles of incorporation, when there are six or more positions on the board of directors, the positions are divided into two equal or nearly equal groups, denoted as Group I and Group II. In even years, shareholders elect directors to fill all Group I positions and in odd years, shareholders elect directors to fill all Group II positions. There is no cumulative voting for election of directors.

The following table sets forth the names of and other information about each of the nominees for election as a Group I director and those directors who will continue to serve after the annual meeting.

Name	Age	Director Since	Expiration of Term	Position(s) Held With AVI
Group I Director Nominees:
Christopher Garabedian	45	2010	2012	President, CEO and Director
William Goolsbee	58	2007	2012	Chairman of the Board
Gil Price, M.D.	56	2007	2012	Director
Hans Wigzell, M.D., Ph.D.	73	2010	2012	Director
Group II Continuing Directors:
M. Kathleen Behrens, Ph.D.	59	2009	2013	Director
Anthony Chase	57	2010	2013	Director
John Hodgman	57	2004	2013	Director

Directors for a group whose terms expire at a given annual meeting will be up for re-election for two-year terms at that meeting. Each director’s term will continue until the election and qualification of such director’s successor, or such director’s earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the two groups so that, as nearly as possible, each group will consist of one-half of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of management. There are no family relationships among any of our directors or executive officers.

Nominees for Group I Directors Election at the 2012 Annual Meeting of Shareholders

There are four nominees standing for election as Group I directors this year. Based on the report of the nominating and corporate governance committee, our board of directors has approved the nomination of Christopher Garabedian, William Goolsbee, Gil Price and Hans Wigzell for re-election as Group I directors at the 2012 annual meeting. If elected, each of Mr. Garabedian, Mr. Goolsbee, Dr. Price and Dr. Wigzell will hold office as a Group I director until our 2014 annual meeting of shareholders.

If you sign your proxy or voting instruction card but do not give instructions with respect to the voting of directors, your shares will be voted for the nominees recommended by our board of directors. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy or voting instruction card. The board of directors expects that the nominees will be available to serve as directors. If Mr. Garabedian, Mr. Goolsbee, Dr. Price or Dr. Wigzell becomes unavailable, however, the proxy holders intend to vote for any nominee designated by the board of directors, unless the board of directors chooses to reduce the number of directors serving on the board of directors. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as to assure the election of Mr. Garabedian, Mr. Goolsbee, Dr. Price and Dr.  Wigzell.

Vote Required and Board of Directors Recommendation

The nominees receiving the greatest number of votes of the shares present and entitled to vote at the annual meeting will be elected as directors.

The board of directors recommends that shareholders vote “FOR” the election of each of Mr. Garabedian, Mr. Goolsbee, Dr. Price and Dr. Wigzell to the board of directors.

REINCORPORATION OF THE COMPANY FROM OREGON TO DELAWARE

(Proposal 2)

General

On June 1, 2012, the board of directors unanimously adopted, declared advisable and submitted for shareholder approval a change in our state of incorporation from Oregon to Delaware (the “Reincorporation”) pursuant to the terms of a merger agreement providing for the Company to merge into a newly formed wholly-owned subsidiary of the Company that is incorporated in the State of Delaware (“AVI Delaware”), subject to the approval of our shareholders and certain other conditions. The name of the Company after the Reincorporation will remain AVI BioPharma, Inc., assuming Proposal No. 3 is not adopted, and be Sarepta Therapeutics, Inc., assuming Proposal No. 3 is adopted. For purposes of the discussion below, the Company as it currently exists as a corporation organized under the laws of the State of Oregon is sometimes referred to as “AVI Oregon.”

The State of Delaware is recognized for adopting comprehensive, modern and flexible corporate laws that are periodically revised to respond to the changing legal and business needs of corporations. Consequently, the Delaware judiciary has become particularly familiar with corporate law matters and a substantial body of court decisions has developed construing Delaware law. Delaware corporate law, accordingly, has been, and is likely to continue to be, interpreted in many significant judicial decisions, a fact which may provide greater clarity and predictability with respect to our corporate legal affairs. For this reason, the majority of public corporations, including a majority of our peer companies, are incorporated in Delaware.

The board of directors believes that the Reincorporation is in the best interests of the Company and will help maximize shareholder value. The board of directors also believes that the Reincorporation in Delaware will allow the Company to take advantage of the certainty provided by extensive Delaware case law, provide the Company access to the specialized Delaware Chancery Court, and help in the recruitment and retention of outside directors due to the more tested exculpation and indemnification provisions permitted under Delaware law.

You are urged to read this proposal carefully, including all of the related exhibits referenced below and attached to this proxy statement, before voting on the Reincorporation. The following discussion summarizes material provisions of the Reincorporation. This summary is subject to and qualified in its entirety by the Agreement and Plan of Merger (the “Reincorporation Agreement”) that will be entered into by AVI Oregon and AVI Delaware in substantially the form attached hereto as Appendix A, the Certificate of Incorporation of AVI Delaware to be effective immediately following the Reincorporation (the “Delaware Certificate”), in substantially the form attached hereto as Appendix B, and the Bylaws of AVI Delaware to be effective immediately following the Reincorporation (the “Delaware Bylaws”), in substantially the form attached hereto as Appendix C. Copies of the Fourth Amended and Restated Articles of Incorporation of AVI Oregon filed in Oregon, as amended to date (the “Oregon Articles”), and the Amended and Restated Bylaws of AVI Oregon, as amended to date (the “Oregon Bylaws”), are filed publicly as exhibits to our periodic reports and are also available for inspection at our principal executive offices. Copies will be sent to shareholders free of charge upon written request to AVI BioPharma, Inc., 3450 Monte Villa Parkway, Suite 101, Bothell, Washington 98021.

Purpose and Rationale for the Reincorporation

Our board of directors and management believe that it is essential for us to be able to draw upon well-established principles of corporate governance in making legal and business decisions. The prominence and predictability of Delaware corporate law provide a reliable foundation on which our governance decisions can be based, and we believe that our shareholders will benefit from the responsiveness of Delaware corporate law to their needs and to those of the corporation they own. The principal factors the board of directors considered in electing to pursue the Reincorporation are summarized below:

Highly Developed and Predictable Corporate Law. Delaware has adopted comprehensive and flexible corporate laws that are revised regularly to meet changing business circumstances. The Delaware legislature is particularly sensitive to issues regarding corporate law and is especially responsive to developments in modern corporate law. In addition, Delaware offers a system of specialized Chancery Courts to deal with corporate law questions, which have streamlined procedures and processes that help provide relatively quick decisions. These courts have developed considerable expertise in dealing with corporate issues, as well as a substantial and influential body of case law construing Delaware’s corporate law. In contrast, Oregon does not have a similar specialized court established to hear only corporate law cases. In addition, the Delaware Secretary of State is particularly flexible, highly experienced and responsive in its administration of the filings required for mergers, acquisitions and other corporate transactions.

Delaware has become the preferred domicile for most major American corporations, and Delaware law and administrative practices have become comparatively well-known and widely understood. As a result of these factors, it is anticipated that Delaware law will provide greater efficiency, predictability and flexibility in our legal affairs than is presently available under Oregon law. In addition, in general, Delaware case law provides a well-developed body of law defining the proper duties and decision making process expected of a board of directors in evaluating potential and proposed corporate takeover offers and business combinations. Our board of directors believes that Delaware law will help the directors protect AVI Delaware’s strategic objectives, consider fully any proposed takeover and alternatives, and, if appropriate, negotiate terms that maximize the benefit to all of our shareholders.

Enhanced Ability to Attract and Retain Directors and Officers. The board of directors believes that the Reincorporation will enhance our ability to attract and retain qualified directors and officers, as well as encourage directors and officers to continue to make independent decisions in good faith on behalf of the Company. We are in a competitive industry and compete for talented individuals to serve on our management team and on our board of directors. The vast majority of public companies are incorporated in Delaware, including the majority of the companies included in the peer group used by the Company to benchmark executive compensation. Not only is Delaware law more familiar to directors, it also offers greater certainty and stability from the perspective of those who serve as corporate officers and directors. The parameters of director and officer liability are more extensively addressed in Delaware court decisions and are therefore better defined and better understood than under Oregon law. The board of directors believes that the Reincorporation will provide appropriate protection for shareholders from possible abuses by directors and officers, while enhancing our ability to recruit and retain directors and officers. In this regard, it should be noted that directors’ personal liability is not, and cannot be, eliminated under Delaware law for intentional misconduct, bad faith conduct or any transaction from which the director derives an improper personal benefit. We believe that the better understood and comparatively stable corporate environment afforded by Delaware law will enable us to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers.

The board of directors has also considered the potential disadvantages of the Reincorporation. Operating as an Oregon corporation provides certain advantages over operating as a Delaware corporation. For example, the franchise tax and related fees that the Company will pay as a Delaware corporation may be higher than comparable fees for an Oregon corporation. In addition, outside officers have lower standards of conduct under Delaware General Corporation Law (the “DGCL”) than under the Oregon Business Corporation Act (“OBCA”). Under the OBCA, a non-director officer with discretionary authority must meet the same standards of conduct required of directors. An officer’s ability to rely on information in satisfying this duty may be more limited than a director’s ability depending on circumstances. Under the DGCL, an officer’s duties are established not by statute but by the bylaws or a resolution of the board of directors. The officers of a Delaware corporation are its agents, and the principles of agency law to a large degree define the officers’ powers vis-à-vis third parties. Further, the Company has been incorporated in the State of Oregon since its inception in July 22, 1980, so the current officers and directors of the Company may be more familiar with Oregon law. The board of directors has considered the potential disadvantages of the Reincorporation and has concluded that the potential benefits outweigh the possible disadvantages.

Effect of the Reincorporation

The Reincorporation will be effected by the merger of AVI Oregon with and into AVI Delaware, a wholly-owned subsidiary of the Company that has been recently incorporated under the DGCL for purposes of the Reincorporation. The Company as it currently exists as a Oregon corporation will cease to exist as a result of the merger, and AVI Delaware will be the surviving corporation and will continue to operate our business as it existed prior to the Reincorporation. The existing holders of our common stock will own all of the outstanding shares of AVI Delaware common stock, and no change in ownership will result from the Reincorporation. Assuming approval by our shareholders, we currently intend to cause the Reincorporation to become effective as soon as reasonably practicable following the Annual Meeting.

At the effective time of the Reincorporation (the “Effective Time”), we will be governed by the Delaware Certificate, the Delaware Bylaws and the DGCL. Although the Delaware Certificate and the Delaware Bylaws contain many provisions that are similar to the provisions of the Oregon Articles and the Oregon Bylaws, they do include certain provisions that are different from the provisions contained in the Oregon Articles and the Oregon Bylaws or under the OBCA as described in more detail below.

Other than the change in corporate domicile, the Reincorporation will not result in any change in the business, physical location, management, assets, liabilities or net worth of the Company, nor will it result in any change in location of our current employees, including management. Upon consummation of the Reincorporation, our daily business operations will continue as they are presently conducted at our principal executive offices located at 3450 Monte Villa Parkway, Suite 101, Bothell, Washington 98021. The consolidated financial statements of AVI Delaware immediately after consummation of the Reincorporation will be the same as those of AVI Oregon immediately prior to the consummation of the Reincorporation. In addition, upon the effectiveness of the merger, the board of directors of AVI Delaware will consist of those persons elected to the board of directors of AVI Oregon and will continue to serve for the term of their respective elections to our Board, and the individuals serving as executive officers of AVI Oregon immediately prior to the Reincorporation will continue to serve as executive officers of AVI Delaware, without a change in title or responsibilities. Upon effectiveness of the Reincorporation, AVI Delaware will be the successor in interest to AVI Oregon, and the shareholders will become shareholders of AVI Delaware.

If the Reincorporation is approved, each outstanding share of common stock of AVI Oregon will automatically be converted into one share of common stock of AVI Delaware when the Reincorporation is effected. Certificates for shares in AVI Oregon will automatically represent shares in AVI Delaware upon completion of the merger, and shareholders will not be required to exchange stock certificates as a result of the Reincorporation. All of our employee benefit and incentive compensation plans immediately prior to the Reincorporation will be continued by AVI Delaware, and each outstanding option to purchase shares of AVI Oregon’s common stock will be converted into an option to purchase an equivalent number of shares of AVI Delaware’s common stock on the same terms and subject to the same conditions. The registration statements of AVI Oregon on file with the Securities and Exchange Commission immediately prior to the Reincorporation will be assumed by AVI Delaware, and the shares of AVI Delaware will continue to be listed on The NASDAQ Global Market under the symbol “AVII,” assuming Proposal No. 3 is not adopted, or under the new symbol “SRPT,” assuming Proposal No. 3 is adopted.

The Reincorporation Agreement provides that our board of directors may abandon the Reincorporation at any time prior to the Effective Time if the Board determines that the Reincorporation is inadvisable for any reason. For example, the DGCL or the OBCA may be changed to reduce the benefits that the Company hopes to achieve through the Reincorporation, or the costs of operating as a Delaware corporation may be increased, although the Company does not know of any such changes under consideration. The Reincorporation Agreement may be amended at any time prior to the Effective Time, either before or after the shareholders have voted to adopt the proposal, subject to applicable law. The Company will re-solicit shareholder approval of the Reincorporation if the terms of the Reincorporation Agreement are changed in any material respect.

Comparison of Shareholder Rights Before and After the Reincorporation

Because of differences (i) between the OBCA and the DGCL and (ii) between the Oregon Articles and Oregon Bylaws and the Delaware Certificate and Delaware Bylaws, the Reincorporation will effect some changes in the rights of our shareholders. The comparison summarizes the important differences, but is not intended to list all differences, and is qualified in its entirety by reference to such documents and to the respective OBCA and DGCL. You are encouraged to read the Delaware Certificate, the Delaware Bylaws, the Oregon Articles and the Oregon Bylaws in their entirety. The Delaware Bylaws and Delaware Certificate are attached to this proxy statement, and the Oregon Bylaws and Oregon Articles are filed publicly as exhibits to our periodic reports.

Provision	AVI Oregon	AVI Delaware
Authorized Shares (does not take into account any reverse stock split)	300,000,000 shares of Common Stock, par value $0.0001 per share 20,000,000 shares of Preferred Stock, par value $0.0001 per share	300,000,000 shares of Common Stock, par value $0.0001 per share 20,000,000 shares of Preferred Stock, par value $0.0001 per share

State Anti-Takeover Provisions

The Oregon Business Combination Law is substantially similar to the Delaware law. AVI Oregon has not opted out of the Oregon Business Combination Law.

Oregon corporations are also governed by the Oregon Control Share Act (“OCSA”), unless they expressly opt out of its provisions. Under the OCSA, a person who acquires “Control Shares” acquires the voting rights with respect to such control shares only to the extent granted by a majority of the preexisting, disinterested shareholders of the corporation. “Control Shares” are shares acquired in an acquisition that would, when added to all other shares held by the acquiring person, bring such person’s total voting power (but for the OCSA) to or above any of the three threshold levels: 20%, 33 1/3% or 50% of the total outstanding voting stock. A “control share acquisition” is an acquisition of ownership or the power to direct voting of control shares.

Control shares acquired within 90 days of, and control shares acquired pursuant to a plan to make a control share acquisition, are considered to have been acquired in the same transaction.

The DGCL prohibits, subject to certain exceptions, a Delaware corporation from engaging in a business combination with an interested stockholder (i.e., a stockholder acquiring 15% or more of the outstanding voting stock) for three years following the date that such stockholder becomes an interested stockholder without Board approval. Section 203 of the DGCL makes certain types of unfriendly or hostile corporate takeovers, or other non-board approved transactions involving a corporation and one or more of its significant stockholders, more difficult.

Because Section 203 could be considered to have anti-takeover implications that could be construed as unfavorable to stockholder interests, the Board has elected to have AVI Delaware “opt-out” of Section 203, so it is not applicable to AVI Delaware.

Provision	AVI Oregon	AVI Delaware

Shares are not deemed to be acquired in a control share acquisition if, among other things, they are acquired from the issuing corporation, or are issued pursuant to a plan of merger or exchange effected in compliance with the OBCA and the issuing corporation is a party to the merger or exchange agreement.

AVI Oregon has opted out of the provisions of the OCSA.

Charter Amendments

Under the OBCA, the Oregon Articles may be amended by the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote on the matter. An amendment to Article III of the Oregon Articles requires the affirmative vote of at least 66-2/3 percent of the shares then entitled to vote at an election of directors.

The Delaware Certificate requires the affirmative vote of the holders of at least 66-2/3 percent of all the then outstanding shares of the voting stock of the Company to amend Articles V, VI and VII of the Delaware Certificate.

Bylaw Amendments	The Oregon Bylaws may be amended by the board of directors at any regular or special meeting, subject to repeal or change by action of the shareholders of the Company.

The Delaware Bylaws may be amended by the majority of the authorized number of directors or by the affirmative vote of the holders of at least 66-2/3% of all the then outstanding shares of voting stock of the Company.

Shareholder Action by Written Consent	The Oregon Bylaws provide that action required or permitted by law to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action. The action must be evidenced by one or more written consents describing the action taken, signed by all the shareholders entitled to vote on the action and delivered to the corporation for inclusion in the minutes for filing with the corporate records. If the law requires that notice of proposed action be given to nonvoting shareholders and the action is to be taken by unanimous written

The Delaware Bylaws provide that any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

Provision	AVI Oregon	AVI Delaware
consent of the voting shareholders, the corporation must give its nonvoting shareholders written notice of the proposed action at least 10 days before the action is taken. The notice must contained or be accompanied by the same material that, under the OBCA, would have been required to be sent to nonvoting shareholders in a notice of meeting at which the proposed action would have been submitted to the shareholders for action.

Shareholder Ability to Call Special Shareholders’ Meetings	The Oregon Bylaws provide that a special meeting of the shareholders may be called by the President or by the Board of Directors and shall be called by the President (or in the event of absence, incapacity or refusal of the President, by the Secretary or any other officer) at the request of the holders of not less than one-tenth of all the outstanding shares of the corporation entitled to vote at the meeting. The requesting shareholders shall sign, date and deliver to the Secretary a written demand describing the purpose or purposes for holding the special meeting.

Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any person authorized to do so in the certificate of incorporation or the bylaws.

Consistent with our Oregon Bylaws, the Delaware Bylaws provide that a special meeting of the shareholders may be called by the President or by the Board of Directors and shall be called by the President (or in the event of absence, incapacity or refusal of the President, by the Secretary or any other officer) at the request of the holders of not less than one-tenth of all the outstanding shares of the corporation entitled to vote at the meeting. The requesting shareholders shall sign, date and deliver to the Secretary a written demand describing the purpose or purposes for holding the special meeting.

Shareholder Proposal Notice Provisions	The Oregon Bylaws provide that written notice stating the date, time and place of the meeting, and in the case of a special meeting, the purpose for which the meeting is called, shall be mailed to each shareholder entitled to vote at the meeting at the shareholder’s address shown in the Company’s current record of shareholders, with postage thereon prepaid, not	The Delaware Bylaws provide that notice must generally be received by the Secretary of the Company not less than 10 days nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting.

Provision	AVI Oregon	AVI Delaware
less than 10 nor more than 60 days before the date of the meeting.

Change in Number of Directors	The Oregon Bylaws provide that the number of directors shall be a minimum of one and a maximum of seven as determined from time to time by the board of directors.	Consistent with our Oregon Bylaws, the Delaware Bylaws provide that the number of directors shall be a minimum of one and a maximum of seven as determined from time to time by the board of directors.

Classified Board	The Oregon Articles provide that when there are six or more positions on the board of directors, the positions are divided into two equal or nearly equal groups, denoted as Group I and Group II. In even years, shareholders elect directors to fill all Group I positions and in odd years, shareholders elect directors to fill all Group II positions.

Consistent with our Oregon Articles, the Delaware Certificate provides that when there are six or more positions on the board of directors, the positions are divided into two equal or nearly equal groups, denoted as Class I and Class II. In even years, shareholders elect directors to fill all Class I positions and in odd years, shareholders elect directors to fill all Class II positions.

Filling Vacancies on the Board	The Oregon Bylaws provide that any vacancy, including a vacancy resulting from an increase in the number of directors, on the board of directors may be filled by the shareholders, the board of directors, or the affirmative vote of a majority of the remaining directors if less than a quorum of the board of directors, or by a sole remaining director. If the vacant office is filled by the shareholders and was held by a director elected by a voting group of shareholders, then only the holders of shares of that voting group are entitled to vote to fill the vacancy. Any directorship not so filled by the directors shall be filled by election at an annual meeting or at a special meeting of shareholders called for that purpose.

Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director, unless otherwise provided in the certificate of incorporation or bylaws.

The Delaware Bylaws follow Delaware law and provide that any vacancies and any newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director.

Removal of Directors	The Oregon Bylaws provide that shareholders may remove one or more directors with or without cause at a meeting called expressly for that purpose. If a director is elected by a voting group of shareholders, only those

Consistent with our Oregon Bylaws, the Delaware Certificate and the Delaware Bylaws provide that shareholders may remove one or more directors at any time (i) with cause by the affirmative vote of a majority of all the then

Provision	AVI Oregon	AVI Delaware
	shareholders may participate in the vote to remove the director.	outstanding shares of the voting stock of the Company or (ii) without cause by the affirmative vote of at least 66-2/3% of all the then outstanding shares of the voting stock of the Company.

Cumulative Voting; Vote Required to Elect Directors	The Oregon Articles and Oregon Bylaws do not provide for cumulative voting for election of directors.	Consistent with our Oregon Articles and Oregon Bylaws, the Delaware Certificate and Delaware Bylaws do not provide for cumulative voting for election of directors.

Indemnification

The OBCA authorizes indemnification of an individual made a party to a proceeding because the individual is or was an officer or director against certain liability incurred in the proceeding if: the conduct of the individual was in good faith; the individual reasonably believed that his or her conduct was in the best interests of the corporation or at least not opposed to its best interests; in the case of any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful; in the case of any proceeding by or in the right of the corporation, the individual was not adjudged liable to the corporation; and in connection with any proceeding (other than a proceeding by or in the right of the corporation) charging improper personal benefit to the individual, the individual was not adjudged liable on the basis that he or she improperly received personal benefit.

The OBCA also authorizes a court to order indemnification, whether or not the above standards of conduct have been met, if the court determines that the officer or director is fairly or reasonably entitled to indemnification in view of the relevant circumstances. Such indemnification is not

Delaware law generally permits indemnification of expenses, including attorneys’ fees, actually and reasonably incurred in the defense or settlement of a derivative or third party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, by independent legal counsel or by the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Expenses incurred by an officer or director in defending an action may be paid in advance, if the director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. Delaware law authorizes a corporation to purchase indemnity insurance for the benefit of its directors, officers, employees and agents whether or not the corporation would have the power to

Provision	AVI Oregon	AVI Delaware

exclusive of any other rights to which officers or directors may be entitled under the corporation’s articles of incorporation or bylaws or under any agreement, action of its board of directors, vote of shareholders or otherwise.

The Oregon Articles authorize indemnification of our directors and officers to the fullest extent permitted by Oregon law.

indemnify against the liability covered by the policy.

Delaware law permits a Delaware corporation to provide indemnification in excess of that provided by statute.

The Delaware Certificate authorizes indemnification to the fullest extent permitted by Delaware law.

Elimination of Director Personal Liability for Monetary Damages	Oregon law authorizes a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, except that such provision cannot affect the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any unlawful corporate distribution as defined in the OBCA; or (iv) for any transaction from which the director derived an improper personal benefit.

The DGCL permits a corporation to eliminate the personal liability of directors for monetary damages, except where such liability is based on (i) breaches of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemption; or (iv) transactions in which the director received an improper personal benefit.

Such a limitation of liability provision also may not limit a director’s liability for violation of, or otherwise relieve the Company or directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

The Oregon Articles eliminate the liability of directors for monetary damages to the fullest extent permissible under Oregon law.

The Delaware Certificate eliminates the liability of directors to the Company for monetary damages to the fullest extent permissible under the DGCL.

Dividends and Repurchases of Shares	Under Oregon law, a corporation may not make any distribution to its shareholders unless, after giving effect to such distribution, (i) the corporation would be able to pay its debts as they become due in the usual course of	The DGCL generally provides that a corporation may redeem or repurchase its shares out of its surplus. In addition, the DGCL generally provides that a corporation may declare and pay dividends out of surplus, or if

Provision	AVI Oregon	AVI Delaware
	business, and (ii) the corporation’s total assets would be at least equal to the sum of its total liabilities plus, unless the articles of incorporation provide otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shares with preferential rights superior to those receiving the distribution.	there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Surplus is defined as the excess of a corporation’s net assets (i.e., its total assets minus its total liabilities) over the capital associated with issuances of its common stock. The DGCL also permits a board of directors to reduce its capital and transfer such amount to its surplus.

Dissent and Appraisal Rights

Under Oregon law, a shareholder eligible to vote may dissent from, and obtain payment for shares in the event of, (i) a merger to which the corporation is a party, if the shareholder was entitled to vote on the merger, (ii) a merger of a subsidiary with its parent, (iii) a share exchange plan to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan, (iv) the sale or exchange of all or substantially all of the corporation’s assets, other than in the usual course of business, (v) an amendment to the articles of incorporation that materially and adversely affects the dissenter’s shares by altering or abolishing a preemptive right or reducing the number of shares owned by the shareholder to a fraction of a share to be acquired for cash; (vi) other actions for which the articles of incorporation, bylaws or resolutions by the board of directors provide the right of dissent and appraisal; or (vii) a conversion to a non-corporate business entity.

Dissent and appraisal rights are not available for (i) shares of stock which, on the record date for the shareholder meeting approving the

Under Delaware law, shareholders are entitled to appraisal rights in the case of a merger or consolidation if an agreement of merger or consolidation requires the shareholder to accept in exchange for its shares anything other than: (i) shares of stock to the corporation surviving or resulting from the merger or consolidation, (ii) shares of any other corporation that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders, (iii) cash in lieu of fractional shares of the corporation or (iv) any combination thereof.

If directed by the court upon completion of the appraisal proceedings, the corporation must pay to the dissenting shareholder the fair value of the shares.

A shareholder does not have appraisal rights in connection with a merger or consolidation or, in the case of a disposition, if (i) the shares of the corporation are listed on a national securities exchange or held of record by more than 2,000 shareholders, or (ii) the corporation will be a surviving corporation of the merger and approval of the merger requires no

Provision	AVI Oregon	AVI Delaware

corporate action, or at the time of merger, were listed on a national articles of incorporation provide otherwise; (ii) the sale of assets pursuant to court order; or (iii) the sale of assets for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

A shareholder asserting dissenter’s rights must give the corporation notice of his or her intent in writing prior to the vote on the action and must not vote in favor of the action. A corporation is required to make payment to the dissenting shareholder of its estimated value of the shares, plus accrued interest, upon the proposed action being taken, or upon the dissenter’s demand. If the dissenting shareholder disagrees with the corporation’s estimate of the value of the shares, he or she can propose his or her own estimate. If a payment demand remains unsettled, the corporation must commence a proceeding within 60 days after receiving the demand and petition the court for an appraisal.

vote of the shareholders of the surviving corporation.

Authority of Board Committees	Oregon law permits a board committee to generally exercise the full authority of the board of directors, except the authority to (i) authorize distributions, except according to a formula or method, or within limits, prescribed by the board of directors, (ii) approve or submit to shareholders any action requiring shareholder approval, (iii) fill vacancies on the board of directors or, subject to specified exceptions, any of its committees or (iv) adopt, amend or repeal bylaws.	Delaware law does not permit delegation to a committee the power or authority to: (i) adopt, amend or repeal any bylaw of the corporation or (ii) approve, adopt or recommend to shareholders any action or matter (other than election or removal of directors) expressly required by the DGCL to be submitted to the shareholders for approval.

Provision	AVI Oregon	AVI Delaware
Shareholder Derivative Suits	Oregon law requires that the shareholder bringing the derivative suit have been a shareholder at the time the transaction complained of occurred or have become a shareholder through transfer by operation of law from one who was a shareholder at that time. Oregon law does not require the shareholder to remain a shareholder throughout the litigation.	Delaware law requires that the shareholder bringing a derivative suit have been a shareholder at the time of the wrong complained of or that the stock devolved to him or her by operation of law from a person who was a shareholder at the time of the wrong complained of. In addition, Delaware case law provides that the shareholder must remain a shareholder throughout the litigation.

Inspection of Corporate Books and Records	Under Oregon law, inspection of the corporation’s books and records requires that (i) the shareholder’s demand be made in good faith and for a proper purpose, (ii) the shareholder describe with reasonable particularity the shareholder’s purpose and the records the shareholder desires to	Delaware law also permits shareholders to examine and make extracts from the corporation’s books and records for a proper purpose.
inspect and (iii) the records requested be directly connection with the shareholder’s purpose.

Oregon law also requires the shareholder to give the corporation five business days written notice of the demand to inspect.

Share Exchange	Although both Oregon and Delaware facilitate the use of traditional acquisitive transactions through the ability to utilize reverse triangular mergers, a share exchange is also a permissible form of business combination under Oregon law.	Under Delaware law, a share exchange is not a permissible form of business combination.

Duties of Outside Directors	Under the OBCA, a non-director officer with discretionary authority must meet the same standards of conduct required of directors. An officer’s ability to rely on information in satisfying this duty may be more limited than a director’s ability depending on circumstances.	Under the DGCL, an officer’s duties are established not by statute but by the bylaws or a resolution of the board of directors. The officers of a Delaware corporation are its agents, and the principles of agency law to a large degree define the officers’ powers vis-à-vis third parties.

Provision	AVI Oregon	AVI Delaware
Conflicts of Interest	The OBCA defines “conflicting interest” and specifically identifies the potential parties and how to remove a transaction from the purview of this review. In determining whether a director was influenced, Oregon law uses an objective standard.	The DGCL lists potential parties to conflicting interest transactions, but such list is not comprehensive, and the definition is derived from common law. Under the DGCL, the tests for whether to enjoin the transaction, set it aside or allow damages are similar. Delaware law uses a subjective standard and focuses on the effect of the financial interest of the director in question.

Interests of the Directors and Executive Officers in the Reincorporation

In considering the recommendations of the board of directors, you should be aware that certain of our directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of the shareholders generally. For instance, the Reincorporation may be of benefit to our directors and officers by reducing their potential personal liability and increasing the scope of permitted indemnification, by strengthening directors’ ability to resist a takeover bid, and in other respects. The board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the Reincorporation and to recommend that our shareholders vote in favor of this proposal.

Material U.S. Federal Income Tax Consequences

The following discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. We have not requested a ruling from the Internal Revenue Service or an opinion of counsel regarding the U.S. federal income tax consequences of the Reincorporation. However, we believe:

•	the Reincorporation will constitute a tax-free reorganization under Section 368(a) of the Code;

•	no gain or loss will be recognized by holders of AVI Oregon common stock on receipt of AVI Delaware common stock pursuant to the Reincorporation;

•	the aggregate tax basis of the AVI Delaware common stock received by each holder will equal the aggregate tax basis of the AVI Oregon common stock surrendered by such holder in exchange therefor; and

•	the holding period of the AVI Delaware common stock received by each holder will include the period during which such holder held the AVI Oregon common stock surrendered in exchange therefor.

This summary is not a comprehensive description of all of the U.S. federal income tax consequences that may be relevant to holders and does not address any state, local, foreign or other federal tax consequences. We urge you to consult your own tax advisor regarding your particular circumstances and the U.S. federal income and estate tax consequences to you of the Reincorporation, as well as any tax consequences arising under the laws of any state, local, foreign or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

Vote Required and Board of Directors Recommendation

Approval of the Reincorporation requires the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote on the matter. As a result, abstentions, the failure to submit a proxy, or the failure to vote in person at the annual meeting of shareholders will have the same effect as votes against the proposal.

The board of directors recommends that shareholders vote “FOR” the approval of the Reincorporation.

AMENDMENT TO ARTICLES OF INCORPORATION TO CHANGE OUR NAME

(Proposal 3)

General

On June 1, 2012, the board of directors unanimously adopted, declared advisable and submitted for shareholder approval an amendment to our Fourth Amended and Restated Articles of Incorporation, as amended to date (the “Articles of Incorporation”) to change our name from “AVI BioPharma, Inc.” to “Sarepta Therapeutics, Inc.”

Under the OBCA, our shareholders are not entitled to dissent and obtain payment of the fair value of their shares in connection with this proposed amendment to the Articles of Incorporation to change our name.

Purpose and Rationale for the Name Change

The board of directors believes that the new name, “Sarepta Therapeutics, Inc.”, will more accurately reflect our current business activities and create a consistent and effective message to the market. Since the Company’s inception on July 22, 1980, the Company has expanded its focus beyond anti-viral programs to new therapeutic areas, including the treatment of rare and infectious diseases. The new name reflects the Company’s transition to a clinical stage company with four products currently in clinical development.

The Amendment

The full text of Article I of the Articles of Incorporation, as proposed to be amended, will read as follows:

Article I

Name

The name of the Corporation is “Sarepta Therapeutics, Inc.”

If the proposal to amend the Articles of Incorporation to change our name to “Sarepta Therapeutics, Inc.” is approved by our shareholders at the Annual Meeting, an amendment to the Articles of Incorporation will be filed with the Secretary of State of the State of Oregon to effect the name change as soon as practicable after the Annual Meeting.

Change in Stock Symbol

If our shareholders approve the name change amendment at the Annual Meeting, we intend to change our symbol under The NASDAQ Global Market from “AVII” to “SRPT.” You will not be required to submit your stock certificate(s) for exchange if the proposed name change is approved. Following the effective date of the name change, all new stock certificates issued by the Company will reflect the Company’s new name.

Relationship to Proposal No. 2

At the Annual Meeting, you will be voting on Proposal No. 2, a proposal to reincorporate the Company in Delaware. If Proposal No. 2 is adopted, the surviving Delaware corporation will be governed by a Delaware certificate of incorporation and bylaws, which will provide that the Company’s name will be “Sarepta Therapeutics, Inc.” If Proposal No. 2 is not adopted, but this Proposal No. 3 is adopted, the Company will remain as an Oregon corporation but its name will be changed to “Sarepta Therapeutics, Inc.” We are seeking shareholder approval to change the Company’s name independent of Proposal No. 2 so that if Proposal No. 2 is not approved but this proposal is approved, we will nonetheless have the requisite shareholder approval to change the Company name.

Vote Required and Board of Directors Recommendation

Approval of this proposal to amend the Articles of Incorporation to change our name requires the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote on the matter. As a result, abstentions, the failure to submit a proxy, or the failure to vote in person at the annual meeting of shareholders will have the same effect as votes against the proposal.

The board of directors recommends that shareholders vote “FOR” the approval of the proposal to amend the Articles of Incorporation to change our name.

AMENDMENT TO ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT ANY WHOLE NUMBER RATIO NOT LESS THAN 1-FOR-4 AND NOT GREATER THAN 1-FOR-6, WITH THE EXACT RATIO TO BE SET WITHIN SUCH RANGE IN THE DISCRETION OF THE BOARD OF DIRECTORS, AND THE RELATED PROPORTIONAL DECREASE IN THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK AND PREFERRED STOCK, SUCH AMENDMENT TO BE EFFECTED IN THE SOLE DISCRETION OF THE BOARD OF DIRECTORS AT ANY TIME PRIOR TO OUR NEXT ANNUAL MEETING OF SHAREHOLDERS WITHOUT FURTHER APPROVAL OR AUTHORIZATION OF OUR SHAREHOLDERS

(Proposal 4)

General

On June 1, 2012, the board of directors unanimously adopted, declared advisable and submitted for shareholder approval an amendment (the “Reverse Split Amendment”) to our Fourth Amended and Restated Articles of Incorporation, as amended to date (the “Articles of Incorporation”), to effect a reverse stock split of our outstanding shares of common stock at any whole number ratio not less than 1-for-4 and not greater than 1-for-6, with the exact ratio to be set within such range in the discretion of the board of directors, and the related proportional decrease in the number of authorized shares of our common stock and preferred stock. The board of directors authorized any other action it deems necessary to effect the Reverse Split Amendment, without further approval or authorization of our shareholders, at any time prior to our next annual meeting of shareholders. Following approval of the Reverse Split Amendment by our shareholders at the Annual Meeting, the board of directors will have the authority, without further shareholder consent, to effect the Reverse Split Amendment at such time as the board of directors may determine is in the best interests of the Company and its shareholders, so long as such time is prior to our next annual meeting of shareholders.

The board of directors reserves the right, even after shareholder approval, to forego or postpone filing the Reverse Split Amendment if it determines that it is not in the best interests of the Company and our shareholders. If the Reverse Split Amendment is not implemented by the board of directors before the next annual meeting of shareholders, the Reverse Split Amendment will be deemed abandoned, without any further effect. In such case, the board of directors may again seek shareholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.

If this proposal is approved by our shareholders and the board of directors elects to implement the reverse stock split, the proposed reverse stock split will become effective upon the filing of the Reverse Split Amendment with the Secretary of State of the State of Oregon. At 5:00 p.m. Pacific Time on the date of filing the Reverse Split Amendment (the “Effective Time”), each outstanding share of our common stock would automatically be changed into not less than one-fourth (1/4) and not greater than one-sixth (1/6) of a share of common stock, as determined in the discretion of the board of directors.

Purpose and Rationale for the Reverse Stock Split

Our common stock is listed on The NASDAQ Global Market. The NASDAQ Global Market has several quantitative and qualitative requirements with which companies must comply in order to maintain this listing, including a $1.00 minimum bid price per share and $50 million minimum value of listed securities. On May 31, 2012, we received a letter from the listing qualifications department staff of The NASDAQ Stock Market LLC (“NASDAQ”), notifying us that for the previous 30 consecutive business days the bid price of our common stock had closed below $1.00 per share, the minimum closing bid price required by the continued listing requirements of NASDAQ set forth in Listing Rule 5450(a)(1) (the “Rule”). In accordance with Listing Rule 5810(c)(3)(A), we have 180 calendar days, or until November 27, 2012, to regain compliance with the Rule (the “Compliance Period”). To regain compliance, the closing bid price of our common stock must be at least $1.00 per share for a minimum of ten consecutive business days during the Compliance Period. If we do not regain compliance by November 27, 2012, NASDAQ will provide written notification to the Company that its common stock may be delisted. At that time, the Company may appeal NASDAQ’s decision to a Listing Qualifications Panel, which will stay the delisting until a decision is rendered subsequent to the appeal hearing. Alternatively, we may submit an application on or before November 27, 2012 to transfer our securities to The NASDAQ Capital Market. Following submission of the application, we may be eligible for an additional 180-day period to regain compliance if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards, with the exception of the bid price requirement, for The NASDAQ Capital Market, and provides written notice to NASDAQ of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split if necessary.

We could in the future be unable to meet NASDAQ’s continued listing requirements. If we fail to maintain compliance with the NASDAQ listing standards, and our common stock becomes ineligible for listing on the NASDAQ, the liquidity and price of our common stock would be adversely affected.

The board of directors believes that a reverse stock split could help us regain and maintain compliance with the NASDAQ listing requirements. In the event that we are unable to demonstrate compliance with the NASDAQ listing requirements, our common stock may be delisted from the NASDAQ, and following any such delisting, our common stock may be traded over-the-counter on the OTC Bulletin Board or in the “pink sheets.” These alternative markets, however, are generally considered to be less efficient than, and not as broad as, the NASDAQ. Many OTC stocks trade less frequently and in smaller volumes than securities traded on the NASDAQ markets, which could have a material adverse effect on the liquidity of our common stock.

The board of directors also believes that an increased trading price for our common stock will have the following benefits:

•

Increase in Eligible Investors. An increased trading price may allow a broader range of institutions to invest in our common stock (namely, funds that are prohibited from buying stocks with a price below a certain threshold) and may potentially increase the trading volume and liquidity of our common stock.

•

Increase Analyst and Broker Interest. An increased trading price may increase analyst and broker interest in our common stock because their internal policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokers and institutional investors have adopted internal policies and practices that either prohibit or discourage them from investing in these stocks or recommending these stocks to their customers. Some of those policies and practices may also function to make the processing of trades in low-priced stocks economically unattractive to brokers.

•

Decrease Transaction Costs for Shareholders. Brokers’ commissions on transactions in low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks. As a result, we believe individual shareholders seeking to trade our common stock pay a higher percentage of their total share value per trade than would be the case if our share price were substantially higher.

•

Decrease Stock Price Volatility. We believe that the increase in the stock price that is expected to result from the reverse stock split, if effected, could decrease stock price volatility, as small changes in the price of the common stock currently result in relatively large percentage changes in the stock price.

Risk Factors Associated with the Reverse Stock Split

There are certain risks associated with the reverse stock split, including those described below. You should carefully consider the following risks and other information included in this proxy statement before deciding to approve the proposal implementing the reverse stock split at the discretion of the board of directors at any time prior to the next annual meeting of shareholders. The risks described in this section and elsewhere in this proxy statement could cause our actual results to differ materially from those anticipated and described in this proxy statement.

If the reverse stock split is implemented, there can be no assurance that we will maintain compliance with NASDAQ’s minimum bid price requirement, that the total market capitalization of our common stock (the aggregate market value of all AVI BioPharma, Inc. common stock) after the implementation of the reverse stock split will be equal to or greater than the total market capitalization before the reverse stock split or that the per share trading price of our common stock following the reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split.

The board of directors believes that the reverse stock split will increase the trading price of our common stock in an amount sufficient to maintain compliance with NASDAQ’s minimum bid pricing requirement. However, if the reverse stock split is implemented, there can be no assurance that the market price of our common stock after the effectiveness of the reverse stock split will remain in excess of the $1.00 minimum bid price as required by the NASDAQ for continued listing of our common stock. In addition, there can be no assurance that the trading price per share of our common stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split. For example, based on the closing price of our common stock on May 30, 2012 of $0.68 per share, if the board of directors were to implement the reverse stock split at the 1-for-4 ratio, we cannot assure you that the post-split trading price of our common stock would be $2.72 (that is, $0.68 × 4) per share or greater. In many cases, the trading price of a company’s stock declines after a reverse stock split.

The total market capitalization of our common stock after the reverse stock split, when and if implemented, may be lower than the total market capitalization before the reverse stock split. Moreover, in the future, the trading price of our common stock following the reverse stock split may not remain higher than the split-adjusted trading price prior to the reverse stock split.

Even if the reverse stock split is completed, the resulting per share trading price of our common stock may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the liquidity of our common stock may not improve.

While the board of directors believes that a higher stock price may help generate investor interest and enhanced liquidity, the reverse stock split may not result in a per share trading price of our common stock that will attract institutional investors or investment funds and may not satisfy the investing guidelines of institutional investors or investment funds. As a result, the liquidity of our common stock may not improve.

A decline in the trading price of our common stock after the reverse stock split is implemented may result in a greater percentage decline than would occur in the absence of the reverse stock split, and the liquidity of our common stock could be adversely affected following the reverse stock split.

If the reverse stock split is completed and the per share trading price of our common stock declines, the percentage decline may be greater than would occur in the absence of the reverse stock split. The per share trading price of our common stock will also be based on our performance and other factors, which are unrelated to the number of shares of common stock outstanding.

There can be no assurance that the reverse stock split, if implemented, will result in decreased transaction costs for our shareholders.

We cannot assure you that the reverse stock split will have the desired effect of raising the price of our common stock over the long term. Shareholders’ transactions costs, which represent a higher percentage in transactions for lower-priced stocks than higher-priced stocks, may not decrease if the per share trading price of our common stock is not substantially higher after the reverse stock split is implemented.

If our shareholders approve the Reverse Split Amendment, the determination by the board of directors to implement the reverse stock split would be based on various factors, and there is no assurance that the reverse stock split would have any of the anticipated benefits.

If our shareholders approve the Reverse Split Amendment, the board of directors may, in its sole discretion, at any time prior to our next annual meeting of shareholders, authorize a reverse stock split at a whole number ratio not less than 1-for-4 and not greater than 1-for-6, with the exact ratio to be set within such range in the discretion of the board of directors. The determination by the board of directors to implement the reverse stock split would be based on various factors, including existing and expected trading prices for our common stock, the NASDAQ listing requirements, market conditions, the likely effect of business developments on the market price for our common stock, our additional funding requirements and the number of authorized but unissued shares of our common stock. There can be no assurance that the timing of the reverse stock split and the exact exchange ratio determined by the board of directors would, at the time of the implementation of the reverse stock split, result in any of the anticipated benefits of the Company having implemented a reverse stock split.

Principal Effects of the Reverse Stock Split

If the Reverse Split Amendment is approved at the Annual Meeting and the board of directors elects to effect the proposed reverse stock split, each share of our common stock outstanding immediately prior to the Effective Time would automatically be changed, as of the Effective Time, into not less than 1-for-4 (every four shares would be combined into one) and not greater than 1-for-6 (every six shares would be combined into one), as determined in the discretion of the board of directors.

After the Effective Date, each shareholder would own a reduced number of shares of common stock. However, the reverse stock split would impact all shareholders proportionally and would not impact any holder’s percentage interest in the Company (except to the extent that the reverse stock split would result in some of our shareholders receiving cash in lieu of fractional shares, as described below). Proportionate voting rights and other rights and preferences of the holders would not be affected by the reverse stock split (except to the extent that the reverse stock split would result in some of our shareholders receiving cash in lieu of fractional shares, as described below). For example, a holder of 2% of the total voting power of the Company immediately prior to the reverse stock split would continue to hold approximately 2% of the total voting power of the Company immediately after the reverse stock split. The number of holders of record also would not be impacted by the reverse stock split (except to the extent that the reverse stock split would result in some of our shareholders receiving cash in lieu of fractional shares, as described below).

The following table contains approximate information showing the impact of the reverse stock split on our common stock under the highest and lowest possible exchange ratios, based on information as of close of business on May 14, 2012:

Common Stock	Prior to Split	1-for-4 Split	1-for-6 Split
Authorized	300,000,000	75,000,000	50,000,000
Issued and Outstanding	135,743,787	33,935,946	22,623,964
Reserved for future issuance pursuant to the equity incentive plans	26,782,812	6,695,703	4,463,802

Preferred Stock	Prior to Split	1-for-4 Split	1-for-6 Split
Authorized	20,000,000	5,000,000	3,333,333
Issued and Outstanding	0	0	0

As shown in the table above, the reverse stock split would reduce the number of shares of common stock available for issuance under our equity incentive plans in proportion to the exchange ratio for the reverse stock split. Unless required by the terms of the equity incentive plans pursuant to which a stock equity award was issued, no cash payment would be made to holders of equity awards in respect of such rounding.

If the proposed reverse stock split is completed, it would increase the number of our shareholders who own “odd lots” of less than 100 shares of common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.

In addition, the amendment to our Articles of Incorporation would reduce the total number of shares of common stock that we are authorized to issue of 300,000,000 by a factor not less than one-fourth (1/4) and not greater than one-sixth (1/6) and would reduce the total number of shares of preferred stock that we are authorized to issue of 20,000,000 by a factor not less than one-fourth (1/4)  and not greater than one-sixth (1/6), as determined in the discretion of the board of directors.

Relationship to Proposal No. 2 and Proposal No. 3

At the Annual Meeting, you will be voting on Proposal No. 3, a proposal to amend our Articles of Incorporation to change our name from “AVI BioPharma, Inc.” to “Sarepta Therapeutics, Inc.” If Proposal No. 3 is adopted, we intend to change our symbol under the NASDAQ from “AVII” to “SRPT,” and our common stock would be reported under Sarepta Therapeutics, Inc. If Proposal No. 3 is not adopted, but the reverse stock split is implemented, our common stock would continue to be reported on the NASDAQ under the symbol “AVII.” We are seeking shareholder approval to implement this proposal independent of Proposal No. 3 so that if Proposal No. 3 is not approved but this proposal is approved, we will nonetheless have the requisite shareholder approval to implement the reverse stock split in the sole discretion of the board of directors at any time prior to our next annual meeting of shareholders.

You will also be voting on Proposal No. 2, a proposal to reincorporate the Company as a Delaware corporation. If Proposal No. 2 is adopted, the surviving Delaware corporation will be governed by a Delaware certificate of incorporation (the “Delaware Certificate”). If this proposal is approved by our shareholders and the board of directors elects to implement the reverse stock split, we will file an amendment to the Delaware Certificate to effect the reverse stock split. If Proposal No. 2 is not adopted, the reverse stock split would become effected upon the filing of the Reverse Split Amendment with the Secretary of State of the State of Oregon. We are seeking shareholder approval to implement this proposal independent of Proposal No. 2 so that if Proposal No. 2 is not approved but this proposal is approved, we will nonetheless have the requisite shareholder approval to implement the reverse stock split in the sole discretion of the board of directors at any time prior to our next annual meeting of shareholders.

Treatment of Fractional Shares

If the reverse stock split is implemented, no fractional shares will be issued if, as a result of the reverse stock split, a shareholder would otherwise become entitled to a fractional share. Instead, we will pay to the shareholder, in cash, the value of any fractional share arising from the reverse stock split. The cash payment would equal the average closing price of our common stock as quoted on the NASDAQ for the five trading days immediately preceding the Effective Date, multiplied by the number of shares of pre-split common stock held by the shareholder that would otherwise have been exchanged for such fractional share. Shareholders will not be responsible for any transaction costs for the cash payment. Shareholders will not be entitled to receive interest for their fractional shares.

If you do not hold sufficient shares of pre-split common stock to receive at least one post-split share of common stock and you want to hold our common stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed before the reverse stock split is effected:

•

purchase a sufficient number of shares of our common stock so that you would hold at least six shares of common stock, assuming, for example, there is a 1-for-6 split, in your account prior to the implementation of the reverse stock split, which will entitle you to receive at least one share of common stock on a post-split basis; or

•

if applicable, consolidate your accounts so that you hold at least six shares of our common stock, assuming, for example, there is a 1-for-6 split, in one account prior to the reverse stock split which will entitle you to at least one share of our common stock on a post-split basis.

Common stock held in registered form (that is, shares held by you in your own name on our company’s share register maintained by our transfer agent) and common stock held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the reverse stock split. Also, shares of common stock held in registered form but in separate accounts by the same investor would not be aggregated when implementing the reverse stock split.

After the reverse stock split, then-current shareholders will have no further interest in the Company with respect to fractional shares. A person otherwise entitled to a fractional share will not have any voting, dividend or other rights in respect of their fractional share except the right to receive the cash payment as described above. Such cash payments will reduce the number of post-split shareholders to the extent that there are shareholders holding fewer than six pre-split shares, assuming, for example, there is a 1-for-6 split. Reducing the number of post-split shareholders, however, is not the purpose of the reverse stock split.

Shareholders should be aware that, under the escheat laws of the various jurisdictions where shareholders reside, where we are domiciled and where the funds for fractional shares would be deposited, sums due to shareholders in payment for fractional shares that are not timely claimed after the Effective Date may be required to be paid to the designated agent for each such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect on Non-Registered Shareholders

Non-registered shareholders beneficially owning share of our common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the reverse stock split than those that would be put in place by us for registered holders, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share of common stock. If you hold your shares of common stock with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your bank, broker or other nominee.

Book-Entry Shares and Payment for Fractional Shares

If the reverse stock split is implemented, the decrease in the number of the authorized shares of our common stock and preferred stock as a result of the reverse stock split would occur automatically on the Effective Date without any action on the part of our shareholders. Our registered shareholders may hold some or all of their shares electronically in book-entry form. These shareholders will not have stock certificates evidencing their ownership of common stock. They are, however, provided with a statement reflecting the number of shares of common stock registered in their accounts.

Shareholders who hold registered shares of our common stock in book-entry form would not need to take any action to receive post-split shares of our common stock in registered book-entry form or the cash payment in lieu of any fractional shares, if applicable. If the reverse stock split is implemented, these shareholders will have their pre-split shares exchanged automatically and a notice will be mailed to them upon exchange indicating the number of post-split shares owned by such shareholders. A check will also be mailed, if applicable, to such shareholders’ registered address as soon as practicable after the Effective Date. By signing and cashing this check, such shareholders will warrant that they owned the shares of our common stock for which they received the cash payment.

Exchange of Stock Certificates and Payment for Fractional Shares

If the reverse stock split is implemented, the decrease in the number of the authorized shares of our common stock and preferred stock as a result of the reverse stock split would occur automatically on the Effective Date without any action on the part of our shareholders and without regard to the date that stock certificates representing pre-split shares of common stock are physically surrendered for new stock certificates representing post-split shares of common stock.

As soon as practicable after the Effective Date, transmittal forms will be mailed to each shareholder of record of certificates for shares of our common stock to be used in forwarding such certificates for surrender in exchange for any cash payment due for fractional shares and, if so elected by the shareholder, certificates representing the number of shares of our post-split common stock such shareholder is entitled to receive as a result of the reverse stock split. Our transfer agent will act as exchange agent for purposes of implementing the payment in lieu of fractional shares and exchange of stock certificates. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of the transmittal form, each shareholder should surrender the certificates representing shares of our common stock prior to the reverse stock split in accordance with the applicable instructions. Each shareholder who surrenders certificates will receive any cash payment due for fractional shares and new certificates representing the whole number of shares of our common stock that he or she holds as a result of the reverse stock split. No new certificates and no payments in lieu of fractional shares will be issued to a shareholder until the shareholder has surrendered his or her outstanding stock certificate(s) together with the properly completed and executed transmittal form to the exchange agent.

SHAREHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATES TO THE COMPANY UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Consequences

The par value per share of our common stock would remain unchanged at $0.0001 per share after the reverse stock split. As a result, on the Effective Date, the stated capital on our balance sheet attributable to our common stock would be reduced proportionally by a factor not less than one-fourth (1/4) and not greater than one-sixth (1/6), as determined in the discretion of the board of directors, from its present amount, and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. The per share common stock net loss and net book value would be increased because there would be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Dissenters’ or Appraisal Rights

Under the Oregon Business Corporation Act, shareholders are not entitled to dissenters’ or appraisal rights with respect to the Reverse Split Amendment.

If Proposal No. 2 is adopted and the Company is reincorporated as a Delaware corporation, shareholders are not entitled to dissenters’ or appraisal rights with respect to the Reverse Split Amendment under the General Corporation Law of the State of Delaware.

U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the reverse stock split to U.S. holders (as defined below) of our common stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the “IRS”) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. Such change could materially and adversely affect the tax consequences described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described herein. We have not sought any ruling from the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary assumes that you hold our common stock as a “capital asset” within the meaning of the Code (generally, property held for investment). This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction, or U.S. federal tax considerations other than income taxation. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	partnerships or other pass-through entities;

•	persons that are not “U.S. holders” (as defined below);

•	dealers in securities or currencies;

•	regulated investment companies or real estate investment trusts;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons who own at least five percent (by vote or value) of our common stock; or

•	persons deemed to sell our common stock under the constructive sale provisions of the Code.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND CONVERSION RATE ADJUSTMENT ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holder

For purposes of this discussion, a U.S. holder is any beneficial owner of our common stock that for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if either a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust, or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for United States federal income tax purposes.

If a partnership, or other entity treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor.

Tax Consequences of the Reverse Stock Split Generally

Except as provided below with respect to cash received in lieu of a fractional share, a U.S. holder generally will not recognize any gain or loss as a result of the reverse stock split. A U.S. holder’s aggregate tax basis in the common stock received in the reverse stock split generally will equal such holder’s aggregate tax basis in our common stock surrendered in the reverse stock split reduced by any amount allocable to a fractional share of post-reverse stock split common stock for which cash is received. The holding period for the shares of our common stock received in the reverse stock split generally will include the holding period for the shares of our common stock surrendered in the reverse stock split.

Cash Received in Lieu of Fractional Share

A U.S. holder that receives cash in lieu of a fractional share of common stock in the reverse stock split generally will be treated as having received such fractional share in the reverse stock split and then as having received such cash in redemption of such fractional share. A U.S. holder generally will recognize gain or loss measured by the difference between the amount of cash received and the portion of the basis of the pre-reverse stock split common stock allocable to such fractional share. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in our common stock exchanged therefore was greater than one year as of the date of the reverse stock split. The deductibility of capital losses is subject to limitations.

Backup Withholding

Certain U.S. holders may be subject to a 28% backup withholding tax on any cash received in the reverse stock split in lieu of a fractional share of common stock. Backup withholding will not apply, however, to a U.S. holder that comes within certain exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be allowed as a refund or credit against the U.S. holder’s federal income tax liability, provided the required information is timely furnished to the IRS.

Vote Required and Board of Directors Recommendation

Approval of this Proposal No. 4 requires the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote on the matter. As a result, abstentions, the failure to submit a proxy, or the failure to vote in person at the annual meeting of shareholders will have the same effect as votes against the proposal.

The board of directors recommends that shareholders vote “FOR” the approval of the proposal to amend the Articles of Incorporation to effect a reverse stock split at any whole number ratio not less than 1-for-4 and not greater than 1-for-6, with the exact ratio to be set within such range in the discretion of the board of directors, and the related proportional decrease in the number of authorized shares of our common stock and preferred stock, such amendment to be effected in the sole discretion of the board of directors at any time prior to our next annual meeting of shareholders without further approval or authorization of our shareholders.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

(Proposal 5)

In accordance with Section 14A of the Exchange Act, we are asking our shareholders to cast an advisory vote to approve the 2011 compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the design and effectiveness of our executive compensation program.

As described in detail under the section below captioned “Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain senior executive management, to motivate their performance toward clearly defined goals, and to align their long term interests with those of our shareholders. We urge our shareholders to read the “Compensation Discussion and Analysis” and the tables and narrative that follow for additional details about our executive compensation program, including information about the 2011 compensation paid to our named executive officers.

As we describe in our Compensation Discussion and Analysis, our executive compensation program includes a significant pay-for-performance component that supports our business strategy and aligns the interests of our executives with our shareholders. In particular, our compensation program rewards financial, strategic and operational performance and the goals set for each performance category support our long-range plans. In light of the achievement of our corporate goals for 2011, we believe that the compensation paid to our named executive officers was appropriate.

In addition, to discourage excessive risk taking, our compensation committee maintains discretion to increase or decrease any incentive plan compensation, allowing the committee to consider the circumstances surrounding individual performance and adjust payments accordingly. Additionally, multi-year vesting for long-term equity incentive awards discourages an inappropriate focus on short-term results at the risk of long-term, sustained performance.

2011 Strong Shareholder Support for Our Compensation Programs

At our annual meeting of our shareholders in 2011, our shareholders approved the compensation of our 2010 named executive officers, with approximately a 89% approval rating. The compensation committee believes that the strong support from our shareholders demonstrates that our executive compensation programs are designed appropriately to reward company and stock performance with responsible and balance incentives. The compensation committee continues to work to ensure that management’s interests are aligned with our shareholders’ interest.

2011 Compensation Program Highlights

As discussed in more detail under the section below captioned “Compensation Discussion and Analysis,” we believe that our executive compensation program is reasonable, competitive and strongly focused on pay for performance principles. In 2011, the compensation committee measured performance and set goals and objectives on the basis of corporate results that it believes will position us for long-term sustainable success. We believe that the 2011 compensation of our named executive officers was appropriate and aligned with our 2011 results. Our 2011 compensation program highlights are set forth below.

•

A majority of the total compensation paid to our named executive officers was in the form of variable or “at risk” compensation. Variable compensation is tied to the achievement of our performance goals (annual cash incentive bonus) or stock price appreciation (long-term equity incentives).

•	We continue to emphasize stock options as a key element of our compensation program, so that our named executive officers are rewarded only when our stock price increases.

•	Based on our 2011 results, our named executive officers that were eligible to receive incentive bonus awards received 60% of their target incentive bonus awards.

•	Our named executive officers were not provided with any “executive perquisites,” and were only provided with minimal perquisites that were also provided to all of our regular full-time employees.

The compensation committee regularly reviews the compensation program for our executives to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. We believe that our executive compensation program has been effective at encouraging the achievement of positive results, appropriately aligning pay and performance, and in enabling us to attract and retain talented executives.

Advisory Vote and Board Recommendation

We request shareholder approval of the 2011 compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables, and the narrative disclosures that accompany the compensation tables within this proxy statement). This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.

Accordingly, we ask that you vote “FOR” the following resolution at this meeting:

“RESOLVED, that the shareholders of AVI BioPharma, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in AVI BioPharma, Inc.’s proxy statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table, and the other related tables and disclosure within the proxy statement.”

You may vote “FOR,” “AGAINST,” or “ABSTAIN” from the proposal to approve the compensation of our named executive officers. As an advisory vote, the outcome of the vote on this proposal is not binding upon us.

Vote Required and Board of Directors Recommendation

Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our shareholders in this advisory vote, and our compensation committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations. Unless the board of directors modifies its determination on the frequency of future “say-on-pay” advisory votes, the next “say-on-pay” advisory vote will be held at the 2013 annual meeting of shareholders.

The board of directors recommends that shareholders vote “FOR” the compensation of our named executive officers.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 6)

Our audit committee has selected the firm of KPMG LLP to conduct an audit in accordance with generally accepted auditing standards of our financial statements for the year ending December 31, 2012. A representative of that firm is expected to be present at the annual meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. The audit committee has discussed with KPMG LLP its independence from us and our management, and this discussion included consideration of the matters in the written disclosures required by the Public Company Accounting Oversight Board and the potential impact that non-audit services provided to us by KPMG LLP could have on its independence. This appointment is being submitted for ratification at the meeting. If not ratified, the audit committee will reconsider this appointment, although the audit committee will not be required to appoint different independent auditors. KPMG LLP has served as our independent auditors since 2002.

Fees Billed to Us by KPMG LLP during 2011 and 2010

Audit Fees

Fees and related expenses for the 2011 and 2010 audits by KPMG LLP of our annual financial statements, its review of the financial statements included in our quarterly reports and other services that are provided in connection with statutory and regulatory filings totaled $345,000 and $330,000, respectively. Fees for 2011 included billings of $20,000 for the issuance of consents related to our filing of registration statements in 2011.

Audit-Related Fees

For the years 2011 and 2010, KPMG LLP billed us $118,600 and $16,000, respectively, for audit-related fees. The 2011 audit-related fees were related to the issuance of comfort letters and an audit of our 401(k) plan. The 2010 audit-related fees were related to an audit of our 401(k) plan.

Tax Fees

For the years 2011 and 2010, KPMG LLP did not bill us for any tax-related professional services.

All Other Fees

For the years 2011 and 2010, KPMG LLP did not bill us for any other professional services.

Policy on Audit Committee Pre-Approval of Fees

The audit committee must pre-approve all services to be performed for us by KPMG LLP. Pre-approval is granted usually at regularly scheduled meetings of the audit committee. If unanticipated items arise between regularly scheduled meetings of the audit committee, the audit committee has delegated authority to the chairman of the audit committee to pre-approve services, in which case the chairman communicates such pre-approval to the full audit committee at its next meeting. The audit committee also may approve the additional unanticipated services by either convening a special meeting or acting by unanimous written consent. During 2011 and 2010, all services billed by KPMG LLP were pre-approved by the audit committee in accordance with this policy.

Vote Required and Board of Directors Recommendation

The proposal will be approved if the votes cast in favor of this proposal exceed the votes cast against this proposal.

The audit committee has approved the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012, and the board of directors recommends that shareholders vote “FOR” ratification of this appointment.

STOCK OWNED BY AVI BIOPHARMA, INC. MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the ownership of our common stock as of April 16, 2012, with respect to: (i) each person known by us to beneficially own more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all directors and executive officers as a group:

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (# of Shares) (2)	Percent of Class (2)
Officers and Directors
J. David Boyle II (3)	70,282	*
Anthony Chase (4)	586,467	*
Gil Price, M.D. (5)	300,982	*
M. Kathleen Behrens, Ph.D. (6)	185,000	*
Christopher Garabedian (7)	1,132,917	*
John Hodgman (8)	148,334	*
William Goolsbee (9)	123,000	*
Hans Wigzell, M.D., Ph.D. (10)	115,000	*
Edward M. Kaye, M.D.	—	*
Peter Linsley, Ph.D. (11)	216,667	*
Effie Toshav (12)	230,208	*
Michael A. Jacobsen	—	*
All directors and officers as a group (10 persons) (13)	3,108,857	2.3%
5% Shareholders
Rockall Emerging Markets Master Fund Limited (14) c/o M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands	10,781,071	7.9%
BlackRock, Inc. (15) 40 East 52nd Street, New York, NY 10022	8,558,990	6.3%

*	Less than one percent.
(1)	Except as otherwise indicated, the address of each shareholder identified is c/o AVI BioPharma, Inc., 3450 Monte Villa Parkway, Suite 101, Bothell, Washington 98021. Except as indicated in the other footnotes to this table, each person named in this table has sole voting and investment power with respect to all shares of stock beneficially owned by that person.
(2)	Beneficial ownership is determined in accordance with rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within sixty (60) days of April 16, 2012, are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person. Based on 135,743,787 shares of common stock issued and outstanding as of April 16, 2012.
(3)	Based solely on information contained in a Form 4 filed on August 27, 2010 on behalf of Mr. Boyle.
(4)	Includes 30,000 shares subject to options exercisable within sixty (60) days of April 16, 2012 and 140,000 shares subject to currently exercisable warrants.
(5)	Includes 103,000 shares subject to options exercisable within sixty (60) days of April 16, 2012.
(6)	Includes 75,000 shares subject to options exercisable within sixty (60) days of April 16, 2012.
(7)	Includes 702,917 shares subject to options exercisable within sixty (60) days of April 16, 2012.
(8)	Includes 133,334 shares subject to options exercisable within sixty (60) days of April 16, 2012.
(9)	Includes 103,000 shares subject to options exercisable within sixty (60) days of April 16, 2012.
(10)	Includes 110,000 shares subject to options exercisable within sixty (60) days of April 16, 2012.
(11)	Includes 216,667 shares subject to options exercisable within sixty (60) days of April 16, 2012.

(12)	Pursuant to the terms of the separation agreement between us and Ms. Toshav, Ms. Toshav will continue to vest in stock options granted to her while she is providing consulting services to us. If the consultancy period is not terminated prior to June 24, 2012, then, effective upon the expiration of the consultancy period, Ms. Toshav will vest in 25% of the shares underlying the option grant she received in August 2011. The 230,208 shares listed in the table above represent options exercisable within sixty (60) days of April 16, 2012 and do not include the 25% of shares underlying the option grant she received in August 2011.
(13)	Includes 1,704,126 shares subject to options exercisable within sixty (60) days of April 16, 2012 and 140,000 shares subject to currently exercisable warrants.
(14)	Based solely on information contained in a Schedule 13G/A filed on February 13, 2012 by Rockall Emerging Markets Master Fund Limited (the “Fund”), Meldrum Asset Management, LLC (the “Investment Manager”), Con Egan (“Egan”), Conor O’Driscoll (“O’Driscoll”) and Fulvio Dobrich (“Dobrich” and collectively with Egan and O’Driscoll, the “Managers”), who are collectively referred to as the “Reporting Persons.” The Managers are the principals of the Investment Manager, which is the investment manager of the Fund. In the aggregate, the Reporting Persons beneficially owned 10,781,071 shares. The beneficial ownership of each Reporting Person was as follows: (i) the Fund beneficially owned 6,707,493 shares, which amount includes 631,034 shares subject to currently exercisable warrants, (ii) the Investment Manager, as the manager of the Fund, beneficially owned 6,707,493 shares, which amount includes 631,034 shares subject to currently exercisable warrants, (iii) Egan, both as a Manager and in his individual capacity, beneficially owned 8,055,493 shares, which amount includes 105,264 shares subject to currently exercisable warrants, (iv) O’Driscoll, both as a Manager and in his individual capacity, beneficially owned 7,492,182 shares, which amount includes 52,632 shares subject to currently exercisable warrants, and (v) Dobrich, both as a Manager and in his individual capacity, beneficially owned 8,648,382 shares, which amount includes 105,264 shares subject to currently exercisable warrants. Each of the Fund and the Investment Manager, as the manager of the Fund, has the power to vote and dispose of the shares beneficially owned by the Fund. Each of the Managers, by virtue of his position as a principal of the Investment Manager, has the shared authority to vote and dispose of all of the shares held by the Fund, as well as the sole power to vote and dispose of shares held in his individual capacity.
(15)	Based solely on information contained in a Schedule 13G/A filed on February 13, 2012 by BlackRock, Inc.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2011, with respect to shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)		Weighted- average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(c)
Equity compensation plans approved by security holders	12,205,857	(1)	$1.87	12,284,538	(2)
Equity compensation plans not approved by security holders (3)	2,300,000		1.85	—
Total	14,505,857		1.86	12,284,538

(1)

Of the number of securities to be issued upon exercise, (i) 7,652,107 shares are subject to outstanding options under our 2002 Equity Incentive Plan and (ii) 4,553,750 shares are subject to outstanding options under our 2011 Equity Incentive Plan. Following the adoption of our 2011 Equity Incentive Plan in June 2011, there will be no further grants under the 2002 Equity Incentive Plan, but awards previously granted pursuant to the 2002 Equity Incentive Plan will continue to be governed by its terms.

(2)	Includes 12,284,538 shares available for future issuance under our 2011 Equity Incentive Plan. The maximum number of shares that may be issued under the 2011 Equity Incentive Plan is 15,072,457 including 2,072,457 shares reserved but not issued under the 2002 Equity Incentive Plan. In addition, shares subject to outstanding awards under the 2002 Equity Incentive Plan that expire or otherwise terminate without having been exercised in full, or are forfeited to or repurchased by us, will be available for issuance under the 2011 Equity Incentive Plan, up to a maximum of 11,086,073 shares.
(3)	Represents shares issuable pursuant to the non-plan inducement grants granted to Ms. Toshav, Dr. Linsley and Dr. Kaye in 2011. The terms of the non-plan inducement grants are substantially similar to the terms governing stock option awards issued pursuant to our 2002 Equity Incentive Plan.

AUDIT COMMITTEE REPORT

The audit committee oversees the financial reporting process of our company on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 with management, including a discussion of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The audit committee reviewed with KPMG LLP, our independent registered public accounting firm that is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and an opinion on our internal controls over financial reporting, its judgments about our accounting principles and the other matters required to be discussed with the audit committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. The audit committee has received from KPMG LLP the written disclosure and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with KPMG LLP their independence. The audit committee has considered the effect of non-audit fees on the independence of KPMG LLP and has concluded that such non-audit services are compatible with the independence of KPMG LLP.

The audit committee discussed with KPMG LLP the overall scope and plans for its audits. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its audits and quarterly reviews, its observations regarding our internal controls, and the overall quality of our financial reporting. The audit committee held a total of seven meetings during 2011.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, that the 2011 audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

This report has been furnished by the members of the audit committee

AUDIT COMMITTEE

John Hodgman, Chairman
William Goolsbee
Anthony Chase

CORPORATE GOVERNANCE AND BOARD MATTERS

Board’s Role in Risk Oversight

The board of directors and each of its standing committees (audit, compensation, and nominating and corporate governance) oversee the management of risks inherent in the operation of our business. The board of directors has delegated certain risk management responsibilities to the board committees. The board of directors and the audit committee evaluate our policies with respect to risk assessment and risk management, and monitor our liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and external auditors and other advisors. In its periodic meetings with the independent accountants, the audit committee discusses the scope and plan for the audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs. The board of directors and the nominating and corporate governance committee monitor our governance and succession risk by regular review with management and outside advisors. As part of its responsibilities as set forth in its charter, the compensation committee reviews the impact of our executive compensation program and the associated incentives to determine whether they present a significant risk to us. The compensation committee has concluded, based on its reviews and analysis of our compensation policies and procedures, that such policies and procedures are not reasonably likely to have a material adverse effect on us.

Board Leadership Structure

The positions of Chief Executive Officer and Non-Executive Chairman of the Board are held by two different individuals (Mr. Garabedian and Mr. Goolsbee, respectively). Our Non-Executive Chairman has many of the duties and responsibilities that a “lead independent director” might have and, therefore, the board of directors has determined not to designate a separate “lead independent director.” This current structure allows our Chief Executive Officer to focus on our strategic direction and our day-to-day business while our Non-Executive Chairman provides guidance to the Chief Executive Officer and leads the board in its fundamental role of providing advice to, and independent oversight of, management. The board of directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position given our stage of development, as well as the commitment required to serve as our Non-Executive Chairman. The board of directors believes that this leadership structure is appropriate because it allows us to speak externally to our various constituents, as well as internally to our officers and employees, on a unified and consistent basis, and fosters clear accountability and effective decision-making. At the same time, our board structure incorporates appropriate board independence and programs for risk management oversight of our overall operations, including our compensation programs. The board of directors will continue to assess the appropriateness of this structure as part of the board of directors’ broader succession planning process.

We have been, and continue to be, a strong advocate of the independence of the board of directors and have put into place measures to see that our directors provide independent oversight. The board of directors believes that it also has established substantial independent oversight of management. For example, six of seven of our current directors are independent under the NASDAQ guidelines. In addition, each of the board of directors’ three standing committees is currently comprised solely of independent directors. Each of the standing committees operates under a written charter adopted by the board of directors. Also, our non-management directors meet in executive session periodically without management in attendance. One result of this focus on director independence is that oversight of critical matters, such as the integrity of our financial statements, employee compensation, including compensation of the executive officers, the selection of directors and the evaluation of the board of directors and its committees is entrusted to independent directors.

Board of Directors and Committee Meetings

During 2011, our board of directors met nine times and acted by unanimous written consent five times. During 2011, our audit committee met seven times and acted by unanimous written consent twice, our compensation committee met eight times and acted by unanimous written consent five times, and our nominating and corporate governance committee met once and acted by unanimous written consent once. All of our directors attended more than 75% of the aggregate of all meetings of the board of directors and of the committees on which such director served. Although we do not have a formal policy regarding attendance by members of the board of directors at our annual meeting of shareholders, our directors are encouraged to attend and two of our current directors attended the 2011 annual meeting of shareholders.

Determination Regarding Director Independence

The board of directors has determined that each of our current directors, except Mr. Garabedian, is an “independent director” as that term is defined in NASDAQ Marketplace Rule 5605(a)(2). The independent directors generally meet in executive session at least quarterly.

The board of directors has also determined that each current member of the audit committee, the compensation committee, and the nominating and corporate governance committee meets the independence standards applicable to those committees prescribed by the NASDAQ, the SEC, and the Internal Revenue Service.

Finally, the board of directors has determined that Mr. Hodgman, the chairman of the audit committee, is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

Code of Conduct

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”). The Code of Conduct applies to all directors and employees, including all officers, managers and supervisors, and is intended to better ensure full, fair, accurate, timely and understandable disclosures in our public documents and reports, compliance with applicable laws, prompt internal reporting of violations of these standards and accountability for adherence to standards. We have contracted with Ethicspoint to provide a method for employees and others to report violations of the Code of Conduct anonymously. A copy of the Code of Conduct is posted on our website at www.avibio.com.

Committees of the Board of Directors

During 2011, our board of directors had three standing committees: the audit committee; the compensation committee (which has delegated certain responsibilities to the new employee option committee as set forth in the “Executive Compensation — Compensation Discussion and Analysis — Equity Incentive Plan Compensation” section later in this report); and the nominating and corporate governance committee. All of the committee charters, as adopted by our board of directors, are available on our website at www.avibio.com under “Investor Relations — Corporate Governance.” The functions performed by each committee and the members of each committee are described below.

Audit Committee

The audit committee reviews with our independent registered public accounting firm the scope, results, and costs of the annual audit and our accounting policies and financial reporting. Our audit committee (i) has direct responsibility for the appointment, compensation, retention, and oversight of our independent registered public accounting firm, (ii) discusses with our auditors their independence from management, (iii) reviews the scope of the independent annual audit, (iv) establishes procedures for handling complaints regarding our accounting practices, (v) oversees the annual and quarterly financial reporting process, (vi) has authority to engage any independent advisors it deems necessary to carry out its duties, and (iv) has appropriate funding to engage any necessary outside advisors. A full description of the responsibilities and duties of the audit committee is contained in the audit committee charter. The current members of the audit committee are John Hodgman

(Chairman), Anthony Chase and William Goolsbee. Gil Price was a member of the audit committee until October 2011. The board of directors has determined that Mr. Hodgman, the chairman of the audit committee, is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The audit committee report is included in this proxy statement. The audit committee charter requires the committee to review and assess the charter’s adequacy annually.

Compensation Committee

The compensation committee oversees our compensation and benefits practices and programs, as more fully described in the “Executive Compensation — Compensation Discussion and Analysis” section later in this report. The current members of the compensation committee are Gil Price (Chairman), M. Kathleen Behrens, William Goolsbee and John Hodgman. The Compensation Committee Report is set forth in the “Executive Compensation — Compensation Committee Report” section later in this report.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee reviews candidates and makes recommendations of nominees for the board of directors. The nominating and corporate governance committee also is responsible for considering and making recommendations to the board of directors concerning the appropriate size, functions and needs of the board of directors and to ensure compliance with the Code of Conduct. As part of its duties, the nominating and corporate governance committee will consider individuals who are properly proposed by shareholders to serve on the board of directors in accordance with laws and regulations established by the SEC and The NASDAQ Global Market, our bylaws and applicable corporate law, and make recommendations to the board of directors regarding such individuals based on the established criteria for members of our board. The nominating and corporate governance committee may consider in the future whether our company should adopt a more formal policy regarding shareholder nominations. The current members of the nominating and corporate governance committee are M. Kathleen Behrens (Chairperson), Anthony Chase and Gil Price.

The board of directors believes that the board, as a whole, should possess a combination of skills, professional experience, and diversity of backgrounds necessary to oversee our business. In addition, the board of directors believes that there are certain attributes that every director should possess, as reflected in the board’s membership criteria. Accordingly, the board and the nominating and corporate governance committee consider the qualifications of directors and director candidates individually and in the broader context of the board’s overall composition and our current and future needs. The nominating and corporate governance committee has not established specific minimum age, education, years of business experience or specific types of skills for potential candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. In general, each director will have the highest personal and professional ethics, integrity and values and will consistently exercise sound and objective business judgment. It is expected that the board of directors as a whole will have individuals with significant appropriate senior management and leadership experience, a long-term and strategic perspective, the ability to advance constructive debate, and a global perspective. These qualifications and attributes are not the only factors the nominating and corporate governance committee will consider in evaluating a candidate for nomination to the board of directors, and the nominating and corporate governance committee may reevaluate these qualifications and attributes at any time.

The nominating and corporate governance committee is responsible for developing and recommending board membership criteria to the board for approval. The criteria include the candidate’s business experience, qualifications, attributes and skills relevant to the management and oversight of our business, independence, judgment and integrity, the ability to commit sufficient time and attention to board activities, and any potential conflicts with our business and interests. In addition, the board and the nominating and corporate governance committee annually evaluate the composition of the board to assess the skills and experience that are currently represented on the board, as well as the skills and experience that the board will find valuable in the future, given our current situation and strategic plans. While not maintaining a specific policy on board diversity requirements, the board and the nominating and corporate governance committee believe that diversity is an important factor in determining the composition of the board and, therefore, seek a variety of occupational and personal backgrounds on the board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the board. This annual evaluation of the board’s composition enables the board and the nominating and corporate governance committee to update the skills and experience they seek in the board as a whole, and in individual directors, as our needs evolve and change over time and to assess the effectiveness of efforts at pursuing diversity. In identifying director candidates from time to time, the board and the nominating and corporate governance committee may identify specific skills and experience that they believe we should seek in order to constitute a balanced and effective board.

Except as set forth above, the nominating and corporate governance committee does not have a formal process for identifying and evaluating nominees for director. The nominating and corporate governance committee does not currently engage any third party director search firms but may do so in the future if it deems such engagement appropriate and in our best interests. These issues will be considered by the nominating and corporate governance committee in due course, and, if appropriate, the nominating and corporate governance committee will make a recommendation to the board of directors addressing the nomination process.

Communications with the Board of Directors

The board of directors welcomes and encourages shareholders to share their thoughts regarding our company. While the board of directors encourages such communication, for a variety of reasons, including compliance with securities laws, fiduciary duties of the directors, and good business practices relating to corporate communications, our preference is that shareholders communicate with the board of directors in compliance with our communications policy. Our communications policy, as adopted by the board of directors, provides that all communications should be in writing and directed to the attention of our Investor Relations Department at AVI BioPharma, Inc., 3450 Monte Villa Parkway, Suite 101, Bothell, Washington, 98021. Our Investor Relations Department will review the communication, and if the communication is determined to be relevant to our operations, policies, or procedures (and not vulgar, threatening, or of an inappropriate nature not relating to our business), Investor Relations will then distribute a copy of the communication to the chairman of the board, the chairman of the audit committee and our internal and outside counsel. Based on the input and decision of these persons, along with the entire board of directors if it is deemed necessary, we, through our Investor Relations Department, will respond to the communication.

Compensation of Directors

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board of directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us as well as the skill-level we require of our directors. Board members receive cash compensation in U.S. dollars. We also reimburse our directors for travel and other necessary business expenses incurred in the performance of their services for us.

Cash Compensation

On September 27, 2010, our board of directors, upon the recommendation of the compensation committee, approved and adopted a Non-Employee Director Compensation Policy (the “Director Compensation Policy”). Under the Director Compensation Policy, our non-employee directors receive cash compensation of $35,000 per year for their service on the board of directors. In addition, any non-employee director serving as chairperson of the board receives an additional $45,000 per year for service as chairperson. The chairpersons of the audit, compensation and nominating and corporate governance committees receive additional fees of $16,000, $12,000 and $5,000 per year, respectively, for such service. Finally, members of the audit, compensation and nominating and corporate governance committees that are not serving as the chairperson of such committees receive additional fees of $8,000, $6,000 and $3,000 per year, respectively, for such service. All cash fees are paid on a quarterly basis at the beginning of the applicable quarter.

Stock-Based Compensation

Pursuant to the Director Compensation Policy, each individual who is first elected or appointed as a non-employee member of the board of directors is automatically granted an option to purchase 60,000 shares of our common stock, with 25% of the total amount of shares underlying the option vesting each year on the earlier of (i) the anniversary date of the grant and (ii) the date of the annual meeting of our shareholders in the year following the date of grant. In addition, each non-employee director who has served on the board of directors for at least six months will be automatically granted an option to purchase 30,000 shares of our common stock on the date of the first meeting of the board of directors held after the annual meeting of our shareholders. All of the shares underlying such option will vest on the earlier of (i) the anniversary date of the grant and (ii) the date of the annual meeting of our shareholders in the year following the date of grant, provided that the non-employee director continues to serve as a director through such date. Also, each non-employee director who has served on the board of directors for at least six months prior to the first meeting of the board of directors held after the annual meeting of our shareholders will be automatically granted a restricted stock award for 5,000 shares of our common stock on the date of the first meeting of the board of directors held after the annual meeting of our shareholders. All of the shares underlying the restricted stock award will vest on the earlier of (i) the anniversary date of the grant and (ii) the date of the annual meeting of our shareholders in the year following the date of grant, provided that the non-employee director continues to serve as a director through such date. The stock-based compensation component for non-employee directors prior to the adoption of the Director Compensation Policy was the same as that set forth in the Director Compensation Policy.

The following table sets forth compensation information for our non-employee directors for 2011. The table excludes Mr. Garabedian who did not receive any compensation from us in his role as director in 2011. All compensation numbers are expressed in U.S. dollars.

Director Compensation for 2011

Name (a)	Fee Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (1) (d)	All Other Compensation ($) (g)	Total ($) (h)
William Goolsbee	$98,500	$7,050	$28,524	—	$134,074
Anthony Chase	46,000	7,050	28,524	—	81,574
John Hodgman	57,000	7,050	28,524	—	92,574
Gil Price, M.D.	48,500	7,050	28,524	—	84,074
M. Kathleen Behrens, Ph.D.	44,500	7,050	28,524	—	80,074
Hans Wigzell, M.D., Ph.D.	35,000	7,050	28,524	—	70,574

(1)	The amounts in the option awards column reflect the aggregate grant date fair value of option awards granted in 2011 calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in Note 3 to the financial statements set forth in our Annual Report on Form 10-K for 2011, filed with the SEC on March 13, 2012. As of December 31, 2011, each director and former director had the following number of options and shares of restricted stock outstanding, respectively: Mr. Goolsbee: 133,000 and 5,000; Mr. Chase: 90,000 and 5,000; Mr. Hodgman: 163,334 and 5,000; Dr. Price: 133,000 and 5,000; Dr. Behrens: 120,000 and 5,000; and Dr. Wigzell: 170,000 and 5,000.

COMPENSATION POLICIES, PRACTICES, RISKS AND RELATED ISSUES

Overview

We are a biopharmaceutical company focused on the discovery and development of unique RNA-based therapeutics for the treatment of rare and infectious diseases. We are primarily focused on rapidly advancing the development of our potentially disease-modifying Duchenne Muscular Dystrophy drug candidates, including our lead product candidate, eteplirsen. We are also focused on developing therapeutics for the treatment of infectious diseases, including our lead infectious disease programs aimed at the development of drug candidates for the Ebola and Marburg hemorrhagic fever viruses. We operate in a highly complex business environment and believe that a competitive compensation program is an important tool to help attract, retain, recognize and reward the talented employees we need to achieve our mission and deliver value to our shareholders.

The objectives of our compensation policies and programs are to attract and retain well-qualified senior executive management, to motivate their performance toward clearly defined goals, and to align their long-term interests with those of our shareholders. In addition, our compensation committee believes that maintaining and improving the quality and skills of our management and appropriately incentivizing their performance are critical factors affecting our shareholders’ realization of long-term value. We intend that total compensation and each of its components, including base salary, incentive cash compensation, equity compensation and benefits be competitive in the biopharmaceutical marketplace for suitable talent and in accord with our short and long term goals. While fixed compensation such as base salary and benefits are primarily designed to be competitive in the biopharmaceutical marketplace for employees, incentive compensation is designed to be primarily merit based and reward strategic and operational achievements. Historically, actual incentive compensation for the named executive officers other than the Chief Executive Officer has been a function of the achievement of defined and agreed corporate and individual goals. With respect to our Chief Executive Officer, 100% of the goals are tied to corporate objectives to reflect the fact that our Chief Executive Officer makes strategic decisions that influence us as a whole and thus, it is more appropriate to reward performance against corporate objectives.

Risk Assessment and Compensation Practices

We believe that any risks arising from our compensation policies and programs are not reasonably likely to have a material adverse effect on us in the future.

The compensation committee reviewed our compensation policies and programs and determined the following:

•

we structure our total compensation to consist of both fixed (salary and benefits) and variable compensation (cash incentive, equity compensation and merit based annual adjustments). We believe that the variable compensation elements provide an appropriate percentage of overall compensation to motivate executives to focus on our performance, while the fixed element serves to provide an appropriate and fair compensation level that allows us to remain competitive in the biopharmaceutical market to obtain and retain the services of our employees while also not encouraging executives and non-executive employees to take unnecessary or excessive risks in the achievement of goals;

•

we believe that our compensation program balances short and long-term performance and does not place inappropriate focus on achieving short-term results at the risk of long-term, sustained performance;

•	all incentive plan designs and specific elements are reviewed and approved by the compensation committee annually;

•

performance targets for the annual performance plan, which covers all named executives and most employees, are established annually by our compensation committee and the board. We have internal controls over the measurement and calculation of these performance metrics, designed to prevent manipulation of results by any employee, including our executives. Additionally, the compensation committee and the board monitor the corporate performance metrics formally no less than annually and periodically on a more informal basis during the year;

•

the compensation committee has the discretion to increase or decrease any plan payment upwards or downwards, allowing the compensation committee to consider the circumstances surrounding corporate and/or individual performance and adjust payments accordingly;

•	there are appropriate internal controls over the processing of payments;

•	our existing governance and organizational structure incorporates a substantial risk management component through the review and actions of the board and its standing committees; and

•

the long-term component of compensation consists of RSUs and stock option grants. Our primary long-term incentive grants are stock options, which would only have value if our stock price increases subsequent to the date of grant. Vesting requirements of three to four years encourage employees to take a long-term perspective on overall corporate performance, which ultimately influences share price appreciation. We believe that long-term equity compensation balances the cash incentives in place to motivate short-term performance.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Throughout this section of this report, the individuals who served as our principal executive officer and principal financial officer during 2011, as well as the other individuals included in the Summary Compensation Table in this report, are referred to as the “named executive officers.”

Significant Management Changes in 2011

In 2011, we underwent several senior management changes, including the appointments of Mr. Garabedian as our President and Chief Executive Officer, Ms. Effie Toshav as our Senior Vice President and General Counsel, Dr. Linsley as our Senior Vice President and Chief Scientific Officer, Dr. Kaye as our Senior Vice President and Chief Medical Officer, Mr. Jacobsen as our Vice President of Finance and Principal Accounting Officer and Dr. Jayant Aphale as our Senior Vice President of Technical Operations. Also, several former members of senior management departed our company in 2011 including the former Chief Financial Officer, Chief Business Officer, Chief Medical Officer and the Senior Vice President of Preclinical Development and Research.

Executive Summary

Fiscal Year 2011 — An Overview of Business Results

Despite a continued challenging economic environment, we delivered on numerous strategic objectives for fiscal 2011. Key results for the year included:

•	revenues for 2011 were $47.0 million, compared to $29.4 million for 2010;

•	initiated a Phase IIb, Placebo-Controlled Study with eterplirsen, our lead clinical drug for the treatment of Duchenne Muscular Dystrophy;

•	initiated a long-term animal toxicology program with eteplirsen to support longer-term dosing of the drug in clinical trials;

•	advanced the clinical programs of our drug candidates for Ebola and Marburg under contract with the Department of Defense;

•	completed single-ascending dose safety trials evaluating our Ebola (AVI-6002) and Marburg (AVI-6003) drugs in healthy volunteers;

•	initiated dosing in a single-ascending dose safety trial evaluating our Influenza drug (AVI-7100) in healthy volunteers; and

•	established two collaborations for IND-enabling work for two additional exon-skipping drug candidates for the treatment of Duchenne Muscular Dystrophy.

Commitment to Pay-for-Performance

Our executive compensation program includes a significant pay-for-performance component that supports our business strategy and aligns the interests of our executives with our shareholders. We believe a significant portion of our executives’ compensation should be variable and at-risk and tied directly to our strategic growth and performance. Consistent with this focus, the largest portion of our executives’ compensation is in the form of performance-based annual and long-term equity incentives. For 2011, 82.5% of our Chief Executive Officer’s target total compensation was comprised of at risk or variable pay. The pie charts below show the target total direct compensation mix for fiscal 2011 for Mr. Garabedian and the average for the other named executive officers that were employed by us as of the end of fiscal 2011.

Although we achieved numerous corporate goals, we acknowledge that our stock price results have declined in 2011. We believe that our compensation program for our senior executives is appropriately sensitive to these results. Specifically, because the pay mix for our executives is heavily weighted to stock-based awards, and the realizable value of these awards changes along with our stock price. To the extent that we do not perform for our shareholders, our executives are similarly impacted with respect to this element of compensation.

The graph below illustrates Mr. Garabedian’s actual realizable compensation for fiscal 2011 (consisting of his base salary, sign-on bonus, in-the-money stock options granted in fiscal 2011 valued as of the end of fiscal 2011 and annual incentive bonus awarded in April 2012 (i.e., restricted stock units and in-the-money stock options valued as of the end of fiscal 2011)), compared to Mr. Garabedian’s total compensation as shown in the Summary Compensation Table, and demonstrates that a substantial majority of Mr. Garabedian’s fiscal 2011 compensation is performance-based and appropriately sensitive to stock performance. Because all stock options granted by us are granted with an exercise price equal to the closing market price of our common stock on the date of grant, such stock options only have value if our stock price increases.

In addition, our annual incentive award program is further linked to changes to shareholder value and shareholder interests. In 2011, the compensation committee established five performance criteria for our named executive officers based on the performance of our Company as a whole. Due to the achievement of several of the performance criteria, Messrs. Garabedian and Kaye, the only two named executive officers who were eligible to receive a bonus for fiscal 2011, earned a bonus equal to 60% of their target.

However, instead of paying such performance-based bonuses out in cash, the compensation committee determined that such bonuses would be paid in a combination of stock options and restricted stock units to Mr. Garabedian and in a combination of cash and stock options to Mr. Kaye. Such equity awards are subject to further time-vesting obligations, to provide additional retention value for our Company.

Because of the compensation committee’s determination of awarding performance-based bonuses in equity, at least in part, we believe that our annual incentive award program further demonstrates our commitment to pay our executives for increased shareholder value. To illustrate, of the total grant date fair value of the equity awards that Mr. Garabedian was granted for fiscal 2011 (i.e., $3,178,711 including $219,201 that was granted pursuant to our annual performance-based bonus program), the realizable value as of the end of fiscal 2011 (i.e., in-the-money stock options granted in fiscal 2011 valued as of the end of fiscal 2011 and the annual incentive bonus awarded in April 2012 (i.e., restricted stock units and in-the-money stock options valued as of the end of fiscal 2011)) was $61,250, or less than 2% of the total value as shown in the summary compensation table.

Our Stock Price is Volatile and Point in Time Comparisons of our Stock Price are Poor Indicators of our Performance

The market prices for securities of biotechnology companies, including our stock, have been historically volatile. In addition, the stock market has recently experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of individual companies. Since many biotechnology companies require continued financings to advance their research and clinical programs, the stock price sometimes experiences volatility in anticipation of dilutive financing events despite the advancement of research and clinical programs.

We believe that a more meaningful measure of performance for the Company is the progress of our clinical programs and the successful advancement of our technology platform because the Company has achieved successful milestones across four clinical programs in 2011. Specifically, we initiated four clinical trials with four separate drug candidates that were deemed safe by independent Drug and Safety Monitoring Boards at the doses tested.

In summary, our compensation program design and realizable pay results illustrate our pay-for-performance philosophy. We have rewarded our executives for sustained financial performance and growth during a difficult economic environment. At the same time, our emphasis on stock-based awards results in a healthy alignment between our executives’ pay and the realized results for our shareholders.

Our Board of Directors Entered into Careful and Deliberate Considerations and Judgments in Assessing the Company’s Business Needs and Structuring an Appropriate Compensation Package to Recruit Our Current Chief Executive Officer

In 2010, our board of directors determined that Mr. Garabedian was the person most qualified to serve as our Chief Executive Officer and President to lead the Company and improve our financial performance. Mr. Garabedian has a successful and extensive history of related and qualified experience with biopharmaceutical companies. Before joining the Company, he served as Vice President of Corporate Strategy for Celgene Corporation, a publicly-traded integrated global biopharmaceutical company. Prior to his position at Celgene Corporation, he served as an independent consultant to early-stage biopharmaceutical companies and in a number of global leadership roles, including as Vice President of Corporate Development, Vice President of Marketing and Vice President of Medical Affairs at Gilead Sciences, Inc.

Our board of directors engaged in extensive arms-length negotiations with Mr. Garabedian in recruiting him to accept the position as our Chief Executive Officer and President. In determining Mr. Garabedian’s compensation package, the board of directors took into account, among other things, the fact that Mr. Garabedian was required to relocate to our Bothell, Washington headquarters from the east coast of the United States, his extensive experience in our industry, the salaries and potential bonuses commanded by principal executive officers at other companies in our industry, and input from an independent external executive compensation consulting firm.

We believe that Mr. Garabedian’s employment agreement aligns with best practices and includes many shareholder-friendly provisions. Among other things, Mr. Garabedian’s employment agreement has a term of two years, after which the agreement will expire, unless both parties agree to renew the employment agreement. Further, the employment agreement provides for double-trigger severance and a “best net” provision related to golden parachute excise taxes, pursuant to which his severance benefits will either be delivered in full or delivered as to such lesser extent which would result in no portion of the severance benefits being subject to golden parachute excise taxes, whichever result is superior for Mr. Garabedian on an after-tax basis, since Mr. Garabedian is responsible for any golden parachute excise taxes.

Our Executive Compensation Program Is Aligned with Best Practices and Shows Our Commitment to Good Compensation Governance

The compensation committee is committed to having strong governance standards with respect to our executive compensation programs, procedures and practices. Among other things, specifically:

•	the compensation committee is comprised solely of independent directors;

•

the compensation committee retains an independent compensation consultant to provide it with advice and guidance on the design of our executive compensation programs and to evaluate our executive compensation;

•

the compensation committee has determined that the Company shall not enter into any new employment agreements with executive officers with gross-up payments related to any golden parachute excise taxes;

•

the Company does not provide our executive officers any “executive perquisites,” other than minimal perquisites, such as relocation expenses and related tax gross-up payments, that were also provided to all of our regular full-time employees, as we believe such expenses are business-related and are expenses that the executive incurs as a direct result of the Company’s request and benefit the Company; and

•	the Company does not provide any executive pension, supplemental retirement or non-qualified deferred compensation plans.

Compensation Philosophy and Objectives

We are a biopharmaceutical company focused on the discovery and development of unique RNA-based therapeutics for the treatment of rare and infectious diseases. We are primarily focused on rapidly advancing the development of our potentially disease-modifying Duchenne Muscular Dystrophy drug candidates, including our lead product candidate, eteplirsen. We are also focused on developing therapeutics for the treatment of infectious diseases, including our lead infectious disease programs aimed at the development of drug candidates for the Ebola and Marburg hemorrhagic fever viruses. We operate in a highly complex business environment and believe that a competitive compensation program is an important tool to help attract, retain, recognize and reward the talented employees we need to achieve our mission and deliver value to our shareholders.

The objectives of our compensation policies and programs are to attract and retain well-qualified senior executive management, to motivate their performance toward clearly defined goals, and to align their long-term interests with those of our shareholders. We seek, and have sought, to reward and to provide incentives to the named executive officers for their performance and delivery against agreed goals. Over the past few years, we have seen significantly increased demand for executives with industry-specific skills and experience and a highly competitive market for such executives. Additionally, given the competitive nature of our industry and the small size of our company relative to certain other members of our industry, we historically have faced significant challenges in recruiting senior members of our management team. Thus, since 2010, attraction and retention of executives has been one of the key purposes of our executive compensation program, which continued in 2011. Following Mr. Garabedian’s appointment as our Chief Executive Officer, we recruited several new key members of our senior management team, as described above, and we expect that attraction and retention of executives will continue to be one of the key purposes of our executive compensation program in 2012 and beyond.

Compensation Principles

In addition to the foregoing, the following executive compensation principles guided the compensation committee during 2011 in fulfilling its roles and responsibilities:

•	compensation levels and opportunities should be sufficiently competitive to facilitate recruitment and retention of experienced executives in our highly competitive talent market;

•	compensation should reinforce our business strategy by integrating and communicating key metrics and operational performance objectives and by emphasizing incentives in the total compensation mix;

•

compensation programs should align executives’ long-term financial interests with those of the shareholders by providing equity-based incentives without incentivizing the executives to take inappropriate risks in order to enhance their individual compensation;

•	compensation programs should be flexible, giving the compensation committee and our board of directors discretion to make adjustments on an as-needed basis;

•	executives with comparable levels of responsibility should be compensated comparably; and

•	compensation should be transparent and easily understandable to both our executives and our shareholders.

Compensation Program Design

The compensation committee believes that maintaining and improving the quality and skills of our management and appropriately incentivizing their performance are critical factors affecting our shareholders’ realization of long-term value. We intend that total compensation and each of its components, including base salary, incentive cash compensation, equity compensation and benefits be competitive in the biopharmaceutical marketplace for suitable talent and in accord with our short and long-term goals.

While fixed compensation such as base salary and benefits are primarily designed to be competitive in the biopharmaceutical marketplace for employees, incentive compensation is designed to be primarily merit based and reward strategic and operational achievements. Historically, actual incentive compensation for the named executive officers other than the Chief Executive Officer has been a function of the achievement of defined and agreed corporate and individual goals. With respect to our Chief Executive Officer, 100% of the goals are tied to corporate objectives to reflect the fact that our Chief Executive Officer makes strategic decisions that influence us as a whole and thus, it is more appropriate to reward performance against corporate objectives.

The at-risk component of the compensation package for each named executive officer, which includes a targeted bonus and long-term equity incentives, is typically determined (in whole or in part) on the basis of achievement of the corporate goals. For 2011, we considered solely corporate goals in determining targeted bonuses, which were paid partially in cash and partially in equity (except for Mr. Garabedian whose bonus was paid solely in equity) as described below in greater detail. We also anticipate that annual equity grants will be considered by the compensation committee around the time of our 2012 annual meeting of shareholders. Factors that influence the size of these annual equity grants include, among others, achievement of corporate goals and the amount of vested and unvested equity awards held by a named executive officer at the time of grant. Compensation decisions are also based on market factors that require us to remain competitive in our compensation package in order to attract and retain qualified individuals.

For 2011, our compensation committee determined that all of our employees, including the named executive officers, would have their incentive compensation tied solely to the achievement of our overall corporate goals. The compensation committee based its decision on the fact that a large number of our employees, including a majority of the named executive officers, had either joined our company in 2011 or had experienced significant changes to their responsibilities from prior years and since the beginning of 2011. Furthermore, 2011 was a transitional year for our company with several changes in key executive positions and a reprioritization of activities related to our Duchenne Muscular Dystrophy and infectious disease development programs. Relying on these factors, the compensation committee determined that a unified focus on achievement of our corporate goals would be most beneficial to our company during this transitional time.

For 2012, the compensation committee anticipates returning to our historical compensation approach for our employees, excluding the Chief Executive Officer, by tying incentive compensation to the achievement of both corporate goals and individual goals.

In 2011, the compensation committee, the board and our Chief Executive Officer agreed and set performance goals for our company as a whole. Following the completion of 2011, the compensation committee, with input from Mr. Garabedian, assessed the degree to which these corporate goals were met.

Response to 2011 Say-on-Pay Vote

We believe our executive compensation program is effectively designed and working well in alignment with the interests of our shareholders and is instrumental to achieving our corporate objectives. In determining executive compensation decisions for 2011, our compensation committee considered the approximately 89% level of shareholder support that the “Say-on-Pay” proposal received at our June 13, 2011 Annual Meeting of Shareholders. As a result, the compensation committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation and will continue to consider shareholder concerns and feedback in the future.

With respect to the frequency of future “Say-on-Pay” advisory votes, consistent with the outcome of the advisory shareholder vote regarding the proposal, we determined to hold an advisory “Say-on-Pay” vote on the compensation of our named executive officers annually until the next vote on the frequency of shareholder votes on the compensation of the named executive officers is held.

The Compensation Committee

Our executive compensation program is administered by our compensation committee. As of December 31, 2011, the compensation committee was composed of four directors: M. Kathleen Behrens, William Goolsbee, John Hodgman and Gil Price (Chairman). Each member of the compensation committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, a “non-employee director” for purposes of Exchange Act Rule 16b-3 and satisfies NASDAQ’s independence requirements.

The compensation committee is responsible for reviewing, assessing, and approving all elements of compensation for our named executive officers. More specifically, the compensation committee is directly responsible for establishing annual company-wide performance goals. Historically, the compensation committee is also responsible for working with our Chief Executive Officer to establish individual performance goals for each of the other named executive officers.

The committee’s responsibilities related to executive compensation include, among other things: (i) evaluating the performance of our Chief Executive Officer and other executives in light of the approved corporate goals; (ii) setting the compensation of the Chief Executive Officer and other executives based upon the evaluation of the performance of the Chief Executive Officer and the other executives; (iii) making recommendations to the board of directors with respect to new cash-based incentive compensation plans and equity-based compensation plans; and (iv) preparing an annual self-evaluation report of the compensation committee.

The compensation committee has independent authority to make compensation decisions for our named executive officers. Certain duties related to the grant of options to non-executive employees that are otherwise within the scope of the compensation committee’s authority have been delegated to the new employee option committee as set forth in the “— Equity Incentive Plan Compensation” section later in this report.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer plays a pivotal role in determining executive compensation. No less than annually, our Chief Executive Officer assesses the performance of the named executive officers. Following such assessments, our Chief Executive Officer historically recommended to the compensation committee a base salary, performance-based bonus, and a grant of stock options for each named executive officer other than himself. The compensation committee would consider the information provided by the Chief Executive Officer, together with other information available to the compensation committee and determine the compensation for each named executive officer. Because incentive compensation for 2011 was tied exclusively to the achievement of corporate goals, the Chief Executive Officer presented a recommendation to the compensation committee regarding the levels of achievement of the various corporate goals. The compensation committee considered this recommendation and other information available to it when determining the achievement level of the corporate goals, which dictated the levels of incentive compensation paid to our named executive officers.

Role of Compensation Consultant

In December 2010, the compensation committee engaged its own independent third-party compensation consultant, Compensia, to assist with its 2011 compensation reviews and actions. Compensia’s services included:

•	identifying an updated market framework (including a peer group of companies) for formal compensation benchmarking purposes;

•	gathering data on our executive officer cash and equity compensation relative to competitive market practices; and

•	developing a market-based framework for potential changes to our compensation program for the compensation committee’s review and input.

Additional information regarding the services provided by Compensia are discussed below in greater detail. Other than services provided to our compensation committee, Compensia did not perform any other work for our company.

Competitive Market Review for 2011

The market for experienced management is highly competitive in the life sciences and biopharmaceutical industries. We seek to attract and retain the most highly qualified executives to manage each of our business functions, and we face substantial competition in recruiting and retaining management from companies ranging from large and established biopharmaceutical companies to entrepreneurial early stage companies. We expect competition for appropriate technical, commercial, and management skills to remain strong for the foreseeable future.

In connection with the hiring of our Chief Executive Officer in December 2010, Compensia developed a summary of market practices at similarly-sized life science companies using the Radford Life Sciences Executive Compensation Survey (the “Radford Survey”) covering companies with 50 to 150 employees. The Radford Survey is considered a national standard for our industry and is commonly used for compensation benchmarking by U.S.-based biopharmaceutical companies. The survey allows us to compare all elements of executive compensation to benchmarks at companies of similar size. Based on this assessment, the compensation committee determined that the base salary, annual target bonus opportunity and value and size of the stock option grant for our new Chief Executive Officer fell within market competitive ranges between the 50th and 75th percentiles.

In March 2011, the compensation committee, with the assistance of Compensia, refined its approach to reviewing market compensation data for our named executive officers by developing a preliminary peer group of public companies from which to gather competitive market data to supplement the Radford Survey. Compensia prepared a formal executive compensation assessment for the compensation committee’s consideration. In analyzing our executive compensation program for 2011, the compensation committee compared certain aspects of our named executive officer compensation, including base salary, target bonus and long-term equity incentives, to the compensation levels provided by our preliminary peer group as part of this assessment.

The compensation committee used the following criteria to determine the preliminary compensation peer group:

•	U.S.-based public companies with a primary focus on biotechnology and with the phase of their most developed product in Phase II or Phase III;

•	revenue of between approximately $10 million and $40 million; and

•	market capitalization of between approximately $80 million and $600 million.

This set of selection criteria led us to establish the following companies as our peer group for the March 2011 compensation assessment:

•	Acadia Pharmaceuticals

•	Arqule

•	Array BioPharma

•	Aveo Pharmaceuticals

•	Chelsea Therapeutics

•	Cleveland Biolabs

•	Curis

•	Dynavax Technologies

•	Idera Pharmaceuticals

•	Immunogen

•	Immunomedics

•	Inovio Pharmaceuticals

•	Metabolix

•	Micromet

•	Nabi Biopharmaceuticals

•	Neurocrine Biosciences

•	Oncogenex Pharmaceuticals

•	Oncothyreon

•	Osiris Therapeutics

•	Peregrine Pharmaceuticals

•	Pharmacyclics

•	Sangamo Biosciences

•	Siga Technologies

•	Stemcells

Based on the results of the March 2011 compensation assessment, we determined that our total cash compensation levels for then current executive officers generally reflected market competitive ranges. More specifically, our base salaries and target bonus opportunities were positioned at the median or between the median and the 75th percentile among the peer group and the broader biopharmaceutical market for similar-sized companies.

In August 2011, the compensation committee, with the assistance of Compensia, developed a supplemental analysis to review how the equity portion of total compensation provided to our executives compared to market-based equity data and how the value of this component was impacted by our April 2011 equity financing. In connection with this assessment and to define a comparable market, the compensation committee updated our peer group to reflect publicly-traded U.S.-based biopharmaceutical companies of similar stage of development and size in terms of revenue, headcount and market capitalization. The updated peer group, which we expect to be our primary comparator group for executive compensation market analysis on a go-forward basis, consisted of the following companies:

•	Aastrom Biosciences

•	Adolor

•	Aegerion Pharmaceuticals

•	Amicus Therapeutics

•	Anacor Pharmaceuticals

•	BioCryst Pharmaceuticals

•	Cytori Therapeutics

•	Inhibitex

•	Maxygen

•	Nabi Pharmaceuticals

•	Novavax

•	NuPathe

•	Pain Therapeutics

•	POZEN

•	Raptor Pharmaceuticals

•	Repligen

•	Trius Therapeutics

•	Vanda Pharmaceuticals

•	XenoPort

Setting Executive Compensation

As a general proposition, in setting compensation for the named executive officers, including the Chief Executive Officer, the compensation committee considers a number of factors, including analyses of compensation in our peers and other similarly-sized companies in the biopharmaceutical industry, analyses of reports from compensation consultants, the satisfaction of (or failure to satisfy) previously-developed performance measurements for the named executive officer and our company, and the value and size of the total vested and unvested equity grants owned by the executive.

The compensation committee believes it is important when making its compensation-related decisions to be informed as to current practices of similarly situated companies in the biotechnology industry. In addition to the reports of its compensation consultant, the compensation committee has historically taken into account input from other sources, including input from members of the compensation committee based on their roles as executive officers and directors of other public companies, as well as other members of the board of directors.

The compensation committee believes that the total compensation package provided to our named executive officers, combining both short-term and long-term incentives, some of which are at risk, is competitive without being excessive and is at an appropriate level to assure the retention and motivation of this highly skilled and experienced segment of our workforce, and at the same time would be attractive to any additional talent that might be needed in the changing workplace without creating incentives for inappropriate risk-taking by the named executive officers that might be in their own self-interests, but might not necessarily be in the best long and short term interests of our shareholders.

Performance Factors in 2011

In 2011, the compensation committee, with input from the Chief Executive Officer and full board of directors, established performance criteria for the named executive officers based on the performance of our company as a whole. These corporate goals were assigned individual weights. For 2011, the following corporate goals, along with the weighting assigned to each, including the weight achieved, drove the compensation committee’s executive compensation decisions for 2011. The five main categories for the 2011 corporate goals are included below in the table. The specific components that make up each category are highly confidential and thus are not publicly disclosed. Revealing these specific components would provide competitors and other third parties with insights into our confidential planning process and strategies resulting in competitive harm.

Although our corporate goals are intended to be achievable with significant effort, we do not expect that every goal will be actually attained in any given year.

Goal	Target Bonus Weighting	Achieved Bonus as a % of Target	Earned Bonus
Advance Duchenne Muscular Dystrophy (“DMD”) program	30%	80%	24%
Advance government-funded programs	25%	60%	15%
Develop research strategy and advance internal research programs	15%	33%	5%
Advance business development, including intellectual property matters	10%	40%	4%
Develop the Company externally and internally	20%	60%	12%
Total	100%		60%

Our Chief Executive Officer’s performance bonus is based entirely on our achievement of the corporate goals outlined above. This compensation approach applied to all of our named executive officers for 2011.

Mr. J. David Boyle II and Ms. Effie Toshav were ineligible for a 2011 performance bonus as a result of their departures from our company prior to the compensation committee taking action with respect to 2011 performance bonuses. Additionally, as a result of Dr. Linsley’s announcement regarding his intent to resign effective June 1, 2012, the compensation committee determined not to award Dr. Linsley a 2011 bonus.

Determining the Total Mix of Compensation

Our compensation-setting process consists of establishing a targeted overall compensation for each executive and then allocating that compensation between base salary and incentive compensation (annual performance-based bonuses and equity incentive awards), based appropriately on publicly available peer and applicable survey data. The compensation committee does not have a pre-established policy for allocating total compensation between cash and non-cash compensation, between long-term and currently paid-out compensation, or between fixed and variable compensation. Rather, based on the competitive market assessments and benchmarks, the reports of compensation consultants, as well as the compensation committee’s review of existing outstanding equity incentives on an individual named executive officer basis, the compensation committee determines the appropriate level and mix of total compensation, keeping in mind our compensation philosophy.

The total amount and mix of compensation payable to our named executive officers is premised upon, among other items, the degree to which the executive has a role in determining our strategic direction, the mix of compensation payable to executives in similar roles by companies of a similar size and in our business sector, and industry, as well as the quantity and value of unvested equity awards held by each named executive officer and the vesting date of such awards. As one of our primary priorities is to retain our executives, we seek to ensure our named executive officers receive a base salary reflective of our size and the marketplace in which we compete.

Analysis of Executive Compensation Components

For 2011, the principal components of compensation for named executive officers included:

•	base salary;

•

performance-based cash bonuses, which for 2011, except for the Chief Executive Officer, consisted of both cash and, subject to the named executive officer’s election, either stock options or restricted stock units, or RSUs;

•	long-term incentives in the form of stock options, both as non-plan option grants and options granted pursuant to our 2002 Equity Incentive Plan and 2011 Equity Incentive Plan;

•	a Section 401(k) Plan;

•	severance/termination protection; and

•	other benefits, all generally on the same basis as the benefits provided to all employees.

Base Salaries

As a general proposition, the base salaries of our executive officers are established as part of an annual compensation adjustment cycle, and we also assess salaries at the time of hire, promotion or other change in responsibilities. In establishing those salaries, the compensation committee considers information about base salaries paid by companies of comparable size in the biopharmaceutical industry (including data from its compensation consultant), individual performance, position and tenure of the executive officer, how the salary compares to the salaries of our other executives, and internal comparability considerations. For 2011, in the aggregate, base salaries to our named executive officers are generally positioned between the median and the 75th percentile relative to our peer group. We thought this was appropriate in light of our compensation philosophy and the competitive pressures for attracting and retaining talent.

Consistent with the philosophy discussed above, the base salary levels for 2010 and 2011 for our named executive officers were as follows. Except for Mr. Garabedian, none of the named executive officers set forth below were employed by us for all of 2011. Thus, the salary figures included for 2011 represent their annualized base salaries:

Name	Title	Salary 2011	Salary 2010	$ Change	% Change 2010 to 2011 Base Salary
Christopher Garabedian	President and Chief Executive Officer	$490,000	—	N/A	N/A
J. David Boyle II (1)	Former Senior Vice President and Chief Financial Officer	340,520	$333,720	$6,800	2.0%
Effie Toshav (2)	Former Senior Vice President and General Counsel	335,000	—	N/A	N/A
Edward M. Kaye, M.D.	Senior Vice President and Chief Medical Officer	364,000	—	N/A	N/A
Peter Linsley, Ph.D.	Senior Vice President and Chief Scientific Officer	364,000	—	N/A	N/A

(1)	Mr. Boyle ceased to be an employee of our company on July 24, 2011. In connection with his appointment as Interim President and Chief Executive Officer in 2010, Mr. Boyle’s salary was increased by $3,000 per month for each month he served in such role. The 2010 salary figure for Mr. Boyle set forth above does not include this temporary increase.
(2)	Ms. Toshav ceased to be an employee of our company on February 24, 2012.

Performance-Based Cash Bonuses/Equity Awards

We typically establish cash bonus opportunities for executive officers as part of their annual overall compensation. In 2011, the bonuses for executive officers other than the Chief Executive Officer were targeted to be between 0% and 35% of the executive’s base salary. The target for Mr. Garabedian, our Chief Executive Officer, was 50% of base salary. These target percentages were determined during the course of negotiations of each named executive officer’s employment agreement and were guided, in part, by peer reviews conducted by our compensation committee. Historically, such cash bonuses are earned in recognition of achievement of individual performance milestones for each of the named executive officers and of corporate goals achieved by our company as a whole. The compensation committee takes into account our cash resources and our need to deploy those resources to advance our business plan, and assesses this objective against the need to maintain compensation levels that are competitive within the biotechnology industry.

For 2011, bonuses to our named executive officers were based exclusively on the achievement of our corporate goals because of the transitional nature of 2011 and because a majority of the named executive officers had either joined our company in 2011 or had experienced significant changes to their responsibilities from prior years and since the beginning of 2011. In addition, due to our focus on preserving our cash resources, the compensation committee determined that performance-based bonuses for 2011 (other than to our Chief Executive Officer) would consist of both cash and either stock options or RSUs. The named executive officers had the choice to receive the equity portion of the performance-based bonus in the form of stock options or RSUs, subject to the final authority of our compensation committee. With respect to our Chief Executive Officer, the compensation committee provided him with the choice to receive the entire 2011 performance-based bonus solely in the form of equity awards, both stock options and RSUs, to further preserve cash and provide additional longer-term incentives to the Chief Executive Officer. Our Chief Executive Officer was provided the choice to receive the entire 2011 bonus in equity because his bonus was the most significant, our Chief Executive Officer is uniquely positioned to help us achieve our long-term goals and a bonus solely payable in equity continues to align our Chief Executive Officer’s interests with those of our shareholders.

If a named executive officer elected to receive RSUs, the number of RSUs to be granted equaled 50% of the applicable named executive officer’s 2011 performance-based bonus amount, which was based on the achievement of corporate goals at the 60% level, divided by the closing price of one share of our common stock on the date of grant, rounded down to the nearest whole share. The RSUs issued to our Chief Executive Officer were calculated in accordance with the immediately preceding sentence.

If a named executive officer elected to receive stock options, the number of underlying shares equaled the product of (a) 50% of the applicable named executive officer’s 2011 performance-based bonus amount, divided by the closing price of one share of our common stock on the date of grant, multiplied by (b) three and rounded down to the nearest whole share. The compensation committee determined for the stock option award to cover more shares than an RSU award because stock options require an outlay of an exercise price and only provide for value if our stock price increases. The stock option granted to our Chief Executive Officer was calculated in accordance with this paragraph.

To provide additional retention value for our company following the determination of applicable earned bonus amounts, the RSUs are subject to the following vesting schedule: 50% of the RSUs will vest on the first anniversary of the grant date, 25% of the RSUs will vest on the 18-month anniversary of the grant date, and the remaining RSUs will vest on the second anniversary of the grant date as long the named executive officer continues to provide services to us through each date.

For similar added retention value, the stock options are subject to our standard vesting schedule with 25% of the shares subject to the option vesting on the first anniversary of the grant date and the remaining shares vesting in equal monthly installments thereafter so that the option is fully-vested on the fourth anniversary of the grant date, contingent upon the named executive officer continuing to provide services to us through such vesting dates. The compensation committee determined that the vesting schedule for the stock option award would have a longer duration than the RSU award because the stock option award, by covering more shares, provides for greater upside.

While the compensation committee ultimately had the final authority on the form of the equity portion of the performance-based bonus, the compensation committee decided to permit our named executive officers to elect between a stock option grant or an RSU grant so that they would be allowed to express a preference like the other employees of the company. In addition, the compensation committee believed that allowing this type of choice can promote performance and retention objectives, since each type of award has certain benefits from a tax and economic perspective.

For 2011, performance-based bonus opportunities to named executive officers were generally positioned between the competitive market median and 75th percentile when compared to peer and applicable broader survey data.

As noted above, the compensation committee and the board, in consultation with Mr. Garabedian, established corporate performance goals for 2011. In April 2012, the compensation committee, with input from the board of directors, determined that 60% of the corporate goals had been achieved. The following table shows for each of our named executive officers the aggregate dollar value of the bonuses awarded for 2010 and 2011:

Name	Title	2011 Bonus	2010 Bonus	% Change (2010 to 2011)	2011 Bonus as a % of 2011 Base Salary
Christopher Garabedian (1)	President and Chief Executive Officer	$219,201	$—	N/A	44.7%
J. David Boyle II (2)	Former Senior Vice President and Chief Financial Officer	$—	$88,733	N/A	N/A
Effie Toshav (3)	Former Senior Vice President and General Counsel	$—	$—	N/A	N/A
Edward M. Kaye, M.D. (4)	Senior Vice President and Chief Medical Officer	$60,938	$—	N/A	31.3%
Peter Linsley, Ph.D. (5)	Senior Vice President and Chief Scientific Officer	$—	$—	N/A	N/A

(1)	The 2011 bonus figure for Mr. Garabedian reflects the aggregate grant date fair value of the RSU grant, $73,499, and option grant, $145,702, he received in April 2012 calculated in accordance with FASB ASC Topic 718 and excludes the $130,000 sign-on bonus he received in connection with commencement of his employment in January 2011. Assumptions used in the calculation of this amount are included in Note 3 to the financial statements set forth in our Annual Report on Form 10-K for 2011, filed with the SEC on March 13, 2012. See the tables below captioned “Grants of Plan Based Awards in 2011” and “Summary Compensation Table” for additional information on the April 2012 equity grants to Mr. Garabedian.
(2)	Mr. Boyle ceased to be an employee of our company on July 24, 2011 and was ineligible to receive a performance-based bonus for 2011.
(3)	Ms. Toshav ceased to be an employee of our company on February 24, 2012 and was ineligible to receive a performance-based bonus for 2011.
(4)	The 2011 bonus figure for Dr. Kaye was pro-rated for his length of service during 2011 and reflects the sum of the cash portion of his 2011 bonus, $20,433, plus the aggregate grant date fair value of the option grant, $40,505, he received in April 2012 calculated in accordance with FASB ASC Topic 718 and excludes the $130,000 sign-on bonus he received in connection with commencement of his employment in June 2011. Assumptions used in the calculation of this amount are included in Note 3 to the financial statements set forth in our Annual Report on Form 10-K for 2011, filed with the SEC on March 13, 2012. See the tables below captioned “Grants of Plan Based Awards in 2011” and “Summary Compensation Table” for additional information on the April 2012 equity grants to Dr. Kaye. The 2011 bonus as a percentage of Dr. Kaye’s 2011 base salary is calculated using pro-rated amounts for his length of service during 2011.
(5)	The 2011 bonus figure for Dr. Linsley excludes the $175,000 signing bonus he received in connection with commencement of his employment in May 2011. On April 8, 2012, Dr. Linsley notified us of his intention to resign from his position with our company effective June 1, 2012. As a result of this announced resignation, the compensation committee determined not to award Dr. Linsley a bonus for 2011.

Equity Incentive Plan Compensation

For 2011, the long-term compensation of named executive officers takes the form of stock option awards under our 2002 Equity Incentive Plan (“2002 Plan”), 2011 Equity Incentive Plan (“2011 Plan” and together with the 2002 Plan, the “Plans”) or as non-plan inducement grants. The Plans and the non-plan inducement grants are designed to align a significant portion of the executive compensation program with long-term shareholder interests. The Plans permit the granting of several different types of stock-based awards, whereas the non-plan inducement grants made to the named executive officers in 2011 were limited to stock option awards. The Plans are administered by the compensation committee. In June 2011, the 2002 Plan was replaced by the 2011 Plan following approval by our shareholders. There will be no further grants under the 2002 Plan, but awards previously granted pursuant to the 2002 Plan will continue to be governed by its terms. The compensation committee believes that equity-based compensation helps to ensure that our named executive officers have a continuing stake in our long-term success in alignment with the interests of our shareholders, and to preserve our cash resources. The stock option awards provide incentives to continue in service to us and to create in such executives a more direct interest in the future success of our operations by relating incentive compensation to the achievement of long-term corporate economic objectives. All options granted by us have been granted with an exercise price equal to the closing market price of our common stock on the date of grant and, accordingly, will only have value if our stock price increases subsequent to the date of grant.

In granting our named executive officers stock option awards, the compensation committee generally takes into account each named executive officer’s responsibilities, relative position in our company, past grants, the total number of vested and unvested equity incentives held by each named executive officer, and approximate grants in terms of value and percent of outstanding equity granted to individuals in similar positions for our peers and other companies of comparable size in the biopharmaceutical industry. In addition, the compensation committee considers the individual performance and contribution of each named executive officer, its own subjective assessment of market conditions, its ability to retain the individual named executive officer, and the goal of increasing the value of our company, in arriving at the amounts awarded to each individual recipient.

In addition, the board of directors has delegated to the new employee option committee the authority to approve grants of stock options to newly hired employees who are not our chief executive officer, president, chief financial officer, vice president or a Section 16 officer (as determined pursuant to the rules promulgated under the Securities Exchange Act of 1934). The new employee option committee is composed of our chief executive officer, our chief financial officer and our head of human resources. If any of the foregoing offices is unfilled, the position on the new employee option committee may be filled by either the board of directors or the compensation committee. Upon the commencement of employment of a person hired to serve in any role reserved for a named member, the temporary delegate appointed to serve on the new employee option committee in the interim is automatically removed and replaced with such person. Typically, the new employee option committee meets during the last full week of each month and may only grant stock option awards. The stock options granted by the new employee option committee must have an exercise price equal to the closing sales price of our common stock as reported by The NASDAQ Global Market on the last trading day of the month in which such grants were approved. These grants must fall within a predetermined range approved by the compensation committee and may not deviate from the standard vesting terms. In 2010, the standard vesting terms for awards granted by the new employee option committee were as follows: one-third of the shares subject to the option vest at each anniversary of the employee’s start date, such that the shares underlying the option are fully vested on the third anniversary of the employee’s start date. Beginning in 2011, the standard vesting terms for awards granted by the new employee option committee were as follows: one-fourth of the shares subject to the option vest at the first anniversary of the employee’s start date and the balance of the shares vest in equal monthly increments for 36 months following the first anniversary of the start date, such that the shares underlying the option are fully vested on the fourth anniversary of the employee’s start date.

In addition to their initial stock option grants issued pursuant to the terms of their respective employment agreements, each of Mr. Garabedian and Ms. Toshav received an additional option grant in August 2011 of 200,000 shares and 150,000 shares, respectively. These additional options were granted at the discretion of the compensation committee, in part to offset the dilutive impact of our April 2011 equity financing, which occurred after the initial option grants were made to Mr. Garabedian and Ms. Toshav, and also as a result of the compensation committee’s review of annual grant practices and total potential ownership levels for similarly situated executives at our updated peer group companies.

The following table shows the stock options granted to named executive officers in 2010 and 2011:

Name	Title	FY 2011 Shares Subject to Option Grant	FY 2010 Shares Subject to Option Grant	% Increase/ (Decrease) 2010 to 2011
Christopher Garabedian (1)	President and Chief Executive Officer	2,100,000	60,000	N/A
J. David Boyle II (2)	Former Senior Vice President and Chief Financial Officer	—	330,000	(100)%
Effie Toshav (3)	Former Senior Vice President and General Counsel	800,000	N/A	N/A
Edward M. Kaye, M.D.	Senior Vice President and Chief Medical Officer	850,000	N/A	N/A
Peter Linsley, Ph.D.	Senior Vice President and Chief Scientific Officer	800,000	N/A	N/A

(1)	Mr. Garabedian’s option grant in 2010 was pursuant to his election to the board of directors and is excluded when calculating the percentage change in options granted between 2010 and 2011.
(2)	Mr. Boyle ceased to be an employee on July 24, 2011 and thus did not receive an annual equity grant in 2011, which grants were made in August 2011.
(3)	Ms. Toshav ceased to be an employee on February 24, 2012. In connection with her departure, we and Ms. Toshav entered into a separation agreement on February 24, 2012. Pursuant to the terms of the separation agreement, Ms. Toshav will provide consulting services to us for up to four months to assist with the transition of her responsibilities. During the term of the consultancy, Ms. Toshav will continue to vest in the stock options previously granted to her during the term of her employment and if the consultancy period is not terminated prior to the expiration of the four month term, then, effective upon the expiration of the consultancy period, Ms. Toshav will vest in 25% of the shares underlying the option grant she received in August 2011 and her previously granted options will be amended such that she will have until December 31, 2012 to exercise them.

Section 401(k) Plan

Our Section 401(k) Plan is a defined contribution profit sharing plan with a 401(k) option. The plan year is January 1 to December 31, and the 401(k) Plan was adopted on November 1, 1992. Employees who are at least twenty-one years of age and who have provided at least thirty days of service are eligible to participate in the 401(k) Plan. Employees who are union employees, non-resident alien employees with no U.S.-source income and non-common law employees are not eligible to participate. Participants may defer up to the maximum allowed by law. At our discretion, participants may receive a match on the first 4% of eligible compensation that the participant contributes to the 401(k) Plan. For 2011, the named executive officers, excluding Mr. Boyle, received a 401(k) contribution match of up to 4% of their 401(k) Plan contribution subject to the maximum amount permitted by law.

Severance/Termination Protection

We entered into employment agreements with our named executive officers when each was recruited for his or her current position. These employment agreements provide for general employment terms and, in some cases, benefits payable in connection with the termination of employment. The compensation committee considers such benefits in order to be competitive in the hiring and retention of employees, including executive officers.

All arrangements with the named executive officers and the potential payments that each of the named executive officers would have received in the event of termination of such executive’s employment, are described in “— Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers” and “— Potential Payments Upon Termination or a Change in Control” included elsewhere in this report.

Tax and Accounting Implications of the Executive Compensation Program

We generally will be entitled to a tax deduction in connection with compensation paid to our named executive officers at the time the named executive officer recognizes such compensation. Special rules limit the deductibility of compensation paid to our Chief Executive Officer and other “covered employees” as determined under Section 162(m) and applicable guidance. In addition, the long-term incentive compensation awarded to the named executive officers is based on a fixed value at grant and therefore is not subject to variable accounting treatment under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. We view preserving tax deductibility as an important objective, but not the sole objective, in establishing executive compensation. In specific instances we have and in the future will authorize compensation arrangements that are not fully tax deductible but which promote other important objectives.

Repricing of Stock Options

We did not reprice any stock options in 2011.

Employment Agreements with Named Executive Officers

Christopher Garabedian — President and Chief Executive Officer

Effective January 1, 2011, the board of directors appointed Christopher Garabedian as our President and Chief Executive Officer. In connection with his appointment, we and Mr. Garabedian entered into an employment agreement on December 17, 2010 providing for Mr. Garabedian’s at-will employment. The employment agreement has an initial term of two years commencing on December 17, 2010. At the end of the initial term, we and Mr. Garabedian can agree to renew the employment agreement, otherwise it will expire. Non-renewal of the agreement does not constitute termination without “Cause” (as defined in the employment agreement) or give Mr. Garabedian an opportunity to terminate his employment for “Good Reason” (as defined in the employment agreement).

Under the terms of his employment agreement, Mr. Garabedian is entitled to an initial annual salary of $490,000, which amount is subject to review and adjustment in accordance with our normal performance review practices. In addition to his base salary, Mr. Garabedian was entitled to a one-time sign-on bonus of $130,000. Mr. Garabedian is also eligible to receive a target annual bonus of 50% of his base salary upon achievement of performance objectives determined by the compensation committee. The maximum bonus Mr. Garabedian is eligible to receive is 75% of his base salary. Mr. Garabedian’s compensation package was extensively negotiated. In determining Mr. Garabedian’s compensation, the board of directors took into account, among other things, the fact that Mr. Garabedian was required to relocate to our Bothell, Washington headquarters from the east coast of the United States, his extensive experience in our industry, the salaries and potential bonuses commanded by principal executive officers at other companies in our industry, and input from an external executive compensation consulting firm.

In connection with his employment, we granted to Mr. Garabedian an option to purchase 1,900,000 shares of our common stock under our 2002 Plan, with an exercise price equal to the fair market value of our common stock on January 3, 2011, which was $2.17 per share. Subject to certain exceptions, 25% of the shares underlying the option vested on January 1, 2012 and 1/48th of the total shares underlying the option will vest on each monthly anniversary thereafter, such that the option will be fully vested on January 1, 2015.

We also agreed to reimburse Mr. Garabedian for his documented relocation expenses (not to exceed $120,000) and corporate housing expenses (up to $4,500 per month for six months), all of which were to be repaid if Mr. Garabedian terminated his employment with us for any reason on or before January 1, 2012.

Pursuant to the terms of the employment agreement, we are required to reimburse Mr. Garabedian for reasonable travel, entertainment or other business expenses he incurs in connection with the performance of his duties. Mr. Garabedian is also entitled to participate in current and future employee benefit plans that apply to other executive officers of our company, including paid vacation.

Mr. Garabedian’s employment agreement also requires him not to compete, either directly or indirectly, with us while employed by us and until the later of the date he terminates his employment with us and the date he no longer receives severance benefits from us. The employment agreement also requires Mr. Garabedian not to solicit our employees to leave their employment with us during and for two years following the term of his employment.

For a description of severance and change in control-related payments to Mr. Garabedian under his employment agreement, please see the description in the section below captioned “Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers.”

J. David Boyle II — Former Senior Vice President and Chief Financial Officer

On August 18, 2008, we hired J. David Boyle II as our Senior Vice President and Chief Financial Officer. In connection with his appointment, we and Mr. Boyle entered into an employment agreement dated July 24, 2008 providing for Mr. Boyle’s at-will employment. In April 2011, in accordance with the terms of Mr. Boyle’s employment agreement, we notified Mr. Boyle that his employment agreement would not be renewed and that it would expire pursuant to its terms in July 2011. Mr. Boyle ceased to be an employee of our company on July 24, 2011.

Under the terms of his employment agreement, Mr. Boyle was entitled to an initial annual salary of $324,000, which amount was subject to review for potential increase, but not decrease, on an annual basis. In addition to his base salary, Mr. Boyle was eligible for an annual bonus of up to 30% of his base salary, based upon Mr. Boyle’s achievement of performance objectives established by mutual agreement among Mr. Boyle, our Chief Executive Officer, and the compensation committee. As noted above, Mr. Boyle received a bonus of $88,733 in connection with his services in 2010, but was ineligible for a bonus in connection with his services in 2011.

In connection with his employment, we granted to Mr. Boyle an option to purchase 350,000 shares of our common stock under our 2002 Plan, with an exercise price equal to the fair market value of our common stock on August 18, 2008, which was $1.21 per share. Subject to certain exceptions, the option vests in equal annual installments over a period of three years. In addition, on that same date we granted to Mr. Boyle an option to purchase an additional 150,000 shares of our common stock under our 2002 Plan, with an exercise price equal to the fair market value of our common stock on August 18, 2008, which was $1.21 per share. The vesting of these 150,000 shares was subject to our achievement of certain milestones, which we did not achieve. We were also required to reimburse Mr. Boyle for all expenses reasonably incurred by him in discharging his duties for us.

In addition to the compensation described above, under his employment agreement, Mr. Boyle was entitled to receive (i) reimbursement of up to $100,000 for reasonable expenses incurred in 2008 to relocate Mr. Boyle, his spouse and certain members of his family to the city of our headquarters, including the reasonable and customary costs associated with selling his prior residence, moving expenses, and costs associated with purchasing a new residence, (ii) reimbursement of up to $5,000 for reasonable legal fees incurred by Mr. Boyle in connection with the negotiation of his employment agreement, (iii) a monthly living allowance of $2,000 for a period of up to six months, (iv) four weeks of paid vacation per year, as well as paid holidays generally available to senior executives, and (v) subject to eligibility requirements, participation in benefits and programs generally available to all employees or executives. Mr. Boyle’s employment agreement further provides that Mr. Boyle was entitled to receive certain tax gross-up payments related to certain of the taxable fringe benefits.

Mr. Boyle’s employment agreement provided that, following Mr. Boyle’s termination of employment with us, Mr. Boyle may not engage in certain activities in competition with our business activities for a period between one year and two years, depending on the nature of Mr. Boyle’s termination; however, these competition restrictions were waived by us pursuant to the terms of Mr. Boyle’s separation agreement and release dated July 24, 2011. Mr. Boyle is prohibited for a period of two years following termination of employment with us from recruiting, hiring, or assisting a third party in hiring any person then employed by us.

Effective April 20, 2010, Mr. Boyle was appointed our Interim President and Chief Executive Officer. As a result of this appointment, Mr. Boyle’s salary was increased by $3,000 per month while serving as the Interim President and Chief Executive Officer, his bonus target percentage for 2010 was increased to 40%, and he was granted a fully vested option on April 20, 2010 to acquire 50,000 shares of our common stock at an exercise price of $1.24. In connection with Mr. Garabedian’s appointment as President and Chief Executive Officer effective January 1, 2011, Mr. Boyle’s salary and bonus target percentage returned to $333,720 annually and 30%, respectively, which levels were in effect prior to his appointment as Interim President and Chief Executive Officer.

On July 24, 2011, Mr. Boyle ceased to be an employee of our company. In connection with his departure, Mr. Boyle entered into a separation agreement and release with us dated July 24, 2011, the benefits of which are described in the section below captioned “Potential Payments Upon Termination or a Change in Control.”

Effie Toshav — Former Senior Vice President and General Counsel

On January 10, 2011, we hired Effie Toshav as our Senior Vice President and General Counsel. In connection with her appointment, we and Ms. Toshav entered into an employment agreement on January 10, 2011 providing for Ms. Toshav’s at-will employment. Ms. Toshav ceased to be an employee of our company on February 24, 2012. The employment agreement had an initial term of two years commencing on January 10, 2011. Pursuant to the terms of the employment agreement, if we did not provide at least 90 days’ prior written notice of non-renewal prior to the end of the employment term, the employment term would have been extended for an additional two years. If notice of non-renewal had been delivered in accordance with the terms of the agreement, the employment agreement would have expired at the end of the then-current employment term. Non-renewal of the agreement would not have constituted termination without “Cause” (as defined in the employment agreement) or have given Ms. Toshav an opportunity to terminate her employment for “Good Reason” (as defined in the employment agreement); however, Ms. Toshav would have been entitled to receive continuing payments of severance pay at a rate equal to her base salary, as then in effect, for six months from the date of the end of the employment term.

Under the terms of her employment agreement, Ms. Toshav was entitled to an initial annual salary of $335,000, which amount was subject to review and adjustment in accordance with our normal performance review practices. Ms. Toshav was also eligible to receive a target annual bonus of 30% of her base salary upon achievement of performance objectives determined by the compensation committee. The maximum bonus Ms. Toshav was eligible to receive was 45% of her base salary.

In connection with her employment, we granted to Ms. Toshav an option to purchase 650,000 shares of our common stock pursuant to a non-plan inducement grant, with an exercise price equal to the fair market value of our common stock on January 10, 2011, which was $2.58 per share. Subject to certain exceptions, 25% of the shares underlying the option vested on January 10, 2012 and 1/48th of the total shares underlying the option were to vest on each monthly anniversary thereafter, such that the option would have been fully vested on January 10, 2015.

Pursuant to the terms of the employment agreement, we were required to reimburse Ms. Toshav for reasonable travel, entertainment or other business expenses she incurred in connection with the performance of her duties. Ms. Toshav was also entitled to participate in employee benefit plans that applied to other executive officers of our company, including paid vacation.

Ms. Toshav’s employment agreement also required her not to compete, either directly or indirectly, with us while employed by us and until the later of the date she terminated her employment with us and the date she no longer received severance benefits from us. The employment agreement also required Ms. Toshav not to solicit our employees to leave their employment with us during and for two years following the term of her employment.

On February 24, 2012, Ms. Toshav ceased to be an employee of our company. In connection with her departure, Ms. Toshav entered into a separation agreement with us dated February 24, 2012, the benefits of which are described in the section below captioned “Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers.”

Edward M. Kaye, M.D. — Senior Vice President and Chief Medical Officer

On June 20, 2011, we hired Edward M. Kaye, M.D. as our Senior Vice President and Chief Medical Officer. In connection with his appointment, we and Dr. Kaye entered into an employment agreement on June 13, 2011 providing for Dr. Kaye’s at-will employment. The employment agreement has an initial term of two years commencing on June 13, 2011. At the end of the initial term, we and Dr. Kaye can agree to renew the employment agreement, otherwise it will expire. Non-renewal of the agreement does not constitute termination without “Cause” (as defined in the employment agreement) or give Dr. Kaye an opportunity to terminate his employment for “Good Reason” (as defined in the employment agreement).

Under the terms of his employment agreement, Dr. Kaye is entitled to an initial annual salary of $364,000, which amount is subject to review and adjustment in accordance with our normal performance review practices. In addition to his base salary, Dr. Kaye was entitled to a one-time sign-on bonus of $130,000, which bonus is repayable to us if Dr. Kaye terminates his employment with us for any reason on or prior to June 20, 2012. Dr. Kaye is also eligible to receive a target annual bonus of 35% of his base salary upon achievement of performance objectives determined by the compensation committee. Dr. Kaye is eligible to receive a maximum bonus equal to 52.5% of his base salary.

In connection with his employment, we granted to Dr. Kaye an option to purchase 850,000 shares of our common stock pursuant to a non-plan inducement grant, with an exercise price equal to the fair market value of our common stock on June 20, 2011, which was $1.38 per share. Subject to certain exceptions, 25% of the shares underlying the option will vest on June 20, 2012 and 1/48th of the total shares underlying the option will vest on each monthly anniversary thereafter, such that the option will be fully vested on June 20, 2015.

Dr. Kaye was not required to relocate near either our Bothell, Washington or Corvallis, Oregon facilities. However, Dr. Kaye is required to spend no less than one-third of all business days in a calendar year at either our Bothell, Washington or Corvallis, Oregon facilities, with such number of required in-person days pro-rated for calendar year 2011.

Pursuant to the terms of the employment agreement, we are required to reimburse Dr. Kaye for reasonable travel, entertainment or other business expenses he incurs in connection with the performance of his duties. Dr. Kaye is also entitled to participate in current and future employee benefit plans that apply to other executive officers of our company, including paid vacation.

Dr. Kaye’s employment agreement also requires him not to compete, either directly or indirectly, with us while employed by us and until the later of the date he terminates his employment with us and the date he no longer receives severance benefits from us. The employment agreement also requires Dr. Kaye not to solicit our employees to leave their employment with us during and for two years following the term of his employment.

For a description of severance and change in control-related payments to Dr. Kaye under his employment agreement, please see the description in the section below captioned “Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers.”

Peter Linsley, Ph.D. — Senior Vice President and Chief Scientific Officer

On May 1, 2011, we hired Peter Linsley, Ph.D. as our Senior Vice President and Chief Scientific Officer. In connection with his appointment, we and Dr. Linsley entered into an employment agreement on March 29, 2011 providing for Dr. Linsley’s at-will employment. The employment agreement has an initial term of two years commencing on March 29, 2011. At the end of the initial term, we and Dr. Linsley can agree to renew the employment agreement, otherwise it will expire. Non-renewal of the agreement does not constitute termination without “Cause” (as defined in the employment agreement) or give Dr. Linsley an opportunity to terminate his employment for “Good Reason” (as defined in the employment agreement).

Under the terms of his employment agreement, Dr. Linsley is entitled to an initial annual salary of $364,000, which amount is subject to review and adjustment in accordance with our normal performance review practices. In addition to his base salary, Dr. Linsley was entitled to a one-time sign-on bonus of $175,000, which bonus is repayable to us if Dr. Linsley terminates his employment with us for any reason on or prior to May 1, 2012. Dr. Linsley is also eligible to receive a target annual bonus of 35% of his base salary upon achievement of performance objectives determined by the compensation committee. The maximum bonus Dr. Linsley is eligible to receive is 52.5% of his base salary.

In connection with his employment, we granted to Dr. Linsley an option to purchase 800,000 shares of our common stock pursuant to a non-plan inducement grant, with an exercise price equal to the fair market value of our common stock on May 16, 2011, which was $1.76 per share. Subject to certain exceptions, 25% of the shares underlying the option will vest on May 1, 2012 and 1/48th of the total shares underlying the option will vest on each monthly anniversary thereafter, such that the option will be fully vested on May 1, 2015.

We also agreed to reimburse Dr. Linsley up to a total of $30,000 for his documented relocation expenses and corporate housing expenses, all of which were to be repaid if Dr. Linsley terminated his employment with us for any reason on or before May 1, 2012. To the extent these reimbursements are taxable to Dr. Linsley, we agreed to reimburse him for all such expenses.

Pursuant to the terms of the employment agreement, we are required to reimburse Dr. Linsley for reasonable travel, entertainment or other business expenses he incurs in connection with the performance of his duties. Dr. Linsley is also entitled to participate in current and future employee benefit plans that apply to other executive officers of our company, including paid vacation. Dr. Linsley is entitled to four weeks of paid vacation, which vacation was fully accrued as of his start date.

Dr. Linsley’s employment agreement also requires him not to compete, either directly or indirectly, with us while employed by us and until the later of the date he terminates his employment with us and the date he no longer receives severance benefits from us. The employment agreement also requires Dr. Linsley not to solicit our employees to leave their employment with us during and for two years following the term of his employment.

On April 8, 2012, Dr. Linsley notified the Company of his intention to resign from his position with the Company effective June 1, 2012.

For a description of severance and change in control-related payments to Dr. Linsley under his employment agreement, please see the description in the section below captioned “Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers.”

Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers

We have entered into agreements with certain named executive officers relating to post-employment benefits and change in control arrangements.

Christopher Garabedian — President and Chief Executive Officer

Pursuant to the terms of his employment agreement, if, prior to a “Change of Control” (as defined in the employment agreement) or after 12 months following a “Change of Control,” Mr. Garabedian’s employment is terminated for reasons other than “Cause” (as defined in the employment agreement), death or disability after we provide him with at least 30 days advance notice, then, subject to his execution of a release of claims in the form we provide, he will be entitled to:

•	continued payments of his base salary for 12 months from the date of termination;

•	accelerated vesting on 50% of his outstanding and unvested equity awards; and

•	an extension of the post-termination exercise period on his outstanding options to 180 days following the date of termination.

As defined in the employment agreement, “Cause” is defined as (i) an act of dishonesty made by Mr. Garabedian in connection with his responsibilities as an employee, (ii) Mr. Garabedian’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Mr. Garabedian’s gross misconduct, (iv) Mr. Garabedian’s unauthorized use or disclosure of any proprietary information or trade secrets of our company or any other party to whom he owes an obligation of nondisclosure as a result of his relationship with our company, (v) Mr. Garabedian’s willful breach of any obligations under any written agreement or covenant with our company; or (vi) Mr. Garabedian’s continued failure to perform his employment duties after he has received a written demand of performance from us which specifically sets forth the factual basis for our belief that he has not substantially performed his duties and has failed to cure such non-performance to our satisfaction within 10 business days after receiving such notice. As defined in the employment agreement, “Change of Control” is defined as (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of our company representing more than 50% of the total voting power represented by our then outstanding voting securities, or (ii) the date of the consummation of a merger or consolidation of our company with any other corporation that has been approved by our shareholders, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of our company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or (iii) the date of the consummation of the sale or disposition by us of all or substantially all of our assets. However, no transaction will be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.

Also, the employment agreement specifies that if, upon or within 12 months following a “Change of Control” Mr. Garabedian is terminated for reasons other than “Cause,” death or disability after we provide him with at least 30 days advance notice or he resigns for “Good Reason” (as defined in the employment agreement), then, subject to his execution of a release of claims in the form we provide, he will be entitled to:

•	continued payments of his base salary for 24 months from the date of termination;

•	accelerated vesting on all of his outstanding and unvested equity awards; and

•	an extension of the post-termination exercise period on his outstanding options to 180 days following the date of termination.

As defined in the employment agreement, “Good Reason” means the termination by Mr. Garabedian upon the occurrence of any of the following: (i) the assignment of a different title or change that results in a material reduction in Mr. Garabedian’s duties or responsibilities; (ii) a material reduction by us in Mr. Garabedian’s base compensation, other than a salary reduction that is part of a general salary reduction affecting employees generally and provided the reduction is not greater, percentage-wise, than the reduction affecting other employees generally or failure to provide an annual increase in base compensation commensurate with other executives; provided, however, in determining whether to provide an annual increase in base compensation commensurate with an annual increase provided to other executives, we may take into account factors such as market levels of compensation, Mr. Garabedian’s overall performance, and other factors reasonably considered by our compensation committee and/or board of directors, so long as such determination is not made in bad faith with the intent to discriminate against Mr. Garabedian; or (iii) relocation of Mr. Garabedian’s principal place of business of greater than 75 miles from its then location. Mr. Garabedian must provide notice to us of the existence of such event within 90 days of the first occurrence of such event, and we will have 30 days to remedy the condition, in which case no Good Reason shall exist. If we fail to remedy the condition within such 30 day period, Mr. Garabedian must terminate employment within two years of the first occurrence of such event.

If the severance and other benefits provided in the employment agreement or otherwise payable to Mr. Garabedian would be subject to the golden parachute excise tax, then, Mr. Garabedian’s severance benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of the severance benefits being subject to such excise tax, whichever result is superior for Mr. Garabedian on an after-tax basis.

J. David Boyle II — Senior Vice President and Chief Financial Officer

Mr. J. David Boyle II ceased to be an employee of our company on July 24, 2011. In connection with his departure, on July 24, 2011, we entered into a separation agreement and release with Mr. Boyle. Pursuant to the terms of the separation agreement, Mr. Boyle received a lump sum cash payment of $113,507, the vesting of 116,666 shares subject to Mr. Boyle’s August 2008 option grant was accelerated and the post- separation exercise period for options to purchase up to 593,333 shares of our common stock held by Mr. Boyle was extended until December 30, 2011. The separation agreement also contained a customary mutual waiver and release of claims and certain customary confidentiality, non-solicit, and non-disparagement provisions.

Effie Toshav — Former Senior Vice President and General Counsel

Pursuant to the terms of her employment agreement, if, prior to a “Change of Control” (as defined in the employment agreement) or after 12 months following a “Change of Control,” Ms. Toshav’s employment was terminated for reasons other than “Cause” (as defined in the employment agreement), death or disability after we provided her with at least 30 days advance notice, or if Ms. Toshav resigned from her employment because she was required to report to any person other than the Chief Executive Officer or the board of directors, then, subject to her execution of a release of claims in the form we provided, she would have been entitled to:

•	continued payments of her base salary for 12 months from the date of termination;

•	accelerated vesting on 50% of her outstanding and unvested equity awards; and

•	an extension of the post-termination exercise period on her outstanding options to 180 days following the date of termination.

The definitions of “Cause” and “Change of Control” in Ms. Toshav’s employment agreement are the same as the definitions of “Cause” and “Change of Control” in Mr. Garabedian’s employment agreement.

Also, the employment agreement specified that if, upon or within 12 months following a “Change of Control” Ms. Toshav was terminated for reasons other than “Cause,” death or disability after we provided her with at least 30 days advance notice or she resigned for “Good Reason” (as defined in the employment agreement), then, subject to her execution of a release of claims in the form we provided, she would have been entitled to:

•	continued payments of her base salary for 24 months from the date of termination;

•	accelerated vesting on all of her outstanding and unvested equity awards; and

•	an extension of the post-termination exercise period on her outstanding options to 180 days following the date of termination.

The definition of “Good Reason” in Ms. Toshav’s employment agreement is the same as the definition of “Good Reason” in Mr. Garabedian’s employment agreement, provided, that in addition to the events that constitute a Good Reason termination set forth in Mr. Garabedian’s employment agreement, Ms. Toshav’s employment agreement also includes a fourth event constituting a Good Reason termination as follows: Ms. Toshav is required to report to any person other than the Chief Executive Officer or the board of directors.

If the severance and other benefits provided in the employment agreement or otherwise payable to Ms. Toshav would be subject to the golden parachute excise tax, then, Ms. Toshav’s severance benefits would have been either delivered in full or delivered as to such lesser extent which would result in no portion of the severance benefits being subject to such excise tax, whichever result would have been superior for Ms. Toshav on an after-tax basis.

Ms. Toshav ceased to be an employee of our company on February 24, 2012. In connection with her departure, we and Ms. Toshav entered into a separation agreement on February 24, 2012. Pursuant to the terms of the separation agreement, Ms. Toshav will provide consulting services to us for up to four months to assist with the transition of her responsibilities. During the term of the consultancy, Ms. Toshav will receive customary cash compensation and will continue to vest in the stock options previously granted to her during the term of her employment. If the consultancy period is not terminated prior to the expiration of the four month term, then, effective upon the expiration of the consultancy period, Ms. Toshav will vest in 25% of the shares underlying the option grant she received in August 2011 and her previously granted options will be amended such that she will have until December 31, 2012 to exercise them. The separation agreement also contained a customary mutual waiver and release of claims and a customary mutual non-disparagement provision.

Edward M. Kaye, M.D. — Senior Vice President and Chief Medical Officer

Pursuant to the terms of his employment agreement, if, prior to a “Change of Control” (as defined in the employment agreement) or after 12 months following a “Change of Control,” Dr. Kaye’s employment is terminated for reasons other than “Cause” (as defined in the employment agreement), death or disability after we provide him with at least 30 days advance notice, then, subject to his execution of a release of claims in the form we provide, he will be entitled to:

•	continued payments of his base salary for 12 months from the date of termination;

•	accelerated vesting on 50% of his outstanding and unvested equity awards; and

•	an extension of the post-termination exercise period on his outstanding options to 180 days following the date of termination.

The definitions of “Cause” and “Change of Control” in Dr. Kaye’s employment agreement are the same as the definitions of “Cause” and “Change of Control” in Mr. Garabedian’s employment agreement.

Also, the employment agreement specifies that if, upon or within 12 months following a “Change of Control” Dr. Kaye is terminated for reasons other than “Cause,” death or disability after we provide him with at least 30 days advance notice or he resigns for “Good Reason” (as defined in the employment agreement), then, subject to his execution of a release of claims in the form we provide, he will be entitled to:

•	continued payments of his base salary for 24 months from the date of termination;

•	accelerated vesting on all of his outstanding and unvested equity awards; and

•	an extension of the post-termination exercise period on his outstanding options to 180 days following the date of termination.

The definition of “Good Reason” in Dr. Kaye’s employment agreement is the same as the definition of “Good Reason” in Mr. Garabedian’s employment agreement, provided, that relocation of Dr. Kaye’s principal place of business of greater than 75 miles from its then location is not an event that constitutes a Good Reason termination.

If the severance and other benefits provided in the employment agreement or otherwise payable to Dr. Kaye would be subject to the golden parachute excise tax, then, Dr. Kaye’s severance benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of the severance benefits being subject to such excise tax, whichever result is superior for Dr. Kaye on an after-tax basis.

Peter Linsley, Ph.D. — Senior Vice President and Chief Scientific Officer

Pursuant to the terms of his employment agreement, if, prior to a “Change of Control” (as defined in the employment agreement) or after 12 months following a “Change of Control,” Dr. Linsley’s employment is terminated for reasons other than “Cause” (as defined in the employment agreement), death or disability after we provide him with at least 30 days advance notice, then, subject to his execution of a release of claims in the form we provide, he will be entitled to:

•	continued payments of his base salary for 12 months from the date of termination;

•	accelerated vesting on 50% of his outstanding and unvested equity awards; and

•	an extension of the post-termination exercise period on his outstanding options to 180 days following the date of termination.

The definitions of “Cause” and “Change of Control” in Dr. Linsley’s employment agreement are the same as the definitions of “Cause” and “Change of Control” in Mr. Garabedian’s employment agreement.

Also, the employment agreement specifies that if, upon or within 12 months following a “Change of Control” Dr. Linsley is terminated for reasons other than “Cause,” death or disability after we provide him with at least 30 days advance notice or he resigns for “Good Reason” (as defined in the employment agreement), then, subject to his execution of a release of claims in the form we provide, he will be entitled to:

•	continued payments of his base salary for 24 months from the date of termination;

•	accelerated vesting on all of his outstanding and unvested equity awards; and

•	an extension of the post-termination exercise period on his outstanding options to 180 days following the date of termination.

The definition of “Good Reason” in Dr. Linsley’s employment agreement is the same as the definition of “Good Reason” in Mr. Garabedian’s employment agreement.

If the severance and other benefits provided in the employment agreement or otherwise payable to Dr. Linsley would be subject to the golden parachute excise tax, then, Dr. Linsley’s severance benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of the severance benefits being subject to such excise tax, whichever result is superior for Dr. Linsley on an after-tax basis.

Compensation Committee Report

The information contained in this report will not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

In reliance on the reviews and discussions referred to above and the review and discussion of the section captioned “Compensation Discussion and Analysis” with our management, the compensation committee has recommended to the board of directors and the board of directors has approved, that the section captioned “Compensation Discussion and Analysis” be included in the Annual Report on Form 10-K and this proxy statement for our annual meeting of shareholders.

COMPENSATION COMMITTEE

Gil Price (Chairman)
M. Kathleen Behrens
John Hodgman
William Goolsbee

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for 2011, 2010 and 2009, as applicable. Based on the fair value of equity awards granted to named executive officers in 2011 (and in 2012 for work performed in 2011), the allocation of total compensation to our executive officers was as follows. “Salary,” which includes base salary as well as any sign-on bonuses received, accounted for, on average, approximately 29% of the total compensation of the named executive officers, incentive compensation including performance-based bonuses and stock option grants, accounted for approximately 64% of the total compensation of the named executive officers and all other compensation including benefits and severance, if applicable, accounted for approximately 7% of the total compensation of the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Christopher Garabedian President and Chief Executive Officer (4)	2011	$490,000	$130,000	—	$2,959,510	$219,201	$59,099	$3,857,810

J. David Boyle II Former Senior Vice President and Chief Financial Officer (5)	2011 2010 2009	$203,315 358,396 324,000	— — —	$ — — 42,579	$74,989 328,099 117,000	$ — 88,733 62,111	$113,507 9,800 19,437	$391,811 785,028 565,127

Effie Toshav. Former Senior Vice President and General Counsel (6)	2011	$327,699	—	—	$1,258,720	—	$9,800	$1,596,219

Edward M. Kaye, M.D. Senior Vice President and Chief Medical Officer (7)	2011	$194,600	$130,000	—	$791,010	$60,938	$9,167	$1,185,715

Peter Linsley, Ph.D. Senior Vice President and Chief Scientific Officer (8)	2011	$242,667	$175,000	—	$949,440	—	$52,543	$1,419,650

(1)	Amounts shown represent sign-on bonuses paid in connection with such named executive officers’ commencement of employment with us.
(2)	The amounts included in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of awards during each year calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in Note 3 to the financial statements set forth in our Annual Report on Form 10-K for 2011, filed with the SEC on March 13, 2012. See the table below captioned “Grants of Plan Based Awards in 2011” for additional information on equity awards granted in 2011.
(3)	Non-Equity Incentive Plan Compensation includes awards earned under our annual incentive bonus plan. See the table below captioned “Grants of Plan Based Awards in 2011” and the “Compensation Discussion and Analysis” above for additional information. The 2011 non-equity incentive plan compensation amount for Mr. Garabedian reflects the aggregate grant date fair value of the RSU grant, $73,499, and option grant, $145,702, he received in April 2012 calculated in accordance with footnote 2 above. The 2011 non-equity incentive plan compensation amount for Dr. Kaye reflects the sum of the cash portion of his 2011 bonus, $20,433, plus the aggregate grant date fair value of the option grant, $40,505, he received in April 2012 calculated in accordance with footnote 2 above. See the table below captioned “Grants of Plan Based Awards in 2011” for additional information on the April 2012 equity grants to Mr. Garabedian and Dr. Kaye.

(4)	Mr. Garabedian was appointed as our President and Chief Executive Officer effective January 1, 2011. The amounts disclosed under the column entitled “All Other Compensation” include the following: for 2011, $49,299 is related to relocation and temporary living expenses, with $4,136 of such amount attributable to related tax gross-ups, and $9,800 represents matching funds contributed to Mr. Garabedian’s 401(k) account by us.
(5)	Mr. Boyle, our Former Senior Vice President and Chief Financial Officer, ceased to be an employee of our company on July 24, 2011. Pursuant to the terms of his separation agreement and release with us dated July 24, 2011, certain of Mr. Boyle’s options were modified to accelerate the vesting of the underlying shares and the post-termination exercise period was extended for all of Mr. Boyle’s options until December 30, 2011. The incremental fair value attributable to these modifications was $74,989, which amount is set forth under the column entitled “Option Awards.” From April 20, 2010 to December 31, 2010, Mr. Boyle served as our Interim President and Chief Executive Officer, during which period he received a monthly base salary increase of $3,000. The amounts disclosed under the column entitled “All Other Compensation” include the following: for 2011, $113,507 is related to cash severance costs; for 2010, $9,800 represents matching funds contributed to Mr. Boyle’s 401(k) account by us; and for 2009, $9,637 is related to temporary living and travel expenses and $9,800 represents matching funds contributed to Mr. Boyle’s 401(k) account by us.
(6)	Ms. Toshav, our Former Senior Vice President and General Counsel, ceased to be an employee of our company on February 24, 2012. The amounts disclosed under the column entitled “All Other Compensation” include the following: for 2011, $9,800 represents matching funds contributed to Ms. Toshav’s 401(k) account by us.
(7)	Dr. Kaye was appointed as our Senior Vice President and Chief Medical Officer effective June 20, 2011. The amounts disclosed under the column entitled “All Other Compensation” include the following: for 2011, $9,167 represents matching funds contributed to Dr. Kaye’s 401(k) account by us.
(8)	Dr. Linsley was appointed as our Senior Vice President and Chief Scientific Officer effective May 1, 2011. The amounts disclosed under the column entitled “All Other Compensation” include the following: for 2011, $42,743 is related to relocation and temporary living expenses, with $12,743 of such amount attributable to related tax gross-ups, and $9,800 represents matching funds contributed to Dr. Linsley’s 401(k) account by us. On April 8, 2012, Dr. Linsley notified us of his intention to resign from his position with our company effective June 1, 2012. As a result of this announced resignation, the compensation committee determined not to award Dr. Linsley a 2011 bonus.

See the discussion above under the section captioned “Employment Agreements with Named Executive Officers” for a discussion of our employment arrangements with our named executive officers.

Grants of Plan Based Awards in 2011

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)
Name	Award	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (3)
(a)		(b)	(c)	(d)	(e)	(j)	(k)	(l)
Christopher Garabedian (4) President and Chief Executive Officer	Stock Options (2002 Plan) Stock Options (2011 Plan)	1/3/2011 8/31/2011				1,900,000 200,000	$2.17 1.24	$2,799,270 160,240
	Annual Incentive		—	$245,000	$367,500

J. David Boyle II (5) Former Senior Vice President and Chief Financial Officer	Stock Options Annual Incentive		—	$102,156	—			$74,989

Effie Toshav (6) Former Senior Vice President and General Counsel	Stock Options (Inducement Grant) Stock Options (2011 Plan)	1/10/2011 8/31/2011				650,000 150,000	$2.58 1.24	$1,138,540 120,180
	Annual Incentive		—	$100,500	$150,750

Edward M. Kaye, M.D. (7) Senior Vice President	Stock Options (Inducement Grant)	6/20/2011				850,000	$1.38	$791,010
and Chief Medical Officer	Annual Incentive		—	$127,400	$191,100

Peter Linsley, Ph.D. (8) Senior Vice President	Stock Options (Inducement Grant)	5/16/2011				800,000	$1.76	$949,440
and Chief Scientific Officer	Annual Incentive		—	$127,400	$191,100

(1)	Consistent with the provisions of our 2002 Equity Incentive Plan (“2002 Plan”), 2011 Equity Incentive Plan (“2011 Plan”) and the non-plan inducement grants (“Inducement Grant”) granted to certain of our executive officers in 2011, options were priced at the last reported sale price of our common stock on The NASDAQ Global Market on the date of grant, or, if The NASDAQ Global Market was closed on such day, the last day prior to the grant date on which such market was open.
(2)	Annual incentive bonuses were earned in 2011. The actual amounts paid to each of the named executive officers for 2011 are set forth in the individual footnotes below.
(3)	These amounts represent the grant date fair value of option awards granted in 2011. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards during 2011. For a more detailed description of the assumptions used for purposes of determining grant date fair value see Note 3 to the financial statements set forth in our Annual Report on Form 10-K for 2011, filed with the SEC on March 13, 2012.
(4)

On April 24, 2012, the compensation committee approved a 2011 performance-based bonus to Mr. Garabedian to have a value (based on a conversion factor described below) equal to $147,000, which amount was calculated based on achievement of our pre-established corporate goals at the 60% level multiplied by Mr. Garabedian’s target bonus for fiscal year 2011. The bonus was paid to Mr. Garabedian in the form of an RSU grant and an option grant. The RSU grant for 81,666 shares was determined by the following formula: one-half of the value of Mr. Garabedian’s 2011 performance-based bonus, divided by our closing stock price on the date of grant of $0.90 per share (rounded down to the nearest whole share). The option grant to purchase 245,000 shares at an exercise price of $0.90 per share, was determined by the following formula: the product of (1) one-half of the value of Mr. Garabedian’s 2011 performance-based bonus, divided by our closing stock price on the date of grant of $0.90 per share, multiplied by (2) three (rounded down to the nearest whole share).
(5)	Mr. Boyle was ineligible for a 2011 performance bonus as a result of his departure from our company effective July 24, 2011. Pursuant to the terms of Mr. Boyle’s separation agreement and release with us dated July 24, 2011, certain of Mr. Boyle’s options were modified to accelerate the vesting of the underlying shares and the post-termination exercise period was extended for all of Mr. Boyle’s options until December 30, 2011. The incremental fair value attributable to these modifications was $74,989, which amount is set forth under the column entitled “Grant Date Fair Value of Stock and Option Awards.”
(6)	Ms. Toshav was ineligible for a 2011 performance bonus as a result of her departure from our company effective February 24, 2012.
(7)	On April 24, 2012, the compensation committee approved an annual incentive bonus to Dr. Kaye to have a value (based on a conversion factor described below) equal to $40,866, which amount was calculated based on achievement of our pre-established corporate goals at the 60% level multiplied by Dr. Kaye’s target bonus for fiscal year 2011, prorated for Dr. Kaye’s length of service during 2011. Half of the bonus was paid to Dr. Kaye in cash and half was paid to Dr. Kaye in the form of an option grant. The option grant to purchase 68,110 shares at an exercise price of $0.90 per share, was determined by the following formula: the product of (1) one-half of the value of Dr. Kaye’s 2011 performance-based bonus, divided by our closing stock price on the date of grant of $0.90 per share, multiplied by (2) three (rounded down to the nearest whole share).
(8)	On April 8, 2012, Dr. Linsley notified us of his intention to resign from his position with our company effective June 1, 2012. As a result of this announced resignation, the compensation committee determined not to award Dr. Linsley a 2011 performance bonus.

Outstanding Equity Awards at 2011 Year End

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Options Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)		(e)	(f)
Christopher Garabedian, President and Chief Executive Officer	15,000 — —	45,000 1,900,000 200,000	(1) (2) (3)	$1.30 2.17 1.24	6/8/2020 1/3/2021 8/31/2021

J. David Boyle II (4), Former Senior Vice President and Chief Financial Officer	—	—		—	—

Effie Toshav, Former Senior Vice President and General Counsel	— —	650,000 150,000	(5) (3)	$2.58 1.24	1/10/2021 8/31/2021

Edward M. Kaye, M.D., Senior Vice President and Chief Medical Officer	—	850,000	(6)	$1.38	6/20/2021

Peter Linsley, Ph.D., Senior Vice President and Chief Scientific Officer	—	800,000	(7)	$1.76	5/16/2021

(1)	This stock option fully vests no later than June 8, 2014, and vests for continued service on the board of directors at a rate of 1/4 annually on the earlier of (i) the anniversary of grant and (ii) the date of the annual meeting of shareholders in the years following the grant.
(2)	This stock option fully vests on January 1, 2015, and vests at a rate of 1/4 of the shares underlying the option on January 1, 2012 and 1/48th of the shares underlying the option on each monthly anniversary thereafter.

(3)	This stock option fully vests on August 31, 2015, and vests at a rate of 1/4 of the shares underlying the option on August 31, 2012 and 1/48th of the shares underlying the option on each monthly anniversary thereafter.
(4)	Pursuant to the terms of the Separation Agreement and Release effective July 30, 2011 between us and Mr. Boyle, the post-termination exercise period for all options held by Mr. Boyle expired on December 30, 2011.
(5)	This stock option fully vests on January 10, 2015, and vests at a rate of 1/4 of the shares underlying the option on January 10, 2012 and 1/48th of the shares underlying the option on each monthly anniversary thereafter.
(6)	This stock option fully vests on June 20, 2015, and vests at a rate of 1/4 of the shares underlying the option on June 20, 2012 and 1/48th of the shares underlying the option on each monthly anniversary thereafter.
(7)	This stock option fully vests on May 1, 2015, and vests at a rate of 1/4 of the shares underlying the option on May 1, 2012 and 1/48th of the shares underlying the option on each monthly anniversary thereafter. On April 8, 2012, Dr. Linsley notified us of his intention to resign from his position with our company effective June 1, 2012.

2011 Option Exercises and Stock Vested

During 2011, none of our named executive officers exercised stock options or vested in any restricted stock.

2011 Pension Benefits

None of our named executive officers are entitled to pension benefits or other payments of benefits pursuant to any established plan following retirement.

2011 Nonqualified Deferred Compensation

None of our named executive officers are entitled to benefits under any nonqualified defined contribution or nonqualified deferred compensation plans.

Potential Payments Upon Termination or a Change in Control

The table below reflects the amount of compensation payable to each of our named executive officers in the event of termination of such executive’s employment (before, upon, within 12 months following or after 12 months following a change in control) or in the event of a change in control without termination of such executive’s employment. The amount of compensation payable to each named executive officer (i) upon termination without cause before or after 12 months following a change in control, (ii) upon termination without cause or resignation for good reason upon or within 12 months following a change in control and (iii) in connection with a change of control, is shown below. The amounts shown assume that such termination or change in control, as applicable, was effective as of December 30, 2011, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon the occurrence of the relevant triggering event.

Name	Benefit (a)	Before a Change in Control or After 12 Months Following a Change in Control, Termination w/o Cause ($) (b)		Upon or Within 12 Months Following a Change in Control, Termination w/o Cause or Resignation for Good Reason ($) (c)		Change in Control ($)(1) (g)
Christopher Garabedian, President and Chief Executive Officer (2)	Cash Severance Stock Options	$490,000 —	(3)	$980,000 —	(3)	— —

J. David Boyle II, Former Senior Vice President and Chief Financial Officer (4)	Cash Severance Stock Options	— —		— —		— —

Effie Toshav, Former Senior Vice President and General Counsel (2)(5)	Cash Severance Stock Options	$335,000 —	(3)	$670,000 —	(3)	— —

Edward M. Kaye, M.D., Senior Vice President and Chief Medical Officer (2)	Cash Severance Stock Options	$364,000 —	(3)	$728,000 —	(3)	— —

Peter Linsley, M.D., Senior Vice President and Chief Scientific Officer (2)	Cash Severance Stock Options	$364,000 —	(3)	$728,000 —	(3)	— —

(1)	Pursuant to the terms of our 2002 Equity Incentive Plan (“2002 Plan”), 2011 Equity Incentive Plan (“2011 Plan”) and the non-plan inducement grants (each an “Inducement Grant”) granted to Ms. Toshav, Dr. Linsley and Dr. Kaye, upon the occurrence of a change in control (as separately defined in each of the 2002 Plan, the 2011 Plan and the Inducement Grant) of our company, where a successor corporation does not assume or substitute outstanding awards, all awards granted shall immediately become exercisable or shall vest without any further action or passage of time. The stated dollar amounts in this column reflect the spread value of all unvested stock options held by each named executive officer, excluding Mr. Boyle, on December 30, 2011, assuming a stock price of $0.75 per share, the closing price of our common stock on The NASDAQ Global Market on December 30, 2011, the last trading day of our 2011 fiscal year.
(2)

Upon termination of the applicable named executive officer’s employment by us without cause (as defined in the applicable named executive officer’s employment agreement) either before a change in control or after 12 months following a change in control (as defined in the applicable named executive officer’s employment agreement), such officer is entitled to (i) continued payment of his/her base salary for 12 months from the date of termination, (ii) accelerated vesting on 50% of his/her outstanding and unvested equity awards, and (iii) an extension of the post-termination exercise period on his/her outstanding options to 180 days following the date of termination. Upon termination of the applicable named executive officer’s employment by us without cause or resignation by the applicable named executive officer for good reason (as defined in the applicable named executive officer’s employment agreement) either upon or within 12 months following a change in control, such officer is entitled to (i) continued payment of his/her base salary for 24 months from the date of termination, (ii) accelerated vesting on all of his/her outstanding and unvested equity awards, and (iii) an extension of the post-termination exercise period on his/her outstanding options to 180 days following the date of termination. The receipt of the benefits described herein is contingent upon the applicable named executive officer signing a release of claims in a form we provide.
(3)	The stated dollar amounts reflect the spread value of the applicable portion of unvested stock options held by the applicable named executive officer on December 30, 2011, assuming a stock price of $0.75 per share, the closing price of our common stock on The NASDAQ Global Market on December 30, 2011, the last trading day of our 2011 fiscal year.
(4)	On July 24, 2011, Mr. Boyle ceased to be an employee of our company. In connection with his departure, on July 24, 2011, we entered into a separation agreement and release with Mr. Boyle. Pursuant to the terms of this agreement, Mr. Boyle received a lump sum cash payment of $113,507, the vesting of 116,666 shares subject to Mr. Boyle’s August 2008 option grant was accelerated and the post-separation exercise period for options to purchase up to 593,333 shares of our common stock was extended until December 30, 2011. Mr. Boyle did not exercise any of his options prior to the expiration of the post-separation exercise period. The agreement also contained a customary mutual waiver and release of claims and certain customary confidentiality, non-solicit, and non-disparagement provisions.
(5)	In addition to the potential payments described in footnote 2 above, if Ms. Toshav resigns from her employment because she is required to report to any person other than the Chief Executive Officer or the board of directors, then, subject to her execution of a release of claims in a form we provide, she would be entitled to (i) continued payment of his/her base salary for 12 months from the date of termination, (ii) accelerated vesting on 50% of his/her outstanding and unvested equity awards, and (iii) an extension of the post-termination exercise period on his/her outstanding options to 180 days following the date of termination.

For a further discussion of our obligations on a change in control or termination of a named executive officer, see also the discussion above under “Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Approval of Related Party Transactions

Pursuant to the Code of Conduct, authorization from the audit committee is required for a director or officer to enter into a related party transaction or a similar transaction which could result in a conflict of interest. Conflicts of interest are prohibited unless specifically authorized in accordance with the Code of Conduct. We are not aware of any related party transactions during the last fiscal year that would require disclosure.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the Securities and Exchange Commission and NASDAQ. Such directors, executive officers, and 10% shareholders are also required to furnish us with copies of all Section 16(a) forms that they file.

Based solely on a review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2011, our directors, executive officers, and 10% shareholders complied with all Section 16(a) filing requirements applicable to them.

Compensation Committee Interlocks and Insider Participation

During 2011, M. Kathleen Behrens, John Hodgman, William Goolsbee and Gil Price served on our compensation committee. During 2011, no member of our compensation committee was an officer or employee or formerly an officer of our company, and no member had any relationship that would require disclosure under Item 404 of Regulation S-K of the Securities Exchange Act of 1934. None of our executive officers has served on the board of directors or the compensation committee (or other board committee performing equivalent functions) of any other entity, one of whose executive officers served on our board of directors or on our compensation committee.

ANNUAL REPORT

A copy of our combined Annual Report to shareholders and Annual Report on Form 10-K for the year ended December 31, 2011 will be mailed to the shareholders of record as of May 14, 2012 together with the mailing of this proxy statement. An additional copy may be obtained from our website, www.avibio.com, or will be furnished, without charge, to beneficial shareholders or shareholders of record upon request in writing to Investor Relations, AVI BioPharma, Inc., 3450 Monte Villa Parkway, Suite 101, Bothell, Washington 98021 or by telephone to (425) 354-5038. Copies of exhibits to the Annual Report on Form 10-K are available for a nominal fee.

OTHER MATTERS

We know of no other matters to be submitted for consideration by the shareholders at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are therefore urged to execute and return, at your earliest convenience, the accompanying proxy card in the postage-prepaid envelope enclosed. You may also submit your proxy over the Internet or by telephone. For specific instructions, please refer to the information provided with your proxy card.

By Order of the Board of Directors,

Michael A. Jacobsen
Vice President of Finance and Secretary

Bothell, Washington

June 13, 2012

Appendix A

AGREEMENT AND PLAN OF MERGER

OF AVI BIOPHARMA, INC.,

A DELAWARE CORPORATION,

AND

AVI BIOPHARMA, INC.,

AN OREGON CORPORATION

This AGREEMENT AND PLAN OF MERGER, dated as of [                    ], 2012 (the Agreement”), is between AVI BioPharma, Inc., an Oregon corporation (“AVI Oregon”), and AVI BioPharma, Inc., a Delaware corporation and wholly-owned subsidiary of AVI Oregon (“AVI Delaware”). AVI Delaware and AVI Oregon are sometimes referred to herein as the “Constituent Corporations.”

RECITALS

WHEREAS, AVI Delaware is a corporation duly organized and existing under the laws of the State of Delaware and has a total authorized capital stock of 320,000,000 shares, of which 300,000,000 are designated as Common Stock, par value $0.0001 per share (the “AVI Delaware Common Stock”), and 20,000,000 are designated as Preferred Stock, par value $0.0001 per share (the “AVI Delaware Preferred Stock”), and, as of the date of this Agreement, and before giving effect to the transactions contemplated hereby, [            ] shares of AVI Delaware Common Stock are issued and outstanding, all of which are held by AVI Oregon, and no shares of AVI Delaware Preferred Stock are issued and outstanding;

WHEREAS, AVI Oregon is a corporation duly organized and existing under the laws of the State of Oregon and has a total authorized capital stock of 320,000,000 shares, of which 300,000,000 are designated as Common Stock, par value $0.0001 per share (the “AVI Oregon Common Stock”), and 20,000,000 are designated as Preferred Stock, par value $0.0001 per share (the “AVI Oregon Preferred Stock”), and, as of the date of this Agreement, and before giving effect to the transactions contemplated hereby, [            ] shares of AVI Oregon Common Stock are issued and outstanding, and no shares of AVI Oregon Preferred Stock are issued and outstanding;

WHEREAS, the Board of Directors of AVI Oregon has determined that, for the purpose of effecting the reincorporation of AVI Oregon in the State of Delaware, it is advisable and in the best interests of AVI Oregon and its shareholders that AVI Oregon merge with and into AVI Delaware upon the terms and conditions herein provided; and

WHEREAS, the respective Boards of Directors of the Constituent Corporations, the shareholders of AVI Oregon and the stockholder of AVI Delaware have approved this Agreement and have directed that this Merger Agreement be executed by the undersigned officers.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, AVI Delaware and AVI Oregon hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

I.	MERGER

1.1 Merger. In accordance with the provisions of this Agreement, the Delaware General Corporation Law and the Oregon Business Corporations Act, at the Effective Time (as hereinafter defined), AVI Oregon shall be merged with and into AVI Delaware (the “Merger”), the separate existence of AVI Oregon shall cease and AVI Delaware shall survive the Merger and shall continue to be governed by the laws of the State of Delaware. AVI Delaware shall be, and is herein sometimes referred to as, the “Surviving Corporation,” and the name of the Surviving Corporation shall be “AVI BioPharma, Inc.,” a Delaware corporation.

1.2 Filing and Effectiveness. The Merger shall become effective on the date and at the time of filing a Certificate of Merger with the Secretary of State of the State of Delaware and the equivalent filing with the Secretary of State of the State of Oregon, whichever occurs later (the “Effective Time”), all after satisfaction of the requirements of the applicable laws of such states.

1.3 Effect of the Merger. Upon the Effective Time, the separate existence of AVI Oregon shall cease, and AVI Delaware, as the Surviving Corporation, shall: (i) continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date, (ii) be subject to all actions previously taken by its and AVI Oregon’s Boards of Directors, (iii) succeed, without other transfer, to all of the assets, rights, powers and property of AVI Oregon in the manner as more fully set forth in Section 259 of the DGCL, (iv) continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Date, and (v) succeed, without other transfer, to all of the debts, liabilities and obligations of AVI Oregon in the same manner as if AVI Delaware had itself incurred them, all as more fully provided under the applicable provisions of the DGCL and the Oregon Business Corporation Act.

II.	CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1 Certificate of Incorporation. The Certificate of Incorporation of AVI Delaware as in effect immediately prior to the Effective Time shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.2 Bylaws. The Bylaws of AVI Delaware as in effect immediately prior to the Effective Time shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.3 Directors and Officers. The directors and officers of AVI Delaware immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their respective successors shall have been duly elected and qualified or until as otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

III.	MANNER OF CONVERSION OF STOCK

3.1 AVI Oregon Common Stock. Upon the Effective Time, each share of AVI Oregon Common Stock issued and outstanding immediately prior to the Merger shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into and exchanged for one (1) fully paid and nonassessable share of AVI Delaware Common Stock. No fractional share interests of AVI Delaware Common Stock shall be issued but shall, instead, be paid in cash or check by AVI Delaware to the holder of such shares in that amount equal to the fair market value of such fractional shares.

3.2 AVI Delaware Common Stock. Upon the Effective Time, each share of AVI Delaware Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by AVI Delaware, the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares, without any consideration being delivered in respect thereof.

3.3 Exchange of Certificates. After the Effective Time, each holder of an outstanding certificate representing shares of AVI Oregon Common Stock may, at such shareholder’s option, surrender the same for cancellation to an exchange agent designated by the Surviving Corporation (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates shares of AVI Oregon Common Stock outstanding immediately prior to the Effective Date shall be deemed for all purposes, from and after the Effective Date, to represent the number of shares of AVI Delaware Common Stock into which such shares of AVI Delaware Common Stock were converted in the Merger.

The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any shares of stock represented by such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of AVI Delaware Common Stock represented by such outstanding certificate as provided above.

Each certificate representing AVI Delaware Common Stock so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of AVI Oregon so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

3.4	AVI Oregon Equity Incentive Plans.

(a) Upon the Effective Date, the Surviving Corporation shall assume and continue any and all stock option, stock incentive, employee benefit and other equity-based award plans heretofore adopted by AVI Oregon (collectively, the “Plans”). Each outstanding and unexercised option, warrant or right to purchase or receive, or security convertible into, AVI Oregon Common Stock shall become an option, warrant or right to purchase or receive, or security convertible into, AVI Delaware Common Stock on the basis of one (1) share of AVI Delaware Common Stock for each share of AVI Oregon Common Stock issuable pursuant to any such option, warrant or right to purchase or receive, or convertible security, on the same terms and conditions and at an exercise price per share equal to the exercise price per share applicable to any such option, warrant or right to purchase or receive, or security convertible into, AVI Oregon Common Stock at the Effective Date. No other changes in the terms and conditions of such options will occur.

(b) A number of shares of AVI Delaware Common Stock shall be reserved for issuance under the Plans equal to the number of shares of AVI Oregon Common Stock so reserved immediately prior to the Effective Date.

IV.	CONDITIONS

4.1 Conditions to AVI Oregon’s Obligations. The obligations of AVI Oregon under this Merger Agreement shall be conditioned upon the occurrence of the following events:

(a) The principal terms of this Merger Agreement shall have been duly approved by the shareholders of AVI Oregon;

(b) Any consents, approvals or authorizations that AVI Oregon deems necessary or appropriate to be obtained in connection with the consummation of the Merger shall have been obtained, including, but not limited to, approvals with respect to federal and state securities laws; and

(c) The AVI Delaware Common Stock to be issued and reserved for issuance in connection with the Merger shall have been approved for listing by the NASDAQ Global Market.

V.	GENERAL

5.1 Covenants of AVI Delaware. AVI Delaware covenants and agrees that it will:

(a) Qualify to do business as a foreign corporation in the State of Oregon and in connection therewith irrevocably appoint an agent for service of process as required pursuant to the Oregon Business Corporation Act; and

(b) Take such other actions as may be required by the Oregon Business Corporation Act.

5.2 Further Assurances. From time to time, as and when required by AVI Delaware or by its successors or assigns, there shall be executed and delivered on behalf of AVI Oregon such deeds and other instruments, and there shall be taken or caused to be taken by AVI Delaware and AVI Oregon such further and other actions as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by AVI Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of AVI Oregon and otherwise to carry out the purposes of this Agreement, and the officers and directors of AVI Delaware are fully authorized in the name and on behalf of AVI Oregon or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

5.3 Abandonment. At any time before the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either AVI Oregon or of AVI Delaware, or of both, notwithstanding the approval of this Agreement by the shareholders of AVI Oregon.

5.4 Amendment. The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, provided that an amendment made subsequent to the adoption of this Agreement by the stockholders or shareholders of either Constituent Corporation shall not: (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation, (b) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

5.5 Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the Oregon Business Corporation Act.

5.6 Counterparts. In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement, having first been approved by resolutions of the Boards of Directors of AVI BioPharma, Inc., a Delaware corporation, and AVI BioPharma, Inc., an Oregon corporation, is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.

AVI BIOPHARMA, INC., a Delaware corporation

By:
Name:	Christopher Garabedian
Title:	President and Chief Executive Officer

AVI BIOPHARMA, INC., an Oregon corporation

By:
Name:	Christopher Garabedian
Title:	President and Chief Executive Officer

Appendix B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AVI BIOPHARMA, INC.

(a Delaware corporation)

ARTICLE I

The name of the corporation is AVI BioPharma, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is [                ], [                ], in the City of [                ], County of [                ]. The name of its registered agent at such address is [            ].

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

ARTICLE IV

A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is Three Hundred Twenty Million (320,000,000) shares, consisting of Three Hundred Million (300,000,000) shares of which shall be Common Stock and Twenty Million (20,000,000) shares of which shall be Preferred Stock. The Common Stock shall have a par value of $0.0001 per share and the Preferred Stock shall have a par value of $0.0001 per share.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized, by filing a certificate (a “Certificate of Designation”) pursuant to the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. (1) The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

(2) When there are six or more positions on the Board of Directors, those positions shall be divided into two equal or nearly equal classes, denoted Class I and Class II. In even years, stockholders will elect directors to fill all Class I positions and in odd years stockholders will elect directors to fill all Class II positions.

Notwithstanding the foregoing provisions of this Article V (A), each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(3) The Board of Directors or any individual director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors (the “Voting Stock”) or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then-outstanding shares of the Voting Stock.

(4) Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B. (1) Subject to Article X of the Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal Bylaws of the Corporation. Notwithstanding the foregoing, the Bylaws of the Corporation may be rescinded, altered, amended or repealed in any respect by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then-outstanding shares of the Voting Stock.

(2) The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

(3) Subject to the rights of the holders of series of Preferred Stock or any other class of stock or series thereof having a preference over the Common Stock as to dividends or upon liquidation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the taking of any action by written consent of the stockholders in lieu of a meeting of the stockholders is specifically denied.

(4) Special meetings of the stockholders of the Corporation may be called at any time by the president or the Board of Directors. A special meeting of the stockholders may be called by the president (or in the event of absence, incapacity or refusal of the president, by the secretary or any other officer) at the request of the holders of not less than one-tenth of all the outstanding shares of the Corporation entitled to vote at the meeting. The requesting stockholders shall sign, date and deliver to the secretary a written demand describing the purpose or purposes for holding the special meeting. No business may be transacted at such special meeting other than the business specified in such notice to stockholders.

(5) Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VI

A. To the maximum extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

B. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

C. Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of the Corporation’s certificate of incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

ARTICLE VIII

Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Amended and Restated Certificate of Incorporation or any Certificate of Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI and VII.

ARTICLE IX

This Amended and Restated Certificate of Incorporation shall be effective as of [                    ].

* * * *

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation on this [    ] day of [            ], [            ].

Christopher Garabedian
President and Chief Executive Officer

[Signature Page to AVI BioPharma, Inc. Amended and Restated Certificate of Incorporation]

Appendix C

BYLAWS OF

AVI BIOPHARMA, INC.

(a Delaware corporation)

(continued)

BYLAWS OF

AVI BIOPHARMA, INC.

ARTICLE I — CORPORATE OFFICES

1.1 REGISTERED OFFICE.

The registered office of AVI BioPharma, Inc. (the “Corporation”) shall be fixed in the Corporation’s certificate of incorporation, as the same may be amended from time to time (the “certificate of incorporation”).

1.2 OTHER OFFICES.

The Corporation’s board of directors (the “Board”) may at any time establish other offices at any place or places where the Corporation is qualified to do business.

ARTICLE II — MEETINGS OF STOCKHOLDERS

2.1 PLACE OF MEETINGS.

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 ANNUAL MEETING.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted.

2.3 SPECIAL MEETING.

A special meeting of the stockholders may be called at any time by the president or the Board. A special meeting of the stockholders may be called by the president (or in the event of absence, incapacity or refusal of the president, by the secretary or any other officer) at the request of the holders of not less than one-tenth of all the outstanding shares of the Corporation entitled to vote at the meeting. The requesting stockholders shall sign, date and deliver to the secretary a written demand describing the purpose or purposes for holding the special meeting.

No business may be transacted at such special meeting other than the business specified in such notice to stockholders. Nothing contained in this paragraph of this Section 2.3 shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board may be held.

2.4 ADVANCE NOTICE PROCEDURES FOR BUSINESS BROUGHT BEFORE A MEETING.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board or the chairperson of the Board, or (c) otherwise properly brought before the meeting by a stockholder present in person who (A)(1) was a beneficial owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 in all applicable respects, or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.3 of these bylaws, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (x) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 of these bylaws, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 of these bylaws.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C)(x) if such Proposing Person is (i) a general or limited partnership, syndicate or other group, the identity of each general partner and each person who functions as a general partner of the general or limited partnership, each member of the syndicate or group and each person controlling the general partner or member, (ii) a corporation or a limited liability company, the identity of each officer and each person who functions as an officer of the corporation or limited liability company, each person controlling the corporation or limited liability company and each officer, director, general partner and person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (iii) a trust, any trustee of such trust (each such person or persons set forth in the preceding clauses (i), (ii) and (iii), a “Responsible Person”), any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such Proposing Person and any material interests or relationships of such Responsible Person that are not shared generally by other record or beneficial holders of the shares of any class or series of the Corporation and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting, and (y) if such Proposing Person is a natural person, any material interests or relationships of such natural person that are not shared generally by other record or beneficial holders of the shares of any class or series of the Corporation and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting, (D) any material shares or any Synthetic Equity Position in any principal competitor of the Corporation in any principal industry of the Corporation held by such Proposing Persons, (E) a summary of any material discussions regarding the business proposed to be brought before the meeting (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder of the shares of any class or series of the Corporation (including their names), (F) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (G) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand, (H) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) and (I) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (I) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings between or among any of the Proposing Persons or between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

(iv) For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made and (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation or associate (within the meaning of Rule 12b-2 under the Exchange Act for the purposes of these bylaws) of such stockholder or beneficial owner.

(v) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(vi) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(vii) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders, other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(viii) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5 ADVANCE NOTICE PROCEDURES FOR NOMINATIONS OF DIRECTORS.

(i) Nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (a) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (b) by a stockholder present in person (A) who was a beneficial owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with this Section 2.5 as to such notice and nomination. The foregoing clause (b) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (x) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust.

(ii) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii) of these bylaws) thereof in writing and in proper form to the Secretary of the Corporation, (b) provide the information with respect to such stockholder and its proposed nominee as required by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (a) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (b) provide the information with respect to such stockholder and its proposed nominee as required by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4(ix) of these bylaws) of the date of such special meeting was first made. In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iii) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a) of these bylaws) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);

(b) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting);

(c) As to each person whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such proposed nominee were a Nominating Person, (B) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each proposed nominee or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(vi); and

(d) The Corporation may require any proposed nominee to furnish such other information (A) as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines or (B) that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee.

(iv) For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made and (c) any associate of such stockholder or beneficial owner or any other participant in such solicitation.

(v) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(vi) To be eligible to be a nominee for election as a director of the Corporation at an annual or special meeting, the proposed nominee must be nominated in the manner prescribed in Section 2.5 and must deliver (in accordance with the time period prescribed for delivery in a notice to such proposed nominee given by or on behalf of the Board), to the Secretary at the principal executive offices of the Corporation, (a) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (b) a written representation and agreement (in form provided by the Corporation) that such proposed nominee (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director and (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any proposed nominee, the Secretary of the Corporation shall provide to such proposed nominee all such policies and guidelines then in effect).

(vii) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(viii) No proposed nominee shall be eligible for nomination as a director of the Corporation unless such proposed nominee and the Nominating Person seeking to place such proposed nominee’s name in nomination have complied with this Section 2.5, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the proposed nominee in question (but in the case of any form of ballot listing other qualified nominees, only the ballots case for the nominee in question) shall be void and of no force or effect.

2.6 NOTIC E OF STOCKHOLDERS’ MEETINGS.

Unless otherwise provided by law, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.7 or Section 8.1 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7 MA NNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE

Notice of any meeting of stockholders shall be deemed given:

(i) if mailed, when deposited in the U.S. mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records; or

(ii) if electronically transmitted as provided in Section 8.1 of these bylaws.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given by mail or by a form of electronic transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8 QUORUM

Unless otherwise provided by law, the certificate of incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.9 ADJOURNED MEETING; NOTICE

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.10 CONDUCT OF BUSINESS

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business.

2.11 VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.13 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation or these bylaws, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

At all duly called or convened meetings of stockholders, at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the certificate of incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, all other elections and questions presented to the stockholders at a duly called or convened meeting, at which a quorum is present, shall be decided by the majority of the votes cast affirmatively or negatively (excluding abstentions and broker non-votes) and shall be valid and binding upon the Corporation.

2.12 STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Subject to the rights of the holders of the shares of any series of Preferred Stock or any other class of stock or series thereof having a preference over the Common Stock as to dividends or upon liquidation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

2.13 RECORD DATE FOR STOCKHOLDER NOTICE; VOTING; GIVING CONSENTS

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other such action.

If the Board does not so fix a record date:

(i) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(ii) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

2.14 PROXIES

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of a telegram, cablegram or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram or other means of electronic transmission was authorized by the stockholder.

2.15 LIST OF STOCKHOLDERS ENTITLED TO VOTE

The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

2.16 INSPECTORS OF ELECTION.

Before any meeting of stockholders, the Board shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The number of inspectors shall be either one (1) or three (3). If any person appointed as inspector fails to appear or fails or refuses to act, then the chairperson of the meeting may, and upon the request of any stockholder or a stockholder’s proxy shall, appoint a person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the authenticity, validity, and effect of proxies;

(ii) receive votes or ballots;

(iii) hear and determine all challenges and questions in any way arising in connection with the right to vote;

(iv) count and tabulate all votes;

(v) determine when the polls shall close;

(vi) determine the result; and

(vii) do any other acts that may be proper to conduct the election or vote with fairness to all stockholders.

The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three (3) inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III — DIRECTORS

3.1 PO WERS

Subject to the provisions of the DGCL and any limitations in the certificate of incorporation or these bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board.

3.2 NUMBER OF DIRECTORS

The authorized number of directors shall be determined from time to time by resolution of the Board, provided the Board shall consist of a minimum of one (1) and a maximum of seven (7) members. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy, shall hold office for two (2) years beginning at the time of their formal qualification in the year of their election until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

3.4 RESIGNATION AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. When one or more directors so resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Unless otherwise provided in the certificate of incorporation or these bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under these bylaws in the case of the death, removal or resignation of any director.

3.5 PLACE OF MEETINGS; MEETINGS BY TELEPHONE.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 REGULAR MEETINGS.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

3.7 SPECIAL MEETINGS; NOTICE.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the president, the secretary or a majority of the authorized number of directors.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by U.S. first-class mail, postage prepaid;

(iii) sent by facsimile; or

(iv) sent by electronic mail,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered or sent at least forty-eight (48) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 QUORUM.

At all meetings of the Board, a majority of the authorized number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

3.9 BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING.

Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10 FEES AND COMPENSATION OF DIRECTORS.

Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board shall have the authority to fix the compensation of directors.

3.11 REMOVAL OF DIRECTORS.

Except as otherwise provided by the DGCL, the Board of Directors or any individual director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors (the “Voting Stock”) or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then-outstanding shares of the Voting Stock.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE IV — COMMITTEES

4.1 COMMITTEES OF DIRECTORS.

The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 COMMITTEE MINUTES.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 MEETINGS AND ACTION OF COMMITTEES.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings and meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings and notice);

(iv) Section 3.8 (quorum);

(v) Section 7.12 (waiver of notice); and

(vi) Section 3.9 (action without a meeting),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board; and

(iii) notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

ARTICLE V — OFFICERS

5.1 OFFI CERS.

The officers of the Corporation shall be a president and a secretary. Such other officers and assistant officers as are deemed necessary or desirable may be appointed by the Board and shall have such powers and duties prescribed by the Board or the officer authorized by the Board to prescribe the duties of other officers. A duly appointed officer may appoint one or more officers or assistant officers if such appointment is authorized by the Board. Any two or more offices may be held by the same person.

5.2 APPOINTMENT OF OFFICERS.

The officers of the Corporation shall be appointed annually by the Board at the first meeting of the Board held after the annual meeting of the stockholders. If the officers hall not be appointed at the meeting, a meeting shall be held as soon thereafter as is convenient for such appointment of officers. Each officer shall hold until a successor shall have been duly appointed and qualified or until the officer’s death, resignation or removal.

5.3 SUBORDINATE OFFICERS.

The Board may appoint, or empower the president to appoint such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 REMOVAL AND RESIGNATION OF OFFICERS.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board at any regular or special meeting of the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 VACANCIES IN OFFICES.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.

5.6 REPRESENTATION OF SHARES OF OTHER CORPORATIONS.

The chairperson of the Board, the president, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other person authorized by the Board or the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 AUTHORITY AND DUTIES OF OFFICERS.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board or the stockholders and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

ARTICLE VI — RECORDS AND REPORTS

6.1 MAINTENANCE AND INSPECTION OF RECORDS.

The Corporation shall, either at its principal executive office or at such place or places as designated by the Board, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these bylaws as amended to date, accounting books and other records.

Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent so to act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in Delaware or at its principal executive office.

6.2 INSPECTION BY DIRECTORS.

Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director. The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a director is entitled to the inspection sought. The Court may summarily order the Corporation to permit the director to inspect any and all books and records, the stock ledger, and the stock list and to make copies or extracts therefrom. The Court may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as the Court may deem just and proper.

ARTICLE VII — GENERAL MATTERS

7.1 EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2 STOCK CERTIFICATES; PARTLY PAID SHARES.

The shares of the Corporation shall be represented by certificates or shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by the chairperson or vice-chairperson of the Board, or the president or vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3 SPECIAL DESIGNATION ON CERTIFICATES.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4 LOST CERTIFICATES.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5 CONSTRUCTION; DEFINITIONS.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.

7.6 DIVIDENDS.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.7 FISCAL YEAR.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.8 SEAL.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.9 TRANSFER OF STOCK.

Shares of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.10 STOCK TRANSFER AGREEMENTS.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.11 REGISTERED STOCKHOLDERS.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;

(ii) shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares; and

(iii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

7.12 WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VIII — NOTICE BY ELECTRONIC TRANSMISSION

8.1 NOTICE BY ELECTRONIC TRANSMISSION

Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the certificate of incorporation or these bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if:

(i) the Corporation is unable to deliver by electronic transmission two (2) consecutive notices given by the Corporation in accordance with such consent; and

(ii) such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)	if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)	if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(iii)	if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iv)	if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

8.2 DEFINITION OF ELECTRONIC TRANSMISSION

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

ARTICLE IX — INDEMNIFICATION

9.1 INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board.

9.2 INDEMNIFICATION OF OTHERS.

The Corporation shall have the power to indemnify and hold harmless, to the extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3 PREPAYMENT OF EXPENSES.

The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any officer or director of the Corporation, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

9.4 DETERMINATION; CLAIM.

If a claim for indemnification (following the final disposition of such Proceeding) or advancement of expenses under this Article IX is not paid in full within sixty (60) days after a written claim therefor has been received by the Corporation the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5 NON-EXCLUSIVITY OF RIGHTS.

The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6 INSURANCE.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7 OTHER INDEMNIFICATION.

The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8 CONTINUATION OF INDEMNIFICATION.

The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

9.9 AMENDMENT OR REPEAL.

The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

ARTICLE X — AMENDMENTS

Subject to the limitations set forth in Section 9.9 of these bylaws or the provisions of the certificate of incorporation, the Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. Any adoption, amendment or repeal of the bylaws of the Corporation by the Board shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the certificate of incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote at an election of directors.

AVI BIOPHARMA, INC.

CERTIFICATE OF BYLAWS

The undersigned hereby certifies that he or she is the duly elected, qualified, and acting Secretary of AVI BioPharma, Inc., a Delaware corporation, and that the foregoing bylaws were approved on [                    ] by the Corporation’s board of directors.

IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand this      day of [                    ].

Michael A. Jacobsen
Secretary

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

AVI BIOPHARMA, INC.

INTERNET http://www.proxyvoting.com/avii

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEMS 2, 3, 4, 5 AND 6.

Please mark your votes as indicated in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

ITEM 1. ELECTION OF DIRECTORS.

Elect four Group I directors for two-year terms or until their respective successors are elected and qualified.

Nominees:

01 Christopher Garabedian

02 William Goolsbee

03 Gil Price, M.D.

04 Hans Wigzell, M.D., Ph.D.

FOR ALL WITHHOLD FOR ALL *EXCEPTIONS

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

ITEM 2. APPROVAL OF THE REINCORPORATION OF THE COMPANY FROM OREGON TO DELAWARE.

Approve the change in our state of incorporation from Oregon to Delaware.

FOR

AGAINST

ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

ITEM 3. APPROVAL OF CORPORATE NAME CHANGE.

Approve the change in our name from “AVI BioPharma, Inc.” to “Sarepta Therapeutics, Inc.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4.

ITEM 4. APPROVAL OF REVERSE STOCK SPLIT.

Approve a reverse stock split to be effected in the sole discretion of the Board of Directors at any time prior to our next annual meeting of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 5.

ITEM 5. ADVISORY VOTE ON EXECUTIVE COMPENSATION. Approve an advisory vote on named executive officer compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 6.

ITEM 6. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

FOR

AGAINST

ABSTAIN

Mark Here for Address Change or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature

Signature

Date

You can now access your AVI BioPharma, Inc. account online.

Access your AVI BioPharma, Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for AVI BioPharma, Inc. now makes it easy and convenient to get current information on your shareholder account.

View account status

View certificate history

View book-entry information

View payment history for dividends

Make address changes

Obtain a duplicate 1099 tax form

Visit us on the web at http://www.cpushareownerservices.com For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at http://www.cpushareownerservices.com where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the 2012 Annual Meeting of Shareholders. The Proxy Statement and the 2011 Annual Report to Shareholders are available at: http://shareowner.mobular.net/shareowner/avii

FOLD AND DETACH HERE

PROXY AVI BIOPHARMA, INC.

2012 Annual Meeting of Shareholders – July 10, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Christopher Garabedian and Michael Jacobsen, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of AVI BioPharma, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2012 Annual Meeting of Shareholders of the company to be held July 10, 2012 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments

(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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